As filed with the Securities and Exchange Commission on August 14, 2018.

Registration No. 333- 226389

SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TIMBERLAND BANCORP, INC.
(Exact name of registrant as specified in its charter)

Washington	6036	91-1863696
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

624 Simpson Avenue
Hoquiam, Washington, 98550
(360) 533-4747

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Dean J. Brydon
Chief Financial Officer
Timberland Bancorp, Inc.
624 Simpson Avenue
Hoquiam, Washington 98550
(360) 533-4747

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

John F. Breyer, Jr., Esq. Breyer & Associates PC 8180 Greensboro Drive, Suite 785 McLean, Virginia 22102 (703) 883-1100	Glen P. Garrison, Esq. Keller Rohrback L.L.P. 1201 Third Avenue, Suite 3200 Seattle, Washington 98101 (206) 224-7573

________________________
Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and upon consummation of the transactions described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer", "non-accelerated filer","smaller reporting company", and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer	☐	Accelerated Filer	⊠
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. 
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, par value $.01 per share	904,918 shares	N/A	$17,775,000	$2,213.00 *

*	Previously Paid
(1)
Pursuant to Rule 416, this registration statement also covers an indeterminate number of additional shares of common stock of Timberland Bancorp, Inc. ("Timberland Bancorp") as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)
Represents the estimated maximum number of shares of common stock of Timberland Bancorp issuable upon completion of the merger described in this registration statement, in exchange for shares of the common stock of South Sound Bank.

(3)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and calculated pursuant to Rule 457(f)(2) and 457(f)(3) under the Securities Act, the proposed maximum aggregate offering price of the shares of Timberland Bancorp common stock registered hereby is equal to (A) $17,775,000, which is the book value of the estimated maximum number of shares of South Sound Bank common stock to be exchanged in the merger as of June 30, 2018, the latest practicable date prior to the filing of this registration statement, minus (B) $6,900,000, which is the estimated maximum amount of cash consideration payable by Timberland Bancorp in the merger.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS—SUBJECT TO COMPLETION—DATED AUGUST 14 , 2018

To the Shareholders of South Sound Bank:
You are cordially invited to attend the special meeting of shareholders of South Sound Bank. The special meeting will be held on Thursday , September 27 , 2018, at  6:00 p.m. , Pacific Time at the main office of South Sound Bank, located at 2850 Harrison Avenue NW, Olympia, Washington 98502.
As described in the enclosed proxy statement/prospectus, the board of directors of South Sound Bank has approved a merger agreement that provides for the merger of South Sound Bank with and into Timberland Bank with Timberland Bank being the surviving entity in the merger. Timberland Bank is a direct wholly owned subsidiary of Timberland Bancorp, Inc.. We refer to Timberland Bancorp, Inc. as "Timberland"  in this proxy statement/prospectus. We are seeking your vote on this important transaction, as well as the other matters to be considered at the special meeting.
Under the terms of the merger agreement, South Sound Bank shareholders will have the right, with respect to each of their South Sound Bank common shares, to receive 0.7460 of a share of Timberland common stock and $5.68825 in cash, which we refer to as the "merger consideration." As of May 22, 2018, the date the merger was announced, the merger consideration was valued at $30.42 per South Sound Bank common share or approximately $36.90 million in the aggregate based on Timberland's closing stock price of $33.15 on that date.    Based on the closing price of Timberland's common stock of $[•] on [•] [•], 2018, the last trading day before the date of this proxy statement/prospectus, the value of the merger consideration payable to South Sound Bank shareholders was $[•] per share or $[•] million in the aggregate.
You should obtain current stock quotations for Timberland common shares.  Timberland common shares trade on Nasdaq under the symbol "TSBK."  South Sound Bank's common stock is not listed or traded on any established securities exchange or quotation system.
We expect the transaction to be tax-free for South Sound Bank shareholders with respect to the Timberland shares they receive, but it is not tax-free with respect to the cash they receive.  After completion of the merger, based on the issued and outstanding Timberland common shares as of  August 16 , 2018 and the estimated 904,918 Timberland common shares to be issued to South Sound Bank shareholders, South Sound Bank shareholders would own approximately 11% of Timberland's common shares (ignoring any Timberland common shares they may already own).
We cannot complete the merger unless the holders of two-thirds of the outstanding South Sound Bank common shares vote to approve the merger agreement. Your vote is very important. South Sound Bank will hold its special meeting of shareholders on  September 27 , 2018 to vote on the merger agreement. Your board of directors recommends that you vote FOR approval of the merger agreement and the other items to be considered at the special meeting. Whether or not you plan to attend the special meeting, please take the time to vote on the proposal to approve the merger agreement and the other matters to be considered by following the instructions that accompany your proxy card and casting your vote by returning your completed, signed, and dated proxy card in the enclosed envelope (please allow a minimum of 10 days for your proxy card to be processed). Please vote as soon as possible to make sure that your shares are represented at the special meeting. If you do not vote, it will have the same effect as voting against the merger agreement.
We encourage you to read carefully the detailed information about the merger contained in this proxy statement/prospectus, including the section entitled "Risk Factors" beginning on page 13 . This proxy statement/prospectus incorporates important business and financial information and risk factors about Timberland that are not included in or delivered with this document. See the section entitled "Where You Can Find More Information" on page 67 .
We look forward to seeing you at the special meeting.

Daniel D. Yerrington President and Chief Executive Officer South Sound Bank

Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved the Timberland common shares to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities that Timberland is offering through this proxy statement/prospectus are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of Timberland and they are not insured by the Federal Deposit Insurance Corporation or any other government agency.
This proxy statement/prospectus is dated [•], 2018 and is first being mailed to South Sound Bank shareholders or otherwise delivered to South Sound Bank shareholders on or about [•], 2018.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Timberland from documents filed with the Securities and Exchange Commission, or the SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Timberland at no cost from the SEC's website at www.sec.gov or by requesting them in writing or by telephone from Timberland:

Timberland Bancorp, Inc.
624 Simpson Avenue
Hoquiam, Washington 98550
Attn: Investor Relations
(360) 533-4747

All website addresses given in this proxy statement/prospectus are for information only and are not intended to be an active link or to incorporate any website information into this proxy statement/prospectus.
You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [•] [•], 2018, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of the date of the document that includes such information. Neither the mailing of this proxy statement/prospectus to South Sound Bank shareholders nor the issuance by Timberland of Timberland common shares in connection with the merger will create any implication to the contrary.

Please note that copies of this proxy statement/prospectus provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into this proxy statement/prospectus.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this proxy statement/prospectus regarding Timberland has been provided by Timberland and information contained in this proxy statement/prospectus regarding South Sound Bank has been provided by South Sound Bank.

If you would like to request documents, please do so by  September 7 , 2018 in order to receive them before South Sound Bank's special meeting of shareholders. See the section entitled "Where You Can Find More Information" on page 67 .

South Sound Bank
 2850 Harrison Avenue NW
Olympia, Washington 98502

NOTICE OF SPECIAL MEETING OF SOUTH SOUND BANK SHAREHOLDERS

•	Date:	September 27 , 2018
•	Time:	6:00 p.m., Pacific Time
•	Place:	South Sound Bank Main Office 2850 Harrison Avenue NW Olympia, Washington 98502

TO OUR SHAREHOLDERS:
We are pleased to notify you of and invite you to attend a special meeting of shareholders. At the special meeting, you will be asked to vote on the following matters:
•
approval of the Agreement and Plan of Merger, dated as of May 22, 2018, by and between Timberland Bancorp, Inc. ("Timberland"), Timberland Bank and South Sound Bank ("South Sound Bank") (the "merger agreement"). The merger agreement provides the terms and conditions under which it is proposed that South Sound Bank merge with and into Timberland Bank, as described in the accompanying proxy statement/prospectus;

•
a proposal of the South Sound Bank board of directors to adjourn or postpone the special meeting, if necessary or appropriate to solicit additional proxies in favor of the merger agreement (which we refer to as the "adjournment proposal"); and

•	any other business that may be properly submitted to a vote at the special meeting or any adjournment or postponement of the special meeting.
Only shareholders of record at the close of business on August 16 , 2018 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. The affirmative vote of the holders of two-thirds of the outstanding South Sound Bank common shares as of that date is required to approve the merger agreement. The adjournment proposal will be approved if a majority of the votes cast are voted in favor of the proposal.
In connection with the proposed merger, you may exercise dissenters' rights as provided under the Revised Code of Washington, or RCW 30A.49.090.  If you meet all of the requirements under applicable Washington law, and follow all of its required procedures, you may receive cash in the amount equal to the fair value of your shares. The procedure for exercising your dissenters' rights is summarized under the heading "Dissenters' Rights" in the attached proxy statement/prospectus. The relevant Washington statutory provisions regarding dissenters' rights are attached to this document as Appendix C.
South Sound Bank's board of directors has unanimously approved the merger agreement, believes that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of South Sound Bank and its shareholders, and unanimously recommends that South Sound Bank shareholders vote "FOR" the approval of the merger agreement and "FOR" the adjournment proposal.

Your vote is very important. To ensure that your shares are voted at the special meeting, please follow the instructions that accompany your proxy card and cast your vote by returning your completed, signed, and dated proxy card in the enclosed envelope (please allow a minimum of 10 days for your proxy card to be processed).

BY ORDER OF THE BOARD OF DIRECTORS

[•], 2018	Steve Hanson Secretary

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SOUTH SOUND BANK SPECIAL MEETING	1
SUMMARY	5
RISK FACTORS	13
Risks Related to the Merger	13
Risks Relating to Timberland's Business	15
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	16
SELECTED CONSOLIDATED FINANCIAL INFORMATION OF TIMBERLAND	18
SELECTED CONSOLIDATED FINANCIAL INFORMATION OF SOUTH SOUND BANK	20
UNAUDITED PRO FORMA PER SHARE DATA	22
MARKET PRICE DATA AND DIVIDEND INFORMATION	24
Comparative Market Price Information	24
Historical Market Prices and Dividend Information	24
THE SPECIAL MEETING OF SOUTH SOUND BANK SHAREHOLDERS	26
Voting and Proxy Procedure	26
Proxy Solicitation	28
Security Ownership of Management and Certain Beneficial Owners	28
THE MERGER	30
General	30
Background of the Merger	30
Recommendation of the South Sound Bank Board of Directors and Reasons of South Sound Bank for the Merger	32
Opinion of South Sound Bank's Financial Advisor	35
Reasons of Timberland and Timberland Bank for the Merger	41
Conversion of Shares and Exchange of Certificates	42
Regulatory Approvals Required for the Merger	42
Accounting Treatment	42
Interests of Certain Persons in the Merger	43
Method of Effecting the Acquisition	45
Effective Time	45
Declaration and Payment of Dividends and Stock Transfers	45
No Fractional Shares	45
Share Matters	45
Public Trading Markets	46
THE MERGER AGREEMENT	46
The Merger	46
Effective Time and Completion of the Merger	46
Consideration to be Received in the Merger	46
Exchange Procedures	47
Conduct of Business Pending the Merger	48
Agreement Not to Solicit Other Offers	50
Representations and Warranties	51
Special Meeting and Recommendation of South Sound Bank's Board of Directors	53
Conditions to Completion of the Merger	53
Termination of the Merger Agreement	54
Employee and Benefit Plan Matters	55
Indemnification and Continuance of Director and Officer Liability Coverage	56
Expenses	56
Amendment, Waiver and Extension of the Merger Agreement	56
Voting Agreements	56
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	58
Tax Consequences of the Merger Generally	59
Cash Received Instead of a Fractional Timberland Common Share	60
Cash Received on Exercise of Dissenters' Rights	60

i

Possible Treatment of Gain as a Dividend	61
Net Investment Income Tax	61
Backup Withholding and Information Reporting	62
DESCRIPTION OF TIMBERLAND CAPITAL STOCK	62
General	62
Common Shares	62
Preferred Shares	63
Other Anti-Takeover Provisions	63
Transfer Agent	63
COMPARISON OF SHAREHOLDER RIGHTS	63
Authorized Shares	64
Restrictions on Voting Rights	64
Number of Directors and Directors' Terms	64
Removal of Directors	64
Filling Vacancies on the Board of Directors	65
Special Meetings of Shareholders and Action Without a Meeting	65
Amendment of Articles of Incorporation and Bylaws	65
Business Combinations with Certain Persons	65
DISSENTERS' RIGHTS	66
ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING	66
OTHER MATTERS	67
LEGAL MATTERS	67
EXPERTS	67
WHERE YOU CAN FIND MORE INFORMATION	67

Appendix A Agreement and Plan of Merger	A-1
Appendix B Opinion of Wedbush Securities Inc.	B-1
Appendix C Washington Dissenters' Rights Statute	C-1

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SOUTH SOUND BANK
SPECIAL MEETING

The following are some of the questions that you, as a shareholder of South Sound Bank, may have regarding the proposed transaction and the special meeting and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this document, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this document. We urge you to read this document in its entirety prior to making any decision as to your South Sound Bank common shares and the merger agreement.
Q1:            Why do South Sound Bank and Timberland Bank want to merge?
A1.            We want to merge because we each believe the merger will benefit our community, customers, employees and shareholders. We each have long been committed to serving our local customer base. In addition, for South Sound Bank, the merger will allow its customers access to a number of products and services that cannot be offered to them now on a cost-effective basis, and will expand the number of branch locations available to them.
Q2:            What will South Sound Bank shareholders receive in the merger?
A2:            Each outstanding share of South Sound Bank common stock (except for dissenting shares) will be converted into the right to receive, promptly following the completion of the merger, 0.7460 of a share of Timberland common stock and $5.68825 in cash (which we refer to as the "merger consideration").  Timberland will not issue any fractional shares of Timberland common stock in the merger.  South Sound Bank shareholders who would otherwise be entitled to a fractional share of Timberland common stock upon completion of the merger will instead receive an amount in cash (rounded to the nearest cent) equal to the fractional share interest multiplied by the average of the daily volume weighted closing price (rounded to the nearest one ten thousandth) of Timberland common stock on Nasdaq for the five trading days ending on the trading day immediately preceding the closing date of the merger (which we refer to as the "Timberland average closing price").
Q3:            Will the value of the merger consideration change between the date of this document and the time the merger is completed?
A3:            Yes. Although the merger consideration is fixed, the value of the stock portion of the merger consideration will fluctuate between the date of this document and the completion of the merger based upon the market value of the Timberland common shares.  Therefore, in these circumstances, any fluctuation in the market price of Timberland common shares after the date of this document will change the value of the Timberland common shares that South Sound Bank shareholders will receive.
Q4:            When and where is the special meeting?
A4:              The special meeting will be held at the South Sound Bank main office located at 2850 Harrison Avenue NW, Olympia, Washington 98502 on Thursday, September 27, 2018 at 6:00 p.m., local time .
Q5:            What is being voted on at the special meeting?
A5:            South Sound Bank shareholders will be voting on the approval of the merger agreement, as well as any proposal of the South Sound Bank board of directors to adjourn or postpone the special meeting, if necessary or appropriate to solicit additional proxies in favor of the merger agreement (which we refer to as the "adjournment proposal").
Q6:            Who is entitled to vote at the special meeting?
A6:            South Sound Bank shareholders of record at the close of business on August 16 , 2018, the record date for the special meeting, are entitled to receive notice of and to vote on matters that come before the special meeting and any adjournments or postponements of the special meeting. However, a South Sound Bank shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the special meeting.

Q7:            How do I vote?
A7:            After carefully reading and considering the information contained in this document, please follow the instructions that accompany your proxy card and cast your vote as soon as possible by returning your completed, signed, and dated proxy card in the enclosed envelope (please allow a minimum of 10 days for your proxy card to be processed). You may also attend the special meeting and vote in person. Even if you are planning to attend the special meeting, we request that you cast your vote by proxy card. For more detailed information, please see the section entitled "The Special Meeting of South Sound Bank Shareholders" beginning on page 26 .
Q8:            How many votes do I have?
A8:            Each South Sound Bank common share that you own as of the record date entitles you to one vote. As of the close of business on August 16 , 2018, there were 1,213,027 outstanding South Sound Bank common shares.  As of that date,  42.5% of the outstanding South Sound Bank common shares entitled to vote were held by directors and executive officers of South Sound Bank and their respective affiliates.
Q9:            What constitutes a quorum at the special meeting?
A9:            The presence of the holders of a majority of the shares entitled to vote at the special meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you return a signed and dated proxy card, or if you vote in person at the special meeting.
Q10:            Why is my vote important?
A10:            If you do not vote by proxy or in person at the special meeting, it will be more difficult for South Sound Bank to obtain the necessary quorum to hold its special meeting. In addition, if you fail to vote, by proxy or in person, it will have the same effect as a vote against approval of the merger agreement. The merger agreement must be approved by the holders of two-thirds of the outstanding South Sound Bank common shares entitled to vote at the special meeting. If you are the record holder of your shares (meaning a stock certificate has been issued in your name and/or your name appears on South Sound Bank's stock ledger) and you respond but do not indicate how you want to vote, your proxy will be counted as a vote in favor of approval of the merger agreement, as well as a vote in favor of approval of the adjournment proposal. If your shares are held in street name with a broker, your broker will vote your shares on the merger agreement proposal only if you provide instructions to it on how to vote. Shares that are not voted because you do not properly instruct your broker will have the effect of votes against approval of the merger agreement.
If you respond and abstain from voting, your abstention will have the same effect as a vote against approval of the merger agreement but will have no effect on the adjournment proposal.
Q11:            What is the recommendation of the South Sound Bank board of directors?
A11:            The South Sound Bank board of directors unanimously recommends a vote "FOR" approval of the merger agreement and "FOR" approval of the adjournment proposal.
Q12:            What if I return my proxy but do not mark it to show how I am voting?
A12:            If your proxy card is signed and returned without specifying your choice, your shares will be voted in favor of approval of both the merger agreement and adjournment proposal in accordance with the recommendation of the South Sound Bank board of directors.
Q13:            Can I change my vote after I have mailed my signed proxy card?
A13:            Yes. If you are a holder of record of South Sound Bank common shares, you may revoke your proxy at any time before it is voted by:
 •  signing and returning a proxy card with a later date,

 •                 delivering a written revocation to South Sound Bank's corporate secretary, or
 •                 attending the special meeting in person and voting by ballot at the special meeting.
Attendance at the special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by South Sound Bank after the vote is taken at the special meeting will not affect your previously submitted proxy. South Sound Bank's corporate secretary's mailing address is: Corporate Secretary, South Sound Bank, 2850 Harrison Avenue NW, Olympia, Washington 98502. If your shares are held in "street name" through a bank or broker, you should contact your bank or broker to change your voting instructions.
Q14:            What regulatory approvals are required to complete the merger?
A14:            In order to complete the merger, Timberland Bank and South Sound Bank must first obtain all regulatory approvals, consents and orders required in connection with the merger. Accordingly, the parties must obtain the approval of the Federal Deposit Insurance Corporation (the "FDIC")  and the Washington State Department of Financial Institutions (the "DFI"). Applications were filed with the DFI and FDIC on June 15, 2018 and approvals were received on July 10, 2018 and July 27, 2018, respectively .
Q15:            Do I have dissenters' or appraisal rights with respect to the merger?
A15:            Yes. Under Washington law, you have the right to dissent from the merger. To exercise dissenters' rights of appraisal you must strictly follow the procedures prescribed by the Revised Code of Washington, or the RCW 30A.49.090. To review these procedures in more detail, see the section entitled "Dissenters' Rights" beginning on page 66 , and Appendix C of this proxy statement/prospectus.
Q16:            What are the material U.S. federal income tax consequences of the merger to me?
A16:            The merger is expected to qualify for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to throughout this proxy statement/prospectus as the Code. A South Sound Bank shareholder generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess, if any, of the sum of the cash received (other than cash received in lieu of a fractional share) and the fair market value of the Timberland common stock received pursuant to the merger over that holder's adjusted tax basis in its shares of South Sound Bank common stock surrendered) and (2) the amount of cash received (other than cash received in lieu of a fractional share) pursuant to the merger. In addition, South Sound Bank shareholders will recognize gain or loss with respect to the receipt of cash in lieu of fractional shares.

For further information concerning U.S. federal income tax consequences of the merger, see the section entitled  "Material United States Federal Income Tax Consequences of the Merger" beginning on page 58 .
Q17:            What risks should I consider before I vote on the merger?
A17:            We encourage you to read carefully the detailed information about the merger contained in this document, including the section entitled "Risk Factors" beginning on page 13 .
Q18:            When do you expect to complete the merger?
A18:            We are working to complete the merger in the quarter ending December 31, 2018. We must first obtain the necessary regulatory approvals and the approval of South Sound Bank's shareholders at the special meeting. In the event of delays, the date for completing the merger can occur as late as March 31, 2019, after which South Sound Bank and Timberland would need to mutually agree to extend the closing date of the merger. We cannot assure you as to if and when all the conditions to the merger will be met nor can we predict the exact timing. It is possible we will not complete the merger.

Q19:  What happens if the merger is not completed?
A19:            If the merger is not completed, holders of South Sound Bank common shares will not receive any consideration for their shares in connection with the merger. Instead, South Sound Bank will remain an independent company and its common stock will continue to not be listed or traded on any established securities exchange or quotation system.  In addition, under the merger agreement, a termination fee may be required to be paid by South Sound Bank in certain circumstances or may be required to be paid by Timberland in other circumstances. See "The Merger Agreement—Termination of the Merger Agreement" beginning on page  54  for a complete discussion of the circumstances under which a termination fee would be required to be paid.
Q20:            If I am a holder of South Sound Bank common shares in certificated form, should I send in my stock certificates now?
A20:            No. Please do not send in your South Sound Bank stock certificates with your proxy. After completion of the merger, the exchange agent will send you instructions for exchanging South Sound Bank stock certificates for the merger consideration. See "The Merger Agreement—Exchange Procedures."
Q21:            What should I do if I hold my South Sound Bank common shares in book-entry form at a bank or broker?
A21:            You are not required to take any special additional actions if your South Sound Bank common shares are held in book-entry form at a bank or broker. After the completion of the merger, the exchange agent will send you instructions for converting your book entry shares for the merger consideration. See "The Merger Agreement—Exchange Procedures."
Q22:            Whom should I contact if I have questions about this document or voting matters or to obtain additional copies of this document?
A22:	South Sound Bank 2850 Harrison Avenue NW Olympia, Washington 98502 Attn: Steve Hanson, Chief Financial Officer (360) 705-4200

SUMMARY
This summary highlights selected information included in this document but does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents to which this document refers for a more complete understanding of the matters being considered at the special meeting. See the section entitled "Where You Can Find More Information" beginning on page 67 . Unless we have stated otherwise, all references in this document to Timberland are to Timberland Bancorp, Inc., and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of May 22, 2018, between Timberland, Timberland Bank and South Sound Bank, a copy of which is attached as Appendix A to this document. In this document, we often refer to the "combined company," which means, following the merger, Timberland and its subsidiaries including South Sound Bank. References to "we," "us" and "our" in this document mean Timberland, Timberland Bank and South Sound Bank together.
The parties

Timberland Bancorp, Inc.
624 Simpson Avenue
Hoquiam, Washington 98550
Attn: Investor Relations
 (360) 533-4747
Timberland is a bank holding company incorporated under the laws of the State of Washington and the parent company of Timberland Bank.  Timberland is subject to regulation by the Federal Reserve Board.  Timberland had total consolidated assets of approximately $1.0 billion, total deposits of approximately $880.4 million and total consolidated stockholders' equity of approximately $117.8 million at March 31, 2018. Timberland's principal executive offices are located at 624 Simpson Avenue, Hoquiam, Washington 98550 and its telephone number is (360) 533-4747. Timberland trades on the Nasdaq Global Market under the symbol "TSBK."

Timberland Bank
624 Simpson Avenue
Hoquiam, Washington 98550
 (360) 533-4747

Timberland Bank is a state-chartered, FDIC-insured savings bank with 22 banking offices (including its main office in Hoquiam) located in Washington. Timberland Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services.  Timberland Bank is examined and regulated by the DFI and the FDIC.

South Sound Bank
2850 Harrison Avenue NW
Olympia, Washington 98502
Attn: Steve Hanson, Chief Financial Officer
 (360) 705-4200
South Sound Bank is a state chartered, FDIC-insured commercial bank. South Sound Bank is examined and regulated by the DFI and the FDIC. South Sound Bank was opened in 2000 by local business people to deliver loan and deposit product solutions through experienced and professional bankers to businesses and individuals. South Sound Bank serves Olympia, Washington with two offices.  South Sound Bank had total assets of approximately $186.9 million, total deposits of approximately $160.7 million and total stockholders' equity of approximately $24.2 million at March 31, 2018.

The merger (Page 30 )

We propose a merger in which South Sound Bank will merge with and into Timberland Bank.  As a result of the merger, South Sound Bank will cease to exist as a separate financial institution.
Based on the number of Timberland common shares and South Sound Bank common shares outstanding as of March 31, 2018, South Sound Bank shareholders will collectively own up to approximately 11% of the outstanding Timberland common shares after completion of the merger. See the section entitled "The Merger Agreement—Consideration to be Received in the Merger."
We expect the merger of South Sound Bank and Timberland to be completed during the quarter ending December 31, 2018.  If the merger is not completed by March 31, 2019, South Sound Bank and Timberland would need to mutually agree to extend the closing date of the merger.
Approval of the merger agreement requires the affirmative vote, in person or by proxy, of two-thirds of the outstanding South Sound Bank common shares. No vote of Timberland shareholders is required (or will be sought) in connection with the merger.  Timberland, as the sole shareholder of Timberland Bank, has approved the merger agreement and the merger.
The merger agreement (Page 46 )

The merger agreement is described beginning on page 46 . The merger agreement also is attached as Appendix A to this document. We urge you to read the merger agreement in its entirety because it contains important provisions governing the terms and conditions of the merger.
Consideration to be received in the merger (Page 46 )
In the merger, South Sound Bank shareholders will have the right, with respect to each of their South Sound Bank common shares, to receive, as described below, an amount of Timberland common shares equal to the exchange ratio, which is 0.7460 and $5.68825 in cash. The value of the stock portion of the consideration to be received by South Sound Bank shareholders in the merger will vary with the trading price of Timberland common shares between now and the completion of the merger. See "The Merger Agreement-Consideration to be Received in the Merger."

South Sound Bank shareholders will own approximately 11% of the outstanding Timberland common shares after the merger (Page 46 )

Based on the number of Timberland common shares and South Sound Bank common shares outstanding as of March 31, 2018, South Sound Bank shareholders will collectively own approximately 11% of the outstanding Timberland common shares after the merger. See the section entitled "The Merger Agreement—Consideration to be Received in the Merger."
Recommendation of the South Sound Bank board of directors and reasons of South Sound Bank for the merger (Page  32 )
The South Sound Bank board of directors believes the merger is in the best interests of South Sound Bank and the South Sound Bank shareholders. The South Sound Bank board of directors unanimously recommends that South Sound Bank shareholders vote "FOR" the approval of the merger agreement. For the factors considered by the South Sound Bank board of directors in reaching its decision to approve the merger agreement and making its recommendation, see  "The Merger—Recommendation of the South Sound Bank Board of Directors and Reasons of South Sound Bank for the Merger."

Opinion of South Sound Bank's financial advisor (Page 35 )
In connection with the merger, South Sound Bank's financial advisor, Wedbush Securities Inc. or Wedbush, delivered a written opinion, dated May 22, 2018, to the South Sound Bank board of directors as to the fairness, from a financial point of view as of such date, to the holders of South Sound Bank common shares of the merger consideration to be received by them in the merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Wedbush in preparing the opinion, is attached as Appendix B to this proxy statement/prospectus.  You should read the opinion and the description of Wedbush's opinion contained in this proxy statement/prospectus carefully in their entirety.
Wedbush's opinion speaks only as of the date of the opinion.  The opinion of Wedbush does not reflect any developments that may have occurred or may occur after the date of its opinion and prior to the completion of the merger.  The opinion was for the information of, and was directed to, the South Sound Bank board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion does not constitute a recommendation to the South Sound Bank board of directors in connection with the merger, and it does not constitute a recommendation to any holder of South Sound Bank common shares or any shareholder or any other person as to how to vote in connection with the merger or any other matter.  Wedbush's opinion does not address the underlying business decision of South Sound Bank to engage in the merger or enter into the merger agreement, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for South Sound Bank or the effect of any other transaction in which South Sound Bank might engage.
Share price information (Page 24 )

Timberland common shares are traded on Nasdaq under the symbol "TSBK." South Sound Bank's common shares are not listed or traded on any established securities exchange or quotation system

The following table sets forth (a) the last reported sale prices per share of Timberland common shares on (i) May 22, 2018, the last trading day preceding public announcement of the signing of the merger agreement and (ii) [•] [•], 2018, the last practicable date prior to the mailing of this proxy statement/prospectus and (b) the equivalent price per South Sound Bank share, determined by multiplying the exchange ratio of 0.7460 by such prices and then adding the cash consideration of $5.68825.

	Historical market value per share of Timberland	Equivalent value per share of South Sound Bank
May 22, 2018	$33.15	$30.42
[•], 2018	[•]	[•]

South Sound Bank's directors and executive officers have interests in the merger that differ from, or are in addition to, your interests in the merger (Page 43)

You should be aware that some of the directors and executive officers of South Sound Bank have interests in the merger that are different from, or are in addition to, the interests of South Sound Bank shareholders. These interests may create potential conflicts of interest. South Sound Bank's board of directors was aware of and considered these interests, among other matters, when making its decisions to approve the merger agreement and in recommending that South Sound Bank shareholders vote in favor of approving the merger agreement. These include the following:
•	Following the completion of the merger, Dan Yerrington, the current Chief Executive Officer of South Sound Bank will join the Timberland and Timberland Bank boards of directors;
•	Dan Yerrington and Executive Vice President and Chief Financial Officer Steve Hanson will receive change in control payments of $747,424 and $430,000, respectively;

•	Messrs. Yerrington and Hanson will receive payments under the deferred compensation plan of $963,800 and $658,419, respectively;
•	Executive officers are participants in South Sound Bank's Employee Stock Ownership Plan or ESOP. In connection with the merger, the ESOP will be terminated;
•
Messrs. Yerrington and Hanson are participants in a survivor income plan which will provide a payment to their respective designated beneficiaries in the event either of them die prior to termination of their employment at South Sound Bank;

•
South Sound Bank's directors and executive officers will receive indemnification from Timberland for their past acts and omissions in their capacities as directors and officers as well as continuing insurance coverage with respect thereto for a period of six years after completion of the merger, to the fullest extent permitted under South Sound Bank's organizational documents and to the fullest extent otherwise permitted by law; and

•
Each director and executive officer has entered into a voting agreement in favor of Timberland agreeing to vote his or her South Sound Bank common shares for approval of the merger agreement and approval of the adjournment proposal.

For a more complete description of these interests, see "The Merger – Interests of Certain Persons in the Merger" on page 43 .
Material United States federal income tax considerations of the merger (Page 58 )
The merger is expected to qualify for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. As a result, a South Sound Bank shareholder generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess, if any, of the sum of the cash received (other than cash received in lieu of a fractional Timberland common share) and the fair market value of the Timberland common stock received pursuant to the merger over that holder's adjusted tax basis in its shares of South Sound Bank common stock surrendered) and (2) the amount of cash received (other than cash received in lieu of a fractional Timberland common share) pursuant to the merger.  In addition, South Sound Bank shareholders will recognize gain or loss with respect of the receipt of cash in lieu of fractional Timberland common shares.
For further information concerning U.S. federal income tax consequences of the merger, please see "Material United States Federal Income Tax Consequences of the Merger" beginning on page 58 .
Tax matters are very complicated and the consequences of the merger to any particular South Sound Bank shareholder will depend on that shareholder's particular facts and circumstances. South Sound Bank shareholders are urged to consult their own tax advisors to determine their own tax consequences from the merger.
Following the merger, you will be entitled to receive any dividends that Timberland pays on its common shares (Page 24 ).

After the merger, you will receive dividends, if any, that Timberland pays on its common shares. During 2017, Timberland has paid regular quarterly cash dividends of $0.11 per share on February 27, 2017, May 26, 2017, August 25, 2017 and November 30, 2017 and a special dividend of $0.08 per share on August 25, 2017.  During 2018, Timberland has paid regular quarterly dividends of $0.13 per share on February 28, 2018 and May 25, 2018 and a special dividend of $0.10 per share on May 25, 2018.

Accounting treatment (Page 42 )

The merger will be accounted for as an acquisition of South Sound Bank by Timberland under the acquisition method of accounting in accordance with U.S. generally accepted accounting principles.
In order to complete the merger, we must first obtain certain regulatory approvals (Page 42 )

In order to complete the merger, Timberland Bank and South Sound Bank must first obtain all regulatory approvals, consents or waivers required in connection with the merger. Accordingly, the parties must obtain the approval of the FDIC and the DFI. The U.S. Department of Justice may review the impact of the merger on competition. Applications with the  DFI and the FDIC were filed on June 15, 2018  and approvals were received on July 10, 2018 and July 27, 2018, respectively .
There can be no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain a condition or requirement (an "unduly burdensome condition") that results in a failure to satisfy the conditions to closing set forth in the merger agreement. See the section entitled "The Merger Agreement—Conditions to Completion of the Merger" on page 53 .
South Sound Bank shareholders have dissenters' rights (Page 66 )

South Sound Bank shareholders have the right under Washington law to dissent from the merger, obtain the fair value of their South Sound Bank common shares, and receive cash equal to the fair value of their South Sound Bank common shares instead of receiving the merger consideration. To exercise dissenters' rights, among other things, a South Sound Bank shareholder must (i) vote against the merger agreement and (ii) make a written demand within 30 days after the closing of the merger accompanied by the shareholder's stock certificate. Submitting a properly signed proxy card that is received prior to the vote at the special meeting (and is not properly revoked) that does not direct how the shares of South Sound Bank represented by proxy are to be voted will constitute a vote in favor of the merger agreement and a waiver of such shareholder's statutory dissenters' rights.
If you dissent from the merger agreement and you satisfy the other requirements of Washington law relating to the exercise of dissenter's rights, then your South Sound Bank common shares will not be exchanged for the merger consideration in the merger, and your only right will be to receive the fair value of your South Sound Bank common shares, pursuant to the appraisal (or accepted offer) procedure under Washington law. The appraised value may be more or less than the consideration you would receive under the terms of the merger agreement, and will be based upon the value of South Sound Bank common shares on the date of the special meeting at which the South Sound Bank shareholders approve the merger agreement. If you exercise dissenters' rights, any cash you receive for your South Sound Bank common shares that results in a gain or loss will be immediately recognizable for federal income tax purposes. You should be aware that submitting a signed proxy card without indicating a vote with respect to the merger will be deemed a vote "FOR" the merger agreement and a waiver of your dissenters' rights. A vote "AGAINST" the merger agreement does not dispense with the other requirements to exercise dissenters' rights under Washington law.
A shareholder electing to dissent from the merger agreement must strictly comply with all procedures required under Washington law. These procedures are described more fully beginning on page  66 of this proxy statement/prospectus, and a copy of the relevant Washington statutory provisions regarding dissenters' rights is included as Appendix C to this proxy statement/prospectus.
Additional conditions to consummation of the merger (Page 53 )

In addition to the receipt of regulatory approvals without any unduly burdensome condition, the consummation of the merger depends on a number of other conditions being met, including, among others:
•	approval of the merger agreement by the holders of two-thirds of all outstanding South Sound Bank common shares;

•	authorization of the Timberland common shares to be issued in the merger for listing on Nasdaq;
•	the effectiveness of a registration statement on Form S-4 with the SEC in connection with the issuance of Timberland common shares in the merger;
•	absence of any order, injunction, decree or law preventing or making illegal completion of the merger;
•	receipt by each party of an opinion from such party's tax counsel that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes;
•	accuracy of the representations and warranties of South Sound Bank and Timberland, subject to the standards set forth in the closing conditions of the merger agreement;
•	performance in all material respects by South Sound Bank and Timberland of all obligations required to be performed by either of them under the merger agreement;
•	the shareholders' equity and certain deposit liabilities of South Sound Bank not being less than the respective amounts specified in the merger agreement;
•	shares voted against the merger shall be not more than 10% of the issued and outstanding South Sound Bank common shares;
•	receipt of certain third-party consents by South Sound Bank; and
•	receipt of certain confirmations by Timberland relating to South Sound Bank employee and employee benefit matters as specified in the merger agreement.
Where the law permits, either Timberland or South Sound Bank could elect to waive a condition to its obligation to complete the merger although that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.
In addition, after South Sound Bank's shareholders have adopted the merger agreement, we may not amend the merger agreement to reduce the amount or change the form of consideration to be received by South Sound Bank shareholders in the merger without the approval of South Sound Bank shareholders as required by law.
We may decide not to complete the merger (Page 54 )

South Sound Bank, Timberland and Timberland Bank, by mutual consent, can agree at any time not to complete the merger, even if the shareholders of South Sound Bank have voted to approve the merger agreement. Also, South Sound Bank, on the one hand, and Timberland and Timberland Bank, on the other hand, can decide, without the consent of the other, not to complete the merger in a number of other situations, including:
•
if any governmental entity that must grant a required regulatory approval of the merger has denied such approval and such denial has become final and nonappealable, unless the denial is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of that party set forth in the merger agreement;

•	if any governmental entity of competent jurisdiction has issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting or making illegal the consummation of the merger;
•
failure to complete the merger by March 31, 2019, unless the failure of the closing to occur by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants or agreements of that party;

•
if the other party has breached any of its covenants, agreements, representations or warranties contained in the merger agreement based on the closing condition standards set forth in the merger agreement, and the party seeking to terminate is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, and the breach is not cured within thirty (30) days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured within such thirty (30) day period;

•
if the approval of the shareholders of South Sound Bank contemplated by the merger agreement is not obtained by reason of the failure to obtain the vote required at the South Sound Bank special meeting, except this right may not be exercised by South Sound Bank if South Sound Bank or its board of directors has committed an act that would entitle Timberland to terminate the merger agreement and receive a termination fee from South Sound Bank as specified in the merger agreement; and

Timberland and Timberland Bank, without the consent of South Sound Bank, can terminate:
•
if the board of directors of South Sound Bank fails to recommend to its shareholders the approval of the merger agreement, or adversely changes, or publicly announces its intention to adversely change its recommendation, or South Sound Bank breaches its obligation to call or hold the South Sound Bank special meeting or materially breaches the merger agreement provisions outlined in "The Merger Agreement – Agreement Not to Solicit Other Offers" on page 50 .

South Sound Bank, without the consent of Timberland or Timberland Bank, can terminate:
•
prior to obtaining shareholder approval in order to enter into an agreement relating to a superior proposal; provided, however, that South Sound Bank has not materially breached the merger agreement provisions outlined in "The Merger Agreement—Agreement Not to Solicit Other Offers" on page 50 .

Under some circumstances, South Sound and Timberland will be required to pay each other a termination fee if the merger agreement is terminated (Page 54 )

South Sound Bank must pay Timberland a termination fee of $1.035 million if:
•
Timberland terminates the merger agreement as a result of: (i) the South Sound Bank board of directors failing to recommend the approval of the merger agreement or adversely changing or publicly announcing its intention to adversely change its recommendation and the South Sound Bank shareholders failing to approve the merger agreement; (ii) South Sound Bank breaching its nonsolicitation or related obligations as provided in the merger agreement; or (iii) South Sound Bank refuses to call or hold the special meeting for a reason other than that the merger agreement has been previously terminated;

•
South Sound Bank terminates the merger agreement prior to obtaining shareholder approval in order to enter into an agreement relating to a superior proposal; provided, however, that South Sound Bank has not materially breached its nonsolicitation and related obligations as provided in the merger agreement; or

•
the merger agreement is terminated by either party as a result of the failure of South Sound Bank's shareholders to approve the merger agreement and if, prior to such termination, there is publicly announced a proposal for a tender or exchange offer, for a merger or consolidation or other business combination involving South Sound Bank or for the acquisition of a majority of the voting power in, or a majority of the fair market value of the business, assets or deposits of, South Sound Bank and, within one year of the termination, South Sound Bank either enters into a definitive agreement with respect to that type of transaction or consummates that type of transaction.

Timberland must pay South Sound Bank a termination fee of $400,000 if:
•	the merger agreement is terminated by South Sound Bank as a result of a willful and material breach of the provisions of the merger agreement by Timberland or Timberland Bank.
The rights of South Sound Bank Shareholders with change as of result of the Merger (Page 63 )

The rights of South Sound Bank shareholders will change as a result of the merger.  The rights of South Sound Bank shareholders are governed by the Revised Code of Washington and South Sound Bank's articles of incorporation and bylaws. Upon completion of the merger, South Sound Bank shareholders will become common shareholders of Timberland, and their rights will be governed by the Washington Business Corporation Act, or WBCA and Timberland's restated articles of incorporation and amended and restated bylaws.  For more information see, "Comparison of Shareholders' Rights" beginning on page 63 .
The special meeting (Page 26 )

Meeting Information and Vote Requirements

The special meeting of South Sound Bank's shareholders will be held on Thursday, September 27, 2018, at 6:00 p.m. , Pacific Time, at the South Sound Bank main office,  2850 Harrison Avenue, NW, Olympia, Washington, 98502, unless adjourned or postponed. At the special meeting, South Sound Bank's shareholders will be asked to:

•	approve the merger agreement; and

•	approve the adjournment proposal.

Shareholders will also be asked to act on any other business that may be properly submitted to a vote at the special meeting or any adjournments or postponements of the special meeting.

You may vote at the special meeting if you owned South Sound Bank common shares as of the close of business on August 16 , 2018. You may cast one vote for each South Sound Bank common share you owned at that time. Approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding South Sound Bank common shares. If you mark "ABSTAIN" on your proxy, or fail to submit a proxy and fail to vote in person at the South Sound Bank special meeting or if your shares are held in street name and you fail to instruct your bank or broker how to vote with respect to the merger agreement, it will have the same effect as a vote "AGAINST" the merger agreement.
Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting. If you mark "ABSTAIN" on your proxy, or fail to submit a proxy and fail to vote in person at the special meeting or if your shares are in street name and you fail to instruct your bank or broker how to vote with respect to the adjournment proposal, it will have no effect on such proposal.

RISK FACTORS
By voting in favor of the merger agreement, you will be choosing to invest in the common shares of Timberland as combined with South Sound Bank. An investment in the combined company's common shares involves a high degree of risk. In addition to the other information included in this proxy statement/prospectus, including the matters addressed in the section entitled "Cautionary Statement Regarding Forward-Looking Statements" on page 16 , you should carefully consider the matters described below in determining whether to vote in favor of approval of the merger agreement.
Risks Related to the Merger
Because the market price of Timberland common shares will fluctuate, South Sound Bank shareholders cannot be sure of the value of the stock portion of the merger consideration they will receive.
Upon completion of the merger, each South Sound Bank common share will be converted into the right to receive merger consideration consisting of a number of Timberland common shares and cash pursuant to the terms of the merger agreement. The number of Timberland common shares to be received by a South Sound Bank shareholder will be determined based on a fixed exchange ratio of 0.7460 of a Timberland common share for each South Sound Bank common share. Accordingly, the value of the stock portion of the merger consideration to be received by the South Sound Bank shareholders will be based on the value of the Timberland common shares. The value of the Timberland common shares to be received by South Sound Bank shareholders in the merger may vary from the value as of the date we announced the merger, the date that this document was mailed to South Sound Bank shareholders, the date of the South Sound Bank special meeting, and the closing date of the merger. Any change in the market price of Timberland common shares prior to completion of the merger will affect the value of the stock portion of the merger consideration that South Sound Bank shareholders will receive upon completion of the merger. Accordingly, at the time of the South Sound Bank special meeting, South Sound Bank shareholders will not know or be able to calculate the value of the stock portion of the merger consideration they would receive upon completion of the merger. Share price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of Timberland and South Sound Bank. South Sound Bank shareholders should obtain current market quotations for Timberland common shares before voting their shares at the South Sound Bank special meeting.

South Sound Bank's shareholders will have less influence as shareholders of Timberland than as shareholders of South Sound Bank.

South Sound Bank's shareholders currently have the right to vote in the election of the board of directors of South Sound Bank and on other matters affecting South Sound Bank. Following the merger, the shareholders of South Sound Bank as a group will hold an ownership interest of approximately 11% of Timberland. When the merger occurs, each South Sound Bank shareholder will become a shareholder of Timberland with a percentage ownership of Timberland much smaller than such shareholder's percentage ownership of South Sound Bank. Because of this, South Sound Bank's shareholders will have less influence on the management and policies of Timberland than they now have on the management and policies of South Sound Bank.
If Timberland Bank is unable to integrate the combined operations successfully, its business and earnings may be negatively affected.

The merger involves the integration of companies that have previously operated independently. Successful integration of South Sound Bank's operations will depend primarily on Timberland Bank's ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. No assurance can be given that Timberland Bank will be able to integrate its post-merger operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of the ongoing business of Timberland Bank or South Sound Bank or possible inconsistencies in standards, controls, procedures and policies. Anticipated economic benefits of the merger are projected to come from various areas that Timberland Bank's management has identified through the due diligence and integration planning process. The elimination and consolidation of duplicate tasks are projected to result in annual cost savings. If Timberland Bank has difficulties with the integration, it might not fully achieve the economic benefits it expects to result from the merger. In addition, Timberland Bank may experience greater than expected costs or difficulties relating to the integration of the business of South Sound Bank, and/or may not realize expected cost savings from the merger within the expected time frame.
The fairness opinion of South Sound Bank's financial advisor received by South Sound Bank's board of directors prior to signing of the merger agreement does not reflect changes in circumstances since the signing of the merger agreement.
Changes in the operations and prospects of Timberland or South Sound Bank or general market and economic conditions, and other factors that may be beyond the control of Timberland and South Sound Bank, may alter the value of Timberland or South Sound Bank or the prices of Timberland common shares or South Sound Bank common shares by the time the merger is completed. The opinion of South Sound Bank's financial advisor, dated May 22, 2018, does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. For a description of the opinion of South Sound Bank's financial advisor, please refer to "The Merger—Opinion of South Sound Bank's Financial Advisor." For a description of the other factors considered by the board of directors of South Sound Bank in determining to approve the merger agreement, please refer to "The Merger—Recommendation of the South Sound Bank Board of Directors and Reasons of South Sound Bank for the Merger."
The merger agreement limits South Sound Bank's ability to pursue alternatives to the merger.
The merger agreement contains non-solicitation provisions that, subject to limited exceptions, limit South Sound Bank's ability to discuss, facilitate or commit to a competing third-party proposal to acquire all or a significant part of South Sound Bank. Although South Sound Bank's board of directors is permitted to take certain actions in connection with the receipt of a competing acquisition proposal if it determines in good faith that the failure to do so would violate its fiduciary duties, taking such actions could, and other actions (such as withdrawing or modifying its recommendation to South Sound Bank shareholders that they vote in favor of approval of the merger agreement) would entitle Timberland to terminate the merger agreement and receive a termination fee of $1.035 million. See the section entitled "The Merger Agreement—Termination of the Merger Agreement" on page 54 . These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of South Sound Bank from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire South Sound Bank than it might otherwise have proposed to pay. The payment of a termination fee by South Sound Bank could also have an adverse impact on South Sound Bank's financial condition.
South Sound Bank will be subject to business uncertainties and contractual restrictions while the merger is pending.
Timberland and South Sound Bank have operated and, until the completion of the merger, will continue to operate, independently. Uncertainty about the effect of the merger on employees and customers may have an adverse effect on South Sound Bank and consequently on Timberland. These uncertainties may impair South Sound Bank's ability to attract, retain or motivate key personnel until the merger is consummated, and could cause customers and others that deal with South Sound Bank to seek to change existing business relationships with South Sound Bank. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with Timberland Bank. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Timberland Bank, Timberland's business following the merger could be harmed. In addition, the merger agreement restricts South Sound Bank from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Timberland. These restrictions may prevent South Sound Bank from pursuing attractive business opportunities that may arise prior to the completion of the merger. See "The Merger Agreement—Conduct of Businesses Pending the Merger."
South Sound Bank's directors and executive officers have additional interests in the merger.
In deciding how to vote on the approval of the merger agreement, you should be aware that South Sound Bank's directors and executive officers might have interests in the merger that are different from, or in addition to, the interests of South Sound Bank shareholders generally. See the section entitled "The Merger—Interests of Certain Persons in the Merger." South Sound Bank's board of directors was aware of these interests and considered them when it recommended approval of the merger agreement to the South Sound Bank shareholders.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on Timberland following the merger.
Before the merger may be completed, Timberland Bank and South Sound Bank must obtain approvals from the FDIC and the DFI. Other approvals, waivers or consents from regulators may also be required. An adverse development in either party's regulatory standing or other factors could result in an inability to obtain approvals or delay their receipt. These regulators may impose conditions on the completion of the merger or require changes to the terms of the merger. While Timberland and South Sound Bank do not currently expect that any such conditions or changes will be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Timberland Bank following the merger, any of which might have an adverse effect on Timberland and/or Timberland Bank following the merger. Timberland and Timberland Bank are not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose any unduly burdensome condition upon Timberland or Timberland Bank. See "The Merger—Regulatory Approvals Required for the Merger" and "The Merger Agreement – Conditions to Completion of the Merger."

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which could negatively impact South Sound Bank.

The merger is subject to customary conditions to closing, including the receipt of required regulatory approvals and approval of South Sound Bank's shareholders. If any condition to the merger agreement is not satisfied or waived, to the extent permitted by law, the merger will not be completed. In addition, the parties may terminate the merger agreement under certain circumstances, even if South Sound Bank's shareholders approve the merger agreement. If the parties do not complete the merger, the trading price of South Sound Bank common shares may decline. In addition, South Sound Bank may experience negative reaction from its customers, vendors and employees. If the merger is not completed and South Sound Bank's board of directors seeks another merger or business combination, South Sound Bank shareholders cannot be certain that South Sound Bank will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Timberland has agreed to provide. If the merger is not completed, additional risks could materialize, which could materially and adversely affect the business, financial condition and results of Timberland and South Sound Bank, including the recognition of the expenses relating to the merger without realizing the economic benefits of the merger. For more information on closing conditions to the merger agreement, see "The Merger Agreement— Conditions to Completion of the Merger" included elsewhere in this proxy statement/prospectus.

Risks Relating to Timberland's Business

Timberland is, and will continue to be, subject to the risks described in Timberland's Annual Report on Form 10-K for the fiscal year ended September 30, 2017, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" included elsewhere in this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This document, including information included or incorporated by reference in this document, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Timberland and South Sound Bank intend for such forward-looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) statements about the benefits of the merger, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; (ii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; (iii) statements about expectations regarding the timing of the closing of the merger and the ability to obtain regulatory approvals on a timely basis; and (iv) other statements identified by words such as "expects," "projects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "possible,"  "potential," "strategy," or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of Timberland's and South Sound Bank's respective management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and beyond Timberland's and South Sound Bank's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:
•	our ability to successfully integrate any assets, liabilities, customers, systems, and personnel;
•
the required regulatory approvals for the merger and/or the approval of the merger agreement by the shareholders of South Sound Bank might not be obtained or other conditions to the completion of the merger set forth in the merger agreement might not be satisfied or waived;

•	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;
•	operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected;
•	adverse governmental or regulatory policies may be enacted;
•	the interest rate environment may change, causing margins to compress and adversely affecting net interest income;
•	the global financial markets may experience increased volatility;
•	we may experience adverse changes in our credit rating;
•	we may experience competition from other financial services companies in our markets; and
•	an economic slowdown may adversely affect credit quality and loan originations.
Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed under "Risk Factors" beginning on page  13 and in Timberland's reports filed with the SEC.

For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, Timberland and South Sound Bank claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference in this proxy statement/prospectus. Timberland and South Sound Bank do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to Timberland, South Sound Bank or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF TIMBERLAND
Timberland is providing the following information to aid you in your analysis of the financial aspects of the merger. Timberland derived the information as of and for each of the five years ended September 30, 2013 through September 30, 2017 from its historical audited consolidated financial statements for these fiscal years. The consolidated financial information contained herein is the same historical information that Timberland has presented in its prior filings with the SEC.
This information is only a summary, and you should read it in conjunction with Timberland's consolidated financial statements and notes thereto contained in Timberland's 2017 Annual Report on Form 10-K, which has been incorporated by reference into this document. See the section entitled "Where You Can Find More Information" on page 67 .
	(Unaudited) At or for the six months ended March 31,		At or for the Year Ended September 30,
	2018	2017	2017	2016	2015	2014	2013
	(Dollars in thousands, except per share data)
Operations Data:
Interest and dividend income	$20,324	$18,463	$38,338	$34,875	$31,168	$29,857	$30,237
Interest expense	1,266	1,698	3,197	4,072	3,890	3,939	4,439
Net interest income	19,058	16,765	35,141	30,803	27,278	25,918	25,798
(Recapture of) provision for loan losses	--	(250)	(1,250)	--	(1,525)	--	2,925
Net interest income after (recapture of) provision for loan losses	19,058	17,015	36,391	30,803	28,803	25,918	22,873
Non-interest income	6,219	6,068	12,368	10,889	9,522	8,530	10,262
Non-interest expense	14,397	13,668	27,516	26,637	25,841	25,798	25,864
Income before income taxes	10,880	9,415	21,243	15,055	12,484	8,650	7,271
Provision for income taxes	2,997	3,140	7,076	4,901	4,192	2,800	2,514
Net income	7,883	6,275	14,167	10,154	8,292	5,850	4,757
Earnings per common share
Basic	$1.08	$0.90	$1.99	$1.48	$1.20	$0.82	$0.59
Diluted	1.05	0.86	1.92	1.43	1.17	0.80	0.58
Dividends per common share	0.24	0.20	0.50	0.37	0.24	0.16	--
Dividend payout ratio (1)	22.86%	23.26%	25.70%	25.39%	20.42%	19.97%	15.78%

Performance Ratios:
Interest rate spread (2)	4.07%	3.75%	3.93%	3.72%	3.66%	3.71%	3.69%
Net interest margin (3)	4.19	3.90	4.07	3.88	3.80	3.84	3.82
Efficiency ratio (4)	56.96	59.86	57.92	63.89	70.22	74.89	71.72
Return on average assets	1.63	1.37	1.53	1.19	1.07	0.79	0.64
Return on average common equity	13.86	12.55	13.65	11.00	9.70	7.08	5.27
____________________
(1)	Dividend payout ratio is declared dividends per common share divided by diluted earnings per common share.
(2)	Interest rate spread is the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3)	Net interest margin is net interest income divided by average interest-earning assets.
(4)	The efficiency ratio is non-interest expense divided by the sum of net interest income and non-interest income.

	(Unaudited) At or for the six months ended March 31,		At or for the Year Ended September 30,
	2018	2017	2017	2016	2015	2014	2013
	(Dollars in thousands, except per share data)
Balance Sheet Data:
Total assets	$1,001,201	$946,682	$952,024	$891,388	$815,815	$745,565	$745,648
Loans receivable, net	708,568	676,079	690,364	663,146	604,277	564,853	546,193
Investment securities	9,263	8,598	8,380	8,853	9,305	8,155	6,838
Deposits	880,411	808,852	837,898	761,534	678,912	615,116	608,262
Federal Home Loan Bank ("FHLB") borrowings	--	30,000	--	30,000	45,000	45,000	45,000
Shareholders' equity	117,843	104,829	111,000	96,834	89,187	82,778	89,688

Financial Measures:
Book value per common share	$15.95	$14.27	$15.08	$13.95	$12.76	$11.75	$11.04
Shareholders' equity to assets ratio	11.77%	11.07%	11.66%	10.86%	10.93%	11.10%	12.03%
Net loans to deposits (1)	80.48	83.59	82.39	87.08	89.01	91.83	89.80

Capital Ratios:
Total risk-based capital ratio	18.01%	17.02%	17.56%	16.00%	15.16%	14.94%	16.56%
Tier 1 risk-based capital ratio	16.76	15.77	16.31	14.75	13.91	13.68	15.30
Leverage ratio	11.66	10.89	11.52	10.54	10.64	10.59	11.47
Common equity Tier 1 capital to risk-weighted assets	16.76	15.77	16.31	14.75	13.91	N/A	N/A
Asset Quality Ratios:
Non-performing loans to loans receivable, net (2)	0.27%	0.30%	0.27%	0.45%	1.02%	2.08%	2.57%
Allowance for loan losses to loans receivable, net(3)	1.33	1.40	1.36	1.46	1.62	1.81	2.00
Allowance for loan losses to non-performing loans (2)	494.00	472.65	499.90	326.66	160.30	88.96	79.28
Non-performing assets to total assets	0.46	0.60	0.60	0.88	1.84	2.94	3.75
Net charge-offs (recoveries) on loans to average loans receivable, net	--	--	(0.14)	0.02	(0.17)	0.12	0.65

Other Data
Number of full service offices	22	22	22	22	22	22	22
Number of full-time equivalent employees	261	257	264	263	244	247	258
Deposits per branch	$40,049	$36,766	$38,086	$34,615	$30,860	$27,960	$27,648
Assets per full-time equivalent employee	3,836	3,684	3,606	3,389	3,344	3,018	2,890
_________________
(1)	Loans receivable, net divided by deposits.
(2)	Non-performing loans include non-accrual loans and loans past due 90 days and still accruing.
(3)	Does not include loans held for sale and is before the allowance for loan losses.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF SOUTH SOUND BANK
South Sound Bank is providing the following information to aid you in your analysis of the financial aspects of the merger. South Sound Bank derived the information as of and for each of the five years ended December 31, 2013 through December 31, 2017 from its historical audited financial statements for these fiscal years.
This information is only a summary, and you should read it in conjunction with South Sound Bank's financial statements and notes thereto contained in South Sound Bank's 2017 Annual Report.
	(Unaudited) At or for the three months ended March 31,		At or for the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(Dollars in thousands, except per share data)
Operations Data:
Interest income	$1,804	$1,806	$7,190	$6,566	$6,457	$6,240	$5,949
Interest expense	121	106	473	396	391	458	577
Net interest income	1,683	1,700	6,717	6,170	6,066	5,782	5,372
Provision for loan losses	--	--	119	50	--	--	--
Net interest income after provision for loan losses	1,683	1,700	6,598	6,120	6,066	5,782	5,372
Non-interest income	136	154	464	714	720	830	1,175
Non-interest expense	1,263	1,148	4,802	4,911	5,164	5,822	5,325
Income before income taxes	556	706	2,260	1,923	1,622	790	1,222
Income tax expense	111	231	879	619	520	234	352
Net income	445	475	1,381	1,304	1,102	556	870
Earnings per common share
Basic	$0.37	$0.39	$1.14	$1.07	$0.85	$0.42	$0.65
Diluted	0.37	0.39	1.14	1.07	0.85	0.41	0.64
Dividends per common share	--	--	--	--	--	--	--
Dividend payout ratio	--%	--%	--%	--%	--%	--%	--%

Performance Ratios:
Interest rate spread (1)	3.97%	4.08%	3.90%	3.68%	3.56%	3.43%	3.28%
Net interest margin (2)	4.18	4.33	4.13	3.93	3.80	3.67	3.51
Efficiency ratio (3)	69.47	61.92	66.87	71.34	76.10	88.05	81.33
Return on average assets	1.05	1.14	0.80	0.78	0.65	0.33	0.53
Return on average common equity	7.33	8.24	5.85	5.56	4.70	2.39	3.88
_________________________
(1)	Interest rate spread is the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(2)	Net interest margin is net interest income divided by average interest-earning assets.
(3)	The efficiency ratio is non-interest expense divided by the sum of net interest income and non-interest income.

	(Unaudited) At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(Dollars in thousands, except per share data)
Balance Sheet Data:
Total assets	$186,921	$165,218	$170,428	$164,211	$161,621	$181,817	$161,245
Loans receivable, net	118,689	121,224	120,405	121,444	103,079	99,008	93,483
Investment securities	24,059	21,624	24,257	22,449	26,801	31,305	39,069
Deposits	160,675	139,878	144,627	139,611	135,982	156,424	137,438
FHLB borrowings	--	--	--	--	--	--	--
Shareholders' equity	24,177	23,240	23,925	22,745	23,863	23,612	22,361

Financial Measures:
Book value per common share	$19.93	$19.11	$19.72	$18.70	$18.29	$17.67	$16.80
Shareholders' equity to assets ratio	12.93%	14.07%	14.04%	13.85%	14.76%	12.99%	13.87%
Net loans to deposits (1)	73.87	86.66	83.25	86.99	75.80	63.29	68.02

Capital Ratios:
Total risk-based capital ratio	18.91%	17.93%	17.85%	17.63%	19.86%	20.70%	20.65%
Tier 1 risk-based capital ratio	17.66	16.68	16.60	16.38	18.60	19.45	19.39
Leverage ratio	14.21	13.63	13.74	13.33	14.81	13.57	13.65
Common equity tier 1 capital to risk-weighted assets	17.66	16.68	16.60	16.38	18.60	N/A	N/A

Asset Quality Ratios:
Non-performing loans to loans receivable, net (2)	0.10%	0.24%	0.10%	0.12%	0.12%	0.91%	1.34%
Allowance for loan losses to loans receivable, net (3)	1.64	1.59	1.59	1.58	1.96	2.21	2.62
Allowance for loan losses to non-performing loans (2)	1,606.50	664.07	1,573.39	1,621.67	1,612.50	456.33	194.50
Non-performing assets to total assets	0.28	0.90	0.31	0.82	0.85	1.26	1.61
Net (recoveries) charge-offs on loans to average loans receivable, net	(0.08)	(0.04)	0.10	0.15	0.16	0.28	0.90

Other Data:
Number of full service offices	2	2	2	2	2	2	2
Number of full-time equivalent employees	34	34	33	35	38	38	37
Deposits per branch	$80,338	$69,939	$72,314	$69,806	$67,991	$78,212	$68,719
Assets per full-time equivalent employee	5,500	4,860	5,164	4,692	4,253	4,785	4,358
_________________
(1)	Loans receivable, net divided by deposits.
(2)	Non-performing loans include non-accrual loans and loans past due 90 days and still accruing.
(3)	Does not include loans held for sale and is before the allowance for loan losses.

UNAUDITED PRO FORMA PER SHARE DATA
The following table sets forth for the Timberland common shares and the South Sound Bank common shares certain historical, pro forma and pro forma equivalent per share financial information. The pro forma and pro forma equivalent per share information gives effect to the merger as if the transaction had been effective on the date presented, in the case of book value data, and as if the transaction had been effective at the beginning of the period shown below, in the case of the earnings and dividend data. The pro forma information in the table assumes that the merger is accounted for under the acquisition method of accounting. The pro forma information, although helpful in  illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of merger- and integration-related costs, or other factors that may result as a consequence of the merger and, accordingly does not attempt to predict or suggest future results.  The information in the following table is based on, and should be read together with, the historical financial information that Timberland has presented in prior filings with the SEC. See "Where You Can Find More Information" beginning on page 67 .
The pro forma financial information is not necessarily indicative of results that would have occurred had the merger been completed on the date indicated or that may be obtained in the future.
	At or for the Six Months Ended March 31, 2018	At or for the Year Ended September 30, 2017

Earnings Per Common Share:
Historical:
Timberland
Basic	$1.08	$1.99
Diluted	1.05	1.92
South Sound Bank
Basic	0.52	1.25
Diluted	0.52	1.25
Pro forma combined (1)
Basic	1.03	1.95
Diluted	1.01	1.89
Equivalent pro forma South Sound Bank (2)
Basic	0.77	1.46
Diluted	0.75	1.41

Dividends Declared Per Common Share:
Historical:
Timberland (3)	$0.24	$0.50
South Sound Bank	--	--
Equivalent pro forma South Sound Bank (4)	0.18	0.37

Book Value Per Common Share:
Historical:
Timberland	$15.95	$15.08
South Sound Bank	19.93	19.67
Pro forma combined (1)	17.62	16.81
Equivalent pro forma amount of South Sound Bank (2)	13.14	12.54

(1)
Pro forma combined amounts are calculated by adding together the historical amounts reported by Timberland and South Sound Bank, as adjusted for the estimated acquisition accounting adjustments to be recorded in connection with the merger and an estimated 904,918 Timberland common shares to be issued in connection with the merger based on the terms of the merger agreement.

(2)	The equivalent pro forma per share data for South Sound Bank is computed by multiplying the pro forma combined amounts by the exchange ratio of 0.7460.
(Footnotes continued on the following page)

(3)
It is anticipated that the initial pro forma combined dividend rate will be equal to the current dividend rate of Timberland. Accordingly, the pro forma combined dividends per Timberland common share is equal to the historical dividends per common share paid by Timberland.

(4)
The equivalent pro forma cash dividends per common share represent the historical cash dividends per common share declared by Timberland and assume no change will occur, multiplied by the exchange ratio of 0.7460.

MARKET PRICE DATA AND DIVIDEND INFORMATION

Comparative Market Price Information

The following table presents trading information for Timberland common shares on Nasdaq and South Sound Bank common shares  on May 22, 2018, the last trading day prior to the announcement of the signing of the merger agreement, and on [—] [—], 2018, the last practical trading day for which information was available prior to the date of the printing of this proxy statement/prospectus.

	Historical market value per share of Timberland	Historical market value per share of South Sound Bank
May 22, 2018	$33.15	$$25.49
[•], 2018	[•]	[—	]

You should obtain current market quotations for Timberland common shares. The market price of Timberland common shares will likely fluctuate between the date of this document and the date on which the merger is completed and after completion of the merger. Because the market price of Timberland common shares is subject to fluctuation, the value of the Timberland common shares that you may receive in the merger may increase or decrease prior to and after completion of the merger.

Historical Market Prices and Dividend Information
Timberland common shares are listed on Nasdaq under the symbol "TSBK." The following table sets forth, for the calendar quarters indicated, the high and low sales prices per Timberland common share as reported on Nasdaq and the Timberland quarterly cash dividend per share declared.  South Sound Bank's common shares are not listed or traded on any established securities exchange or quotation system.  South Sound Bank has not paid any dividends.
	Timberland			South Sound Bank
			Dividends declared per share
	Market Price			Market Price
	High	Low		High		Low
2018
June 30, 2018**	$37.34	$29.12	$0.23	$	*	$	*
March 31, 2018	31.08	26.40	0.13		*		*
December 31, 2017	32.10	26.33	0.11		*		*
2017
September 30, 2017**	$31.58	$25.27	$0.19		$25.75		$25.75
June 30, 2017	25.52	21.81	0.11		*		*
March 31, 2017	22.70	20.30	0.11		*		*
December 31, 2017	20.95	15.71	0.09		25.75		25.75
2016
September 30, 2016	$15.75	$14.71	$0.09		$25.57		$25.57
June 30, 2016	15.73	12.77	0.08		25.57		25.57
March 31, 2016	12.99	12.16	0.08		*		*
December 31, 2016**	13.49	10.22	0.12		*		*
2015
September 30, 2015	$11.20	$9.91	$0.07		$23.50		$23.50
June 30, 2015	10.87	9.82	0.06		23.50		23.50
March 31, 2015	11.57	10.25	0.06		19.00		18.75
December 31, 2015	10.74	10.39	0.05		23.50		23.50
______________________
* There were no transactions during this period.
**Includes Timberland special dividend of $0.10, $0.08 and $0.05 per share for the quarters ended June 30, 2018, September 30, 2017 and December 31, 2016, respectively.

Under Washington law, South Sound Bank is prohibited from paying a dividend if, after making such dividend payment, South Sound Bank would be unable to pay its debts as they become due in the usual course of business, or if its total liabilities, plus the amount that would be needed, in the event it were to be dissolved at the time of the dividend payment, to satisfy preferential rights on dissolution of holders of preferred shares ranking senior in right of payment to the capital stock on which the applicable distribution is to be made would exceed its total assets.
 There are also regulatory restrictions on the ability of South Sound Bank to pay dividends.  Under federal regulations, the dollar amount of dividends South Sound Bank may pay depends upon its capital position and recent net income.  Generally, if South Sound Bank satisfies its regulatory capital requirements, it may make dividend payments up to the limits prescribed under Washington law and FDIC regulations.
As of June 30, 2018 there were 7,395,927 outstanding Timberland common shares held by approximately 394 shareholders of record. As of June 30, 2018, there were 1,213,027 outstanding South Sound Bank common shares held by approximately 218 holders of record. South Sound Bank has not paid any dividends to its shareholders.

THE SPECIAL MEETING OF SOUTH SOUND BANK SHAREHOLDERS
This proxy statement/prospectus constitutes the proxy statement of South Sound Bank for use at the special meeting of South Sound Bank's shareholders to be held on Thursday, September 27, 2018 at 6:00 p.m. Pacific Time, at the South Sound Bank main office, 2850 Harrison Avenue, NW, Olympia, Washington 98502, and any adjournments thereof.
At the special meeting, the shareholders of South Sound Bank will consider and vote upon (i) approval of the merger agreement; and (ii) approval of the adjournment proposal.
Pursuant to the merger agreement, South Sound Bank will merge with and into Timberland Bank.  We expect to complete the merger of South Sound Bank with and into Timberland Bank during the quarter ending December 31, 2018.
When we complete the merger, South Sound Bank shareholders will receive Timberland common shares and cash as merger consideration for their South Sound Bank common shares, as described in "The Merger Agreement—Consideration to be Received in the Merger" on page 46 .
South Sound Bank has supplied all information contained in this proxy statement/prospectus with respect to South Sound Bank. Timberland has supplied all information contained in this proxy statement/prospectus with respect to Timberland and Timberland Bank.
This proxy statement/prospectus is first being provided to shareholders of South Sound Bank on or about [—] [—], 2018.
Voting and Proxy Procedure
Shareholders Entitled to Vote.
The close of business on August 16 , 2018 was the record date for determining South Sound Bank shareholders entitled to receive notice of and to vote at the special meeting. On the record date, there were 1,213,027 South Sound Bank common shares outstanding held by  218 holders of record. South Sound Bank has no other class of voting securities outstanding. Each holder of South Sound Bank common shares is entitled to one vote for each South Sound Bank common share in that holder's name on South Sound Bank's books as of the record date on any matter submitted to the vote of the South Sound Bank shareholders at the special meeting.
If you are a beneficial owner of South Sound Bank common shares held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the special meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your South Sound Bank common shares held in street name in person at the special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.
Voting Your Shares.
Holders of record who receive this proxy statement/prospectus and proxy card from South Sound Bank can vote your shares by completing and returning the written proxy card in the self-addressed stamped envelope.
Beneficial owners who receive this proxy statement and proxy card from their broker, bank or other nominee can vote your shares by following the instructions that accompany your proxy card.

You can also vote in person at the special meeting, and submitting your voting instructions by proxy will not affect your right to attend the special meeting and vote.

Quorum.
The presence, in person or by proxy, of at least a majority of the total number of outstanding South Sound Bank common shares entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted as shares present and entitled to vote at the special meeting for purposes of determining the existence of a quorum.
Proxies; Proxy Revocation Procedures.
The South Sound Bank board of directors solicits proxies so that each shareholder has the opportunity to vote on the merger agreement and any other proposal to be considered at the special meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder of record attends the special meeting and wishes to vote in person, he or she may vote by ballot. Where no instructions are indicated, proxies will be voted in accordance with the recommendations of the South Sound Bank board of directors. The board recommends a vote:
•	FOR approval of the merger agreement; and
•	FOR the adjournment proposal.
South Sound Bank shareholders may revoke a proxy at any time by: (i) sending written notice of revocation to the corporate secretary of South Sound Bank prior to the special meeting; (ii) executing and delivering a proxy for the special meeting bearing a later date; or (iii) attending the special meeting and voting in person. Attendance at the special meeting will not automatically revoke a proxy, but a shareholder in attendance may request a ballot and vote in person thereby revoking a prior granted proxy.
Written notices of revocation or other communications about revoking your proxy should be addressed to South Sound Bank, Attn: Corporate Secretary, 2850 Harrison Avenue NW, Olympia, Washington 98502.
Proxies that do not provide the proxy holders with direction in voting on the merger agreement or with respect to the adjournment proposal will be voted in favor of the merger agreement and the adjournment proposal, in accordance with the recommendation of the board of directors of South Sound Bank. South Sound Bank shareholders who do not vote against the merger agreement will not be eligible to assert their dissenters' rights.
Vote Required; Voting Agreements.
The approval of the merger agreement will require the affirmative vote, in person or by proxy, of two-thirds of the outstanding South Sound Bank common shares. The directors and executive officers of South Sound Bank and their affiliates hold 42.5% of the outstanding shares entitled to vote.
The directors and executive officers of South Sound Bank have entered into voting agreements with Timberland with respect to the South Sound Bank common shares they own, in which they have agreed, among other things, to vote, or cause to be voted, 38% of the outstanding South Sound Bank common shares in favor of the merger agreement. See the section entitled "The Merger Agreement—Voting Agreements" on page 56 .  Because approval of the merger agreement requires the affirmative vote of two-thirds of the outstanding South Sound Bank common shares, failure to vote, abstentions and broker non-votes will have the same effect as a vote against the merger agreement.
The adjournment proposal will be approved if a majority of the votes cast at the special meeting are voted in favor of the adjournment proposal. The failure to vote, abstentions and broker non-votes on the adjournment proposal will have no effect on such proposal.

Proxy Solicitation
The accompanying proxy is being solicited by the board of directors of South Sound Bank. South Sound Bank will bear the entire cost of solicitation of proxies from holders of its common shares. In addition to the solicitation of proxies by mail, certain officers, directors and employees of South Sound Bank, without extra remuneration, may also solicit proxies in person, by telephone, facsimile or otherwise. South Sound Bank will pay printing, postage and mailing costs of the proxy statement/prospectus. All other costs, including legal and accounting fees, shall be borne by the party incurring such costs.
Security Ownership of Management and Certain Beneficial Owners
The following table sets forth the beneficial ownership of South Sound Bank common shares as of March 31, 2018 by (i) each director of South Sound Bank, (ii) South Sound Bank's executive officers, (iii) all directors and executive officers of South Sound Bank as a group, and (iv) each person or entity known by South Sound Bank to beneficially own more than 5% of the outstanding South Sound Bank common shares.  Unless otherwise specified, the address of each listed shareholder is c/o South Sound Bank, 2850 Harrison Avenue NW, Olympia, Washington 98502.
The percentage of beneficial ownership is calculated in relation to the 1,213,027 South Sound Bank common shares that were issued and outstanding as of March 31, 2018.  Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities.  Unless otherwise indicated, and subject to the voting agreements entered into with Timberland in connection with the merger (see "The Merger Agreement—Voting Agreements"), to South Sound Bank's knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name	Number of Shares Beneficially Owned (1)	Percent of Shares Outstanding (%) (2)(3)

Directors

Russ Duncan	96,387	7.95%
Steven Hanson(3)	30,208	2.49%
Randy Longnecker	91,694	7.56%
Rob McKinney	5,743	0.47%
Priscilla Terry	51,065	4.21%
John Weaver	86,850	7.16%
Daniel D. Yerrington(3)	153,333	12.64%
Total for Directors	515,280	42.48%

Executive Officers

Terry Anderson(3)	0	0%

All Executive Officers and Directors as a group (8 persons)	515,280	42.48%

Name and Address of over 5% Holders (Other Than Directors and Executive Officers)

Kelson Family Trust 927 Surrey Trace Drive SE Tumwater, Washington 98501	76,968	6.35%

South Sound Bank Employee Stock Ownership Plan and Trust (3)
2850 Harrison Avenue NW
Olympia, Washington 98502	73,641	6.07%

(1)
The shares "beneficially owned" include shares owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other shares with respect to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the shares.

(2)	Based on 1,213,027 South Sound Bank common shares that were issued and outstanding as of March 31, 2018.
(3)
The South Sound Bank Employee Stock Ownership Plan and Trust (the "Plan") is the holder of 73,641 shares to be voted by the trustees of the Plan. Upon termination of the Plan, of the 73,641 shares, 14,625 will be allocated to Dan Yerrington, 8,450 will be allocated to Steve Hanson, and 2,340 will be allocated to Terry Anderson. These shares are not included in the totals above.

THE MERGER
General
The boards of directors of Timberland, Timberland Bank and South Sound Bank have unanimously approved the merger agreement providing for the merger of South Sound Bank with and into Timberland Bank, with Timberland Bank being the surviving entity.  We expect to complete the merger during the quarter ending December 31, 2018.
Background of the Merger
As part of ongoing consideration and evaluation of South Sound Bank's long-term prospects and strategies, South Sound Bank's board of directors and senior management have regularly reviewed and assessed business strategies and objectives, including strategic opportunities and challenges, and have considered various strategic options potentially available to South Sound Bank, all with the goal of enhancing value for South Sound Bank shareholders. The strategic discussions have focused on, among other things, the business and regulatory environment facing financial institutions generally and South Sound Bank, in particular, as well as the challenges of remaining competitive in the current economic, regulatory and interest rate climate, the potentially increased operating costs associated with regulatory compliance and competitive forces, and ongoing consolidation in the financial services industry.

As part of this ongoing evaluation, the South Sound Bank board of directors considered the merits of merging South Sound Bank with a significantly larger institution, with an institution of similar size and complementary business, or remaining independent.

In September 2016, a representative of Wedbush had a discussion with an investment banker at another firm about the acquisition plans of a publicly traded bank holding company ("Bank A") represented by this investment banker.  This investment banker indicated that Bank A might have interest in South Sound Bank.

In October 2016, the Chief Executive Officer of South Sound Bank and a representative of Wedbush met with Bank A's Chief Executive Officer who expressed interest on the part of Bank A to acquire South Sound Bank.  The Chief Executive Officer of South Sound Bank stated that he would confer with his board of directors and would respond back to Bank A.  The South Sound Bank board decided to explore this opportunity with Bank A, and Bank A and South Sound Bank entered into a Non-Disclosure Agreement on November 10, 2016.

On December 9, 2016, after having done limited financial due diligence, Bank A presented South Sound Bank with a nonbinding indication of interest with a purchase price range of $29.2 million to $29.9 million. On December 15, 2016, South Sound Bank entered into a Non-Disclosure Agreement with another publicly traded bank holding company ("Bank B") who had also expressed interest in the past several years.  On December 21, 2016, after completing financial due diligence, Bank B presented a nonbinding indication of interest to South Sound Bank with a purchase range of $28 million to $29.5 million.

On January 12, 2017, Wedbush was retained by the South Sound Bank board of directors to assist in the analysis of the two proposals and guidance regarding other possible interested parties. After discussion with the Chief Executive Officer and the Chairman of South Sound Bank, Wedbush analyzed the offers from Bank A and B, and made a presentation to the board of directors of South Sound Bank regarding the merits of each proposal. After the presentation, Wedbush was instructed to inform the respective investment bankers for Banks A and B that the current purchase price proposals were inadequate and to inquire whether they required more information to enable them to improve their proposals.

The Chief Executive Officer of Bank A asked for a meeting with the South Sound Bank Chief Executive Officer which was granted. The meeting occurred on February 24, 2017, but no revised nonbinding indication of interest was received from Bank A.  In contrast, Bank B, after completing due diligence, submitted revised nonbinding indications of interest with a purchase price of $31 million on April 10, 2017 and $31.5 million on April 15, 2017.  At a South Sound Bank board of directors meeting held on April 26, 2017, both proposals were rejected as inadequate. On April 27, 2017, Bank B decided not to continue negotiations and withdrew its last proposal.

After several discussions between the Chief Executive Officer of South Sound Bank and Wedbush about the various other banks and bank holding companies that might have an interest in South Sound Bank, the board of directors of South Sound Bank made the decision to contact Timberland.  On May 3, 2017, Timberland signed a confidentiality agreement with Wedbush and received requested financial information about South Sound Bank. The Chief Executive Officers of Timberland and South Sound Bank met several times thereafter from June through September to discuss the strategic fit between the two organizations.

On September 14, 2017, the Chief Executive Officers of Bank A and South Sound Bank met and negotiated a mutually agreeable purchase price, but the Chief Executive Officer of Bank A indicated that other acquisition opportunities had higher priorities than South Sound Bank due to size, strategic fit, and location and that any transaction with South Sound Bank would have to wait until late 2018.  No decision was made at this meeting, and no further meetings were scheduled.

On September 23, 2017, the Timberland board of directors approved a letter of intent to acquire  South Sound Bank for $33.0 million. This letter of intent was rejected by the South Sound Bank board of directors as having an inadequate purchase price.

On October 19, 2017, the Timberland board approved a revised letter of intent to acquire South Sound Bank for $34.5 million.  The South Sound Bank board approved the increased purchase price, subject to structural enhancements to the letter of intent.

On October 20, 2017, the Chief Executive Officers of South Sound Bank and Timberland then met and negotiated revisions to the October 19, 2017 letter of intent that the Chief Executive Officer of South Sound Bank thought would be acceptable to the South Sound Bank board of directors.  These revisions included providing directors and officers insurance for a period of time post-closing, increased severance benefits for employees not retained by Timberland, and a reduced termination fee from 4% to 3%.

On October 30, 2017, after approval by its board of directors, Timberland sent a nonbinding indication of interest to South Sound Bank that had a consideration mix of 20% cash and 80% Timberland common shares with a total value of $34.5 million.  On November 6, 2017, the South Sound Bank board decided to pursue this offer and approved the nonbinding indication of interest with Timberland, which was signed by South Sound Bank on the same day. Timberland then provided South Sound Bank with a data request list to begin the due diligence process on November 7, 2017. From November 7, 2017, though May 22, 2018, numerous meetings, conference calls, and on site visits were held between South Sound Bank representatives and Timberland representatives relating to due diligence.

From November 7, 2017, through November 27, 2017, South Sound Bank representatives and Wedbush representatives asked questions and reviewed documents on the financial, credit, and operational issues facing Timberland thereby substantially completing its reverse due diligence of Timberland.  On November 28, 2017, Wedbush sent South Sound Bank a memorandum on the results of the reverse due diligence on Timberland.

In December 2017, South Sound Bank engaged the services of Keller Rohrback L.L.P. to handle the legal negotiations.  In December 2017, and January 2018, legal negotiations regarding a definitive merger agreement occurred.

In late January 2018, Wedbush was contacted by an investment banker representing Bank A and indicated that Bank A would like to revise upward its May 15, 2017 pricing proposal for South Sound Bank to $40 million and would move quickly to perform due diligence and legal negotiations to announce the transaction in April 2018.  After discussions with representatives of Keller Rohrback L.L.P. and Wedbush, the South Sound Bank board decided to pursue the proposal from Bank A for fiduciary duty reasons and halted legal negotiations with Timberland.  South Sound Bank signed a nonbinding letter of intent with Bank A on February 11, 2018, and asset quality due diligence by Bank A commenced.

On February 6, 2018, Timberland sent South Sound Bank a letter formally rescinding its previous letter of intent.

In late March 2018, for unspecified reasons, Bank A rescinded its proposal and the letter of intent was terminated.

In late March 2018, the Chief Executive Officer of South Sound Bank reached out to his counterpart at Timberland to see if there was continued interest by Timberland in acquiring South Sound Bank.  On April 4, 2018, the respective Chief Executive Officers met and renewed negotiations.  As expected, Timberland requested additional asset quality and financial due diligence materials from South Sound Bank.  The 2017 audited financial statements were provided to South Sound Bank by Moss Adams LLP on April 23, 2018 and forwarded on the same day to Timberland.  Both South Sound Bank and Timberland did management interviews on the financial prospects of both banks and the outlook for the remainder of 2018.

The Chief Executive Officers of South Sound Bank and Timberland discussed price and terms on April 19 and 20, 2018 and agreed to keep the $34.5 million purchase price that was previously negotiated, with the exchange ratio on the stock portion of the purchase price revised due to the increase in Timberland stock price. A decision was also made to delete any price collar and to add a breakup fee to be paid by Timberland to South Sound Bank under certain circumstances.

Legal negotiations began again with a new draft of the merger agreement being provided by Breyer & Associates PC to Keller Rohrback L.L.P. on April 24, 2018.  After further negotiations between the parties, a final merger agreement was completed on April 30, 2018, and provided to Timberland and South Sound Bank. There were further updated drafts including the May 17, 2018 draft referenced in the Wedbush opinion.

On May 18, 2018, South Sound Bank provided its disclosure schedules to Timberland.

On May 22, 2018, the boards of directors of Timberland and Timberland Bank approved the merger agreement contingent upon approval by South Sound Bank board of directors.

On May 22, 2018, Timberland provided its final disclosure schedules to South Sound Bank.

On May 22, 2018, the South Sound Bank board met to approve the final merger agreement. At the meeting, Keller Rohrback L.L.P. reviewed the merger agreement in detail with the board, after which questions were asked and answered. Wedbush then reviewed the financial aspects of the proposed merger, and rendered to South Sound Bank's board its opinion, which was subsequently confirmed in writing on May 22, 2018, to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Wedbush as set forth in such opinion, the merger consideration to be received in the merger was fair, from a financial point of view, to the holders of South Sound Bank common shares. Having fully discussed the terms of the final merger agreement from both a legal and financial point of view, the South Sound Bank board unanimously approved the merger agreement, and the directors (including Dan Yerrington and Steve Hanson, who are also executive officers of South Sound Bank) entered into noncompete agreements and voting agreements with Timberland.

On May 22, 2018, the merger agreement was executed by the parties.

All of the negotiations between South Sound Bank, Bank A, Bank B, and Timberland were discussed in detail in the executive sessions of each of the regular monthly board meetings of South Sound Bank from September 2016 through the May 22, 2018 board meeting.

Recommendation of the South Sound Bank Board of Directors and Reasons of South Sound Bank for the Merger
The South Sound Bank board of directors believes the merger is in the best interests of South Sound Bank and its shareholders.  After careful consideration, the South Sound Bank board of directors unanimously approved the merger agreement at a meeting held on May 22, 2018, and recommends that South Sound Bank shareholders vote "FOR" approval of the merger agreement and "FOR" the adjournment proposal.

In reaching its determination to approve the merger agreement, the South Sound Bank board of directors consulted with South Sound Bank's management and its financial and legal advisors, and considered a number of factors, including the following material factors:
•
its assessment, based in part on presentations by Wedbush, South Sound Bank's financial advisor, and its management and the results of the due diligence investigation of Timberland conducted by South Sound Bank's management and financial and legal advisors, of the business, financial performance, operations, capital level, asset quality, management, financial condition and competitive position of Timberland Bank and stock performance of Timberland on an historical and a prospective basis, and of the combined company on a pro forma basis including anticipated cost savings;

•	its knowledge of Timberland Bank's business, operations, financial condition, earnings, asset quality and prospects;
•
its belief that the merger will result in a stronger banking franchise with a diversified revenue stream, strong capital ratios, a well-balanced loan portfolio and an attractive funding base that has the potential to deliver enhanced value to South Sound Bank's shareholders as continuing shareholders of Timberland as compared to continuing to operate as a stand-alone entity;

•
the information presented by Wedbush to it with respect to the merger and the opinion of Wedbush that, as of the date of that opinion, the merger consideration was fair to the holders of South Sound Bank common shares from a financial point of view (see "—Opinion of South Sound Bank's Financial Advisor" on page 35 );

•
the benefits to South Sound Bank and its customers of operating as part of a larger organization, including enhancements in products and services, higher lending limits, and greater financial resources;

•	the opportunistic impact of the merger for employees and customers of South Sound Bank;
•	the future employment opportunities for existing employees of South Sound Bank;
•
the South Sound Bank board of directors' belief that the two companies share a common vision of the importance of customer service and local decision-making and that management and employees of South Sound Bank and Timberland Bank possess complementary skills and expertise;

•
the current and prospective economic and competitive environment facing the financial services industry generally, and South Sound Bank in particular, including the continued rapid consolidation in the financial services industry and the competitive effects of the increased consolidation on smaller financial institutions such as South Sound Bank;

•
Timberland Bank's interest in expanding its business banking and commercial real estate businesses in South Sound Bank's market areas, and the complementary market areas, banking philosophy and community focus of both Timberland Bank and South Sound Bank;

•
the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments which significantly impact industry competitive conditions;

•
the greater market capitalization and trading liquidity of Timberland common stock in the event that South Sound Bank shareholders desires to sell the Timberland common shares to be received by them following completion of the merger;

•	the expected social and economic impact of the merger on the constituencies served by South Sound Bank, including its borrowers, customers, depositors, employees, suppliers and communities;
•	the fact that Timberland has existing resources to fund the cash portion of the merger consideration;
•	the fact that Timberland has paid cash dividends on its common shares;
•	its understanding that the merger will qualify as a "reorganization" under the Code, providing favorable tax consequences to South Sound Bank's shareholders in the merger;
•	the fact that, under certain circumstances, if Timberland breaches the merger agreement, Timberland will pay South Sound Bank a $400,000 termination fee;
•	its assessment, with the assistance of counsel, concerning the likelihood that all regulatory approvals required for the merger would be obtained; and
•
its review with South Sound Bank's independent legal advisor, Keller Rohrback L.L.P., of the material terms of the merger agreement, including its ability, under certain circumstances, to withhold, withdraw, qualify or modify its recommendation to South Sound Bank's shareholders and to consider and pursue a better unsolicited acquisition proposal, subject to the payment by South Sound Bank of a termination fee of $1,035,000 to Timberland, which it concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement, as well as the nature of the covenants, representations and warranties and termination provisions in the merger agreement.

In the course of its deliberations regarding the merger, the South Sound Bank board of directors also considered the following potential risks and uncertainties that the South Sound Bank board of directors determined did not outweigh the benefits to South Sound Bank and its shareholders expected to be generated by the merger:

•	the potential risk of diverting management attention and resources from the operation of South Sound Bank's business and towards the completion of the merger;

•
the restrictions on the conduct of South Sound Bank's business prior to the completion of the merger, which are customary for merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent South Sound Bank from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of South Sound Bank absent the pending merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating South Sound Bank's business, operations and workforce with those of Timberland Bank;
•	the transaction costs;
•
the fact that the interests of certain of South Sound Bank's directors and executive officers may be different from, or in addition to, the interests of South Sound Bank's other shareholders as described under the heading "-Interests of Certain Persons in the Merger";

•
the fact that, while South Sound Bank expects the merger will be consummated, there can be no assurance that all conditions to the parties' obligations to complete the merger agreement will be satisfied, including the risk that necessary regulatory or shareholder approvals might not be obtained and, as a result, the merger may not be consummated;

•	the risk of potential employee attrition and/or adverse effects on South Sound Bank's business and customer relationships as a result of the pending merger;

•
the fact that: (i) South Sound Bank would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement; and (ii) South Sound Bank would be obligated to pay to Timberland a termination fee of $1,035,000 if the merger agreement is terminated under certain circumstances, all of which may discourage other parties potentially interested in a business combination with South Sound Bank from pursuing such a transaction; and

•	the other risks described under the section "Risk Factors."

The above discussion of the information and factors considered by the South Sound Bank board of directors is not intended to be exhaustive, but includes the material factors the board of directors considered. In reaching its determination to approve the merger agreement and recommend that South Sound Bank's shareholders vote in favor of the merger agreement, the board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The South Sound Bank board of directors also did not undertake to make any specific determination as to whether any factor was decisive in reaching its ultimate determination. The South Sound Bank board of directors instead based its recommendation on the totality of the information presented.

South Sound Bank's board of directors unanimously approved the merger agreement and recommends that South Sound Bank's shareholders vote "FOR" approval of the merger agreement and "FOR" approval of the adjournment proposal. South Sound Bank shareholders should be aware that South Sound Bank's directors and executive officers have interests in the merger that are different from, or in addition to, those of other South Sound Bank shareholders. The South Sound Bank board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the shareholders of South Sound Bank approve the merger agreement. See "—Interests of Certain Persons in the Merger."

This summary of the reasoning of South Sound Bank's board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

Opinion of South Sound Bank's Financial Advisor

On January 12, 2017, South Sound Bank retained Wedbush to act as financial advisor to South Sound Bank's board of directors in connection with a possible business combination transaction. Wedbush is a regionally recognized investment banking firm with extensive community bank expertise. In the ordinary course of its investment banking business, Wedbush is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. South Sound Bank selected Wedbush to act as South Sound Bank's advisor in connection with a possible business combination based on its qualifications, expertise, reputation and experience in mergers and acquisitions, and familiarity with South Sound Bank due to past engagements.
Wedbush acted as financial advisor to the South Sound Bank board of directors in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the May 22, 2018 meeting at which South Sound Bank's board of directors considered and approved the merger agreement, Wedbush delivered to the board its oral opinion, which was subsequently confirmed in writing, that, as of such date, the merger consideration was fair to the holders of South Sound Bank common shares from a financial point of view. The full text of Wedbush's opinion is attached as Appendix B to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Wedbush in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of South Sound Bank common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

                  Wedbush's opinion speaks only as of the date of the opinion. The opinion was directed to South Sound Bank's board of directors and is directed only to the fairness of the merger consideration to the holders of South Sound Bank common shares from a financial point of view. It does not address the underlying business decision of South Sound Bank to engage in the merger or any other aspect of the merger and is not a recommendation to any holder of South Sound Bank common shares as to how such holder of South Sound Bank common shares should vote at the special meeting with respect to the merger agreement or any other matter. Wedbush did not express any opinion as to the fairness of the amount or nature of the compensation to be received in connection with the merger by South Sound Bank's officers, directors, or employees, or any class of such persons, relative to the merger consideration to be received in the merger by any other shareholders of South Sound Bank.
                  In connection with rendering its opinion on May 22, 2018, Wedbush reviewed and considered, among other things:

•	a draft of the merger agreement dated May 17, 2018;
•	certain financial statements and other historical financial information of South Sound Bank that Wedbush deemed relevant;
•	certain publicly available financial statements of Timberland and other publicly available information related to Timberland that Wedbush deemed relevant;
•	the economic terms and structures of other recent merger and acquisition transactions in the commercial banking sector;
•	the current market environment generally and in the commercial banking sector in particular; and
•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Wedbush considered relevant.

                  Wedbush also discussed with certain members of the senior management of South Sound Bank the business, financial condition, results of operations and prospects of South Sound Bank and held similar discussions with the senior management of Timberland regarding the business, financial condition, results of operations and prospects of Timberland.
                  In performing its reviews and analyses and in rendering its opinion, Wedbush relied upon the accuracy and completeness of all of the financial and other information that was available to Wedbush from public sources, that was provided to Wedbush by South Sound Bank or Timberland or their respective representatives or that was otherwise reviewed by Wedbush and Wedbush assumed such accuracy and completeness for purposes of rendering its opinion. Wedbush further relied on the assurances of the senior management of each of South Sound Bank and Timberland that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading in a material respect. Wedbush was not asked to undertake, and did not undertake, an independent verification of any of such information and Wedbush assumes no responsibility or liability for the accuracy or completeness thereof. Wedbush did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of South Sound Bank or Timberland or Timberland Bank. Wedbush did not make an independent evaluation of the adequacy of the allowance for loan losses of South Sound Bank, Timberland Bank or the combined entity after the merger and Wedbush did not review any individual credit files relating to South Sound Bank and Timberland Bank. Wedbush assumed that the respective allowances for loan losses for South Sound Bank and Timberland Bank are adequate to cover such losses.
                  Wedbush used earnings estimates for South Sound Bank and Timberland and an estimated long-term growth rate as provided by the respective senior managements of South Sound Bank and Timberland. Wedbush also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were provided by Timberland. With respect to those projections, estimates and judgments, the respective managements of South Sound Bank and Timberland confirmed to Wedbush that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of South Sound Bank and Timberland, respectively.  Wedbush expresses no opinion as to such estimates or the assumptions on which they are based. Wedbush assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of South Sound Bank and Timberland since the date of the most recent financial data made available to Wedbush. Wedbush also assumed in all respects material to its analysis that each of South Sound Bank and Timberland would remain as a going concern for all the periods relevant to its analyses. Wedbush expressed no opinion as to any of the legal, accounting and tax matters relating to the merger and any other transaction contemplated in connection therewith.
                  Wedbush's opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Wedbush as of, the date of its opinion. Events occurring after the date thereof could materially affect its opinion. Wedbush has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Wedbush expressed no opinion as to the trading values at which the common stock of South Sound Bank or Timberland may trade at any time.
                  In rendering its May 22, 2018 opinion, Wedbush performed a variety of financial analyses. The following is a summary of the material analyses performed by Wedbush, but it is not a complete description of all the analyses underlying Wedbush's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Wedbush believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Wedbush's comparative analyses described below is identical to South Sound Bank or Timberland and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of South Sound Bank and Timberland and the companies to which they are being compared.
                  In performing its analyses, Wedbush also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be accurately predicted and are beyond the control of South Sound Bank, Timberland and Wedbush. The analyses performed by Wedbush are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Wedbush prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the South Sound Bank board of directors at its May 22, 2018 meeting. Estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Wedbush's analyses do not necessarily reflect the value of South Sound Bank's common shares or the prices at which South Sound Bank's common shares may be sold at any time. The analyses of Wedbush and its opinion were among a number of factors taken into consideration by South Sound Bank's board of directors in making its determination to approve  the merger agreement and the analyses described below should not be viewed as determining the decision of South Sound Bank's board of directors or senior management with respect to the fairness of the merger.
                  In arriving at its opinion Wedbush did not attribute any particular weight to any individual analysis or factor that it considered. Rather it made qualitative judgments as to the significance and relevance of each analysis and factor. Wedbush did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather Wedbush made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

Transaction Multiples

Wedbush reviewed the financial terms of the proposed transaction.   As described in the merger agreement, South Sound Bank shareholders have the right to receive consideration consisting of $5.68825 in cash and 0.7460 of a Timberland common share in exchange for each South Sound Bank common share. Based upon 1,213,027 common shares outstanding and the closing stock price of $32.70 for Timberland common shares on May 16, 2018,

Wedbush calculated an aggregate merger consideration value of $36.491 million. Based upon financial information as of or for the twelve month period ended March 31, 2018, Wedbush calculated the following purchase price multiples:
Purchase Price Multiple	Value
Price to Trailing Twelve Month Earnings	27.0x
Price to Tangible Book Value	150.9%
Price to Total Assets	19.5%

  Analysis of Selected Precedent Acquisition Analysis in Washington and Oregon

Wedbush reviewed a group of comparable mergers and acquisitions. The group of mergers and acquisitions was comprised of the eleven transactions announced between January 1, 2016 and May 1, 2018 involving commercial bank or bank holding companies located in Washington and Oregon selected based on Wedbush's professional judgment and experience. The group was composed of the following transactions:

Buyer	Target

First Interstate BancSystem, Inc.	Northwest Bancorp. Inc.
Heritage Financial Corp.	Puget Sound Bancorp
BayCom Corp.	Plaza Bank
Washington Federal, Inc.	Anchor Bank
Northwest Bancorp., Inc.	CenterPointe Community Bank
Hope Bancorp, Inc.	U&I Financial Corp.
Columbia Banking System, Inc.	Pacific Continental Corp.
First Interstate BancSystem	Cascade Bancorp
Commencement Bank	Thurston First Bank
Cascade Bancorp	Prime Pacific Financial Services
Pacific Continental Corp.	Foundation Bancorp, Inc.

Wedbush then reviewed the following merger valuation multiples for each of the transactions: transaction price to tangible book value, transaction price to last twelve months' earnings per share, and transaction price to total assets. As illustrated in the following table, Wedbush compared the proposed merger valuation multiples to the median and mean multiples of the comparable transactions.

	Low	Median	Mean	High

Price to Trailing Twelve Months' Earnings	11.5x	20.2x	21.4x	31.0x
Price to Tangible Book Value	88.9%	133.1%	163.9%	316.9%
Price to Total Assets	8.5%	15.6%	16.7%	25.7%

Analysis of Selected Precedent Acquisition Analysis in Western Region of the United States

     Wedbush reviewed a group of comparable mergers and acquisitions. The group of mergers and acquisitions was comprised of the twenty-five transactions announced between January 1, 2016 and May 1, 2018 involving commercial bank or bank holding companies located in the Western Region of the United States selected based on Wedbush's professional judgment and experience. The group was composed of the following transactions:

Buyer	Target

First Interstate Banc.	Northwest Bancorp. Inc.
Suncrest Bank	CBBC Bancorp
Eagle Bancorp Montana, Inc.	TwinCo, Inc.
Bank of Marin Bancorp	Bank of Napa, N.A.
Heritage Financial Corp.	Puget Sound Bancorp, Inc.
BayCom Corp.	Plaza Bank
First Foundation Inc.	Community 1st Bancorp
Seacoast Commerce Banc Holdings	Capital Bank
Central Valley Community Bancorp	Folsom Lake Bank
Sierra Bancorp	OCB Bancorp
Washington Federal, Inc.	Anchor Bank
Glacier Bancorp, Inc.	TFB Bancorp, Inc.
Heartland Financial USA, Inc.	Founders Bancorp
CVB Financial Corp.	Valley Commerce Bancorp
Suncrest Bank	Security First Bank
AltaPacific Bancorp	Com. Bank of Temecula Valley
Northwest Bancorp., Inc.	CenterPointe Community Bank
Commencement Bank	Thurston First Bank
Farmers & Merchants Bancorp	Delta National Bancorp
Central Valley Community Bancorp	Sierra Vista Bank
Cascade Bancorp	Prime Pacific Financial Services
Pacific Continental Corporation	Foundation Bancorp, Inc.
Glacier Bancorp, Inc.	Treasure State Bank
First Interstate BancSystem, Inc.	Flathead Bank of Bigfork, MT
State Bank Corp.	Country Bank
Beneficial State Foundation	Pan American Bank

Wedbush then reviewed the following merger valuation multiples for each of the transactions: purchase price to tangible book value, purchase price to last twelve months' earnings per share, and purchase price to total assets. As illustrated in the following table, Wedbush compared the proposed merger valuation multiples to the median and mean multiples of the sample of comparable transactions.

	Low	Median	Mean	High

Price to Trailing Twelve Months' Earnings	5.1x	20.1x	21.5x	35.9x
Price to Tangible Book Value	88.9%	136.1%	147.0%	232.9%
Price to Total Assets	6.8%	15.7%	16.4%	23.4%

 Discounted Cash Flow Analysis

The discounted future cash flow (DCF) valuation method requires specific data and certain assumptions in order to determine the present value of expected levels of future investment returns. Present value is defined as the value that one would be willing to pay currently for the opportunity to receive future returns generated by the investment. The first step is to determine future levels of returns. Second, one must specify the duration of the future returns. Finally, one must determine an appropriate required rate of return on investment and apply it to the future returns in order to arrive at a present value. Each of these critical components of discounted future returns analysis is discussed in more detail below.

A one year operating forecast developed by the South Sound Bank management for 2018-2019 is a starting point in beginning the DCF analysis.  Next, the discount rate is determined using the build‑up method. The returns from which this discount rate is derived represent money available to the investor in the form of dividends, plus capital appreciation. Such returns are after corporate income taxes but would be taxable to the investors at the time the returns are realized. These returns represent cash flows (or potential cash flows), and the discount rates derived from these types of returns can be used to discount cash flows of a similar nature in a DCF model.

The DCF approach is done on an equity basis and uses cash flow available to equity holders as the return. Net cash flow is defined as:

Net Income
+ Noncash Charges
- Capital Expenditures
- Increases (Decreases) in Working capital
+ Increases (Decreases) in Long Term Debt
= Net Cash Flow

In a growing firm, cash flow will typically be lower than net income because capital expenditures will exceed depreciation, and there will also be increases in working capital. However, in the case of South Sound Bank, the assumption is that cash flow equals net income since South Sound Bank is a commercial bank in a stable industry and will experience modest growth with limited capital expenditure requirements. Also, the assumption is that this capital structure would continue in the future. Another assumption is that in calculating cash flow, depreciation expense and capital expenditures offset one another.

Wedbush performed an analysis that estimated the net present value per South Sound Bank common share under various scenarios using March 31, 2018 as the valuation date. Wedbush assumed, after discussions with South Sound Bank management that net income projections for 2018-2022 provided by South Sound Bank were reasonable. This analysis resulted in the following forecasted information for South Sound Bank for each of the years ending December 31, 2018 through December 31, 2022.

Year Ended on                                                                Net Income
December 31, 2018                                                      $2,000,000
December 31, 2019                                                      $2,200,000
December 31, 2020                                                      $2,310,000
December 31, 2021                                                      $2,425,500
December 31, 2022                                                      $2,546,775

To approximate the terminal value of South Sound Bank common shares at December 31, 2018, Wedbush applied price to earnings multiples ranging from 13x to 21x. The terminal values were then discounted to present values using different discount rates ranging from 11% to 19% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of South Sound Bank's common shares.

As illustrated in the following table, the analysis indicates an imputed range of values for South Sound Bank common shares in the aggregate of $20.756 million to $40.125 million (or $17.11to $33.08 per share) when applying multiples of earnings to the applicable amounts indicated in the South Sound Bank projections.

Terminal Value Applied to 2022 Est. Earnings
		11%	13%	15%	17%	19%	%
13.00	x	$28,033,593	$25,933,409	$24,035,058	$22,315,770	$20,755,689
15.00	x	$31,056,367	$28,697,984	$26,567,453	$24,638,995	$22,890,138
17.00	x	$34,079,141	$31,462,559	$29,099,848	$26,962,220	$25,024,587
19.00	x	$37,101,915	$34,227,133	$31,632,242	$29,285,445	$27,159,036
21.00	x	$40,124,689	$36,991,708	$34,164,637	$31,608,670	$29,293,485

Wedbush noted that the discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Wedbush acted as the financial advisor to South Sound Bank's board of directors in connection with the merger. Wedbush received a $75,000 fee for the delivery of the fairness opinion. Wedbush will also receive 0.50% of the aggregate merger consideration up to $29,900,000 and 1% of any amount above $29,900,000 for financial advisory services unrelated to the fairness opinion.

South Sound Bank has also agreed to reimburse Wedbush's reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Wedbush and its affiliates and their respective partners, directors, officers, employees and agents against certain expenses and liabilities, including liabilities under federal and state securities laws.  The fairness committee of Wedbush reviewed the fairness opinion report and letter before it was delivered to the South Sound Bank Board on May 22, 2018.

Reasons of Timberland and Timberland Bank for the Merger
The merger will enable Timberland Bank to expand and strengthen its commercial banking presence in Olympia, Washington.  During its deliberation regarding the approval of the merger agreement, the boards of directors of Timberland and Timberland Bank considered a number of factors, including, but not limited to, the following:
•	South Sound Bank's strong existing commercial customer base and reputation for providing quality customer service;
•	the compatibility of the merger with Timberland Bank's long-term community banking strategy;
•	South Sound Bank's locations in Olympia and Lacey, Washington will complement Timberland Bank's existing footprint;
•	the ability of the combined company to offer a broader array of products and services to South Sound Bank's customers;
•	South Sound Bank's financial performance and strong asset quality; and
•	potential opportunities to reduce operating costs and enhance revenue.

Timberland based these assumptions on its present assessment of where savings could be realized based upon the present independent operations of South Sound Bank. Actual savings in some or all of these areas could be higher or lower than currently expected.
In reaching its decision to approve the merger agreement, the boards of directors of Timberland and Timberland Bank also considered the risks associated with the transaction, and, after due consideration, concluded that the potential benefits of the proposed transaction outweighed the risks associated with the proposed transaction.

The foregoing information and factors considered by the boards of directors of Timberland and Timberland Bank are not intended to be exhaustive. In view of the variety of factors and the amount of information considered, the boards of directors of Timberland and Timberland Bank did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in approving the transaction. In addition, individual directors may have given different weights to different factors. The boards of directors of Timberland and Timberland Bank considered all of these factors as a whole, and overall considered them to be favorable to, and to support, its determination.
Conversion of Shares and Exchange of Certificates
As soon as reasonably practicable after completion of the merger, each holder of a certificate formerly representing South Sound Bank common shares who surrenders the certificate, and upon receipt and acceptance of the certificate together with duly executed transmittal materials by American Stock Transfer, as exchange agent, shall be entitled to a statement evidencing Timberland common shares issued as the stock portion of the merger consideration, the cash portion of the merger consideration and cash in lieu of any fractional share interest.
Regulatory Approvals Required for the Merger
The closing of the merger is conditioned upon the receipt of all approvals of regulatory authorities required for the merger. Under the terms of the merger agreement, the parties have agreed to use their commercially reasonable best efforts to obtain all necessary permits, consents, approvals and authorizations from any governmental authority necessary, proper or advisable to consummate the merger.
The merger is subject to prior approval by the FDIC and the DFI. Accordingly, the parties must obtain the approval of the FDIC and the approval of the DFI. Applications with the  DFI and the FDIC were filed on June 15, 2018 and approvals were received on July 10, 2018 and July 27, 2018, respectively.
There can be no assurance as to whether all regulatory approvals will be obtained or as to the dates of the approvals. There also can be no assurance that the regulatory approvals received will not contain an unduly burdensome condition that results in a failure to satisfy the conditions to closing set forth in the merger agreement. See the section entitled "The Merger Agreement—Conditions to Completion of the Merger."
Accounting Treatment
The costs related to the merger are expected to be approximately $2.9 million (after tax), and the merger will be accounted for by applying the acquisition method in accordance with accounting principles generally accepted in the United States. For purposes of preparing Timberland's consolidated financial statements, Timberland will establish a new accounting basis for South Sound Bank's assets and liabilities based upon their estimated fair values, the merger consideration and the costs of the merger as of the acquisition date. Timberland will record any excess of cost over the estimated fair value of the net assets acquired, including any intangible assets with definite lives, of South Sound Bank as goodwill. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values has not yet been made. Timberland will determine the estimated fair value of South Sound Bank's assets and liabilities and will make appropriate purchase accounting adjustments including the calculation of any intangible assets with definite lives, upon completion of the acquisition. Goodwill will be periodically reviewed for impairment not less often than annually. Other intangible assets will be amortized against the combined company's earnings following completion of the merger and will also be evaluated for impairment no less often than annually.
Interests of Certain Persons in the Merger
In the merger, the directors and executive officers of South Sound Bank will receive the same consideration for their South Sound Bank shares as the other shareholders of South Sound Bank. In considering the recommendation of the South Sound Bank board of directors that you vote to approve the merger agreement, you should be aware that some of South Sound Bank's executive officers and directors may have interests in the merger and may have arrangements, as described below, which may be considered to be different from, or in addition to, those of South Sound Bank's shareholders generally. The South Sound Bank board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that you vote in favor of approving the merger agreement.  Further, pursuant to the merger agreement, each director of South Sound Bank (including Dan Yerrington and Steve Hanson, who are also executive officers of the Bank) has delivered to Timberland an executed voting agreement and each director of South Sound Bank has delivered to Timberland an executed noncompete agreement, each in the form attached as an exhibit to the merger agreement for no additional consideration.
Stock Ownership. The current directors and executive officers of South Sound Bank, together with their affiliates, beneficially owned, as of the record date for the special meeting, a total of 515,280 South Sound Bank common shares, representing 42.5% of the total outstanding South Sound Bank common shares.
A South Sound Bank Director will become a Director of Timberland and Timberland Bank.  Following the completion of the merger, Dan Yerrington, the current Chief Executive Officer and President of South Sound Bank will join the Timberland and Timberland Bank boards of directors.
Mr. Yerrington, age 72,  has engaged in the banking business in Thurston County since the late 1970s and was the founding Chief Executive Officer of South Sound Bank in 1999. He has been involved with and served on the boards of many civic organizations since 1999 to the present time including Chambers, Rotary, Lions, and non-profits such as Community Youth Services and Safeplace. He has also held non-elected positions on the Olympia Planning Commission and the City of Olympia Board of Adjustment. Mr. Yerrington is a U. S. Army, Vietnam era, veteran and among the awards he received was the Purple Heart for wounds received in action. He graduated from Central Washington University with a BA in Administrative Management and has guest lectured at Evergreen State College on many banking related subjects. The depth and breadth of his knowledge of the Thurston County market is expected to make Mr. Yerrington a valuable addition to the boards of directors of Timberland and Timberland Bank.
After joining the Timberland and Timberland Bank boards of directors, Mr. Yerrington will be entitled to the same compensation as is provided to the other non-employee directors of Timberland.    For the fiscal year ended September 30, 2017, each non-employee director of Timberland, other than the Chairman of the Board, was paid a retainer of $1,500 per month, $500 for each regular Board meeting attended, $500 for each audit committee meeting attended and $300 for certain other committee meetings attended. In addition, each non-employee director may periodically receive a discretionary stock-based award, if shares are available. On September 23, 2017, each non-employee director received an award of options to purchase 1,000 shares of Timberland common stock. The options vest pro rata over a five-year period from the grant date, with the first 20% vesting one year after the grant date.  Directors are provided or reimbursed for travel,  lodging and  other customary out-of-pocket expenses incurred in attending out-of-town board and committee meetings, as well as industry conferences and continuing education seminars.

Insurance and Indemnification.  As described under "The Merger Agreement—Indemnification and Continuance of Director and Officer Liability Coverage," South Sound Bank will purchase, prior to the effective time of the merger, a prepaid "tail" policy providing single limit equivalent coverage to its current officers' and directors' liability insurance with respect to actions, omissions, events, matters and circumstances occurring prior to completion of the merger for a period of up to six years following completion of the merger for a premium cost not to exceed 200% of the annual premium for its current insurance coverage.  If such prepaid "tail" policy has been obtained by South Sound Bank prior to the closing, Timberland Bank shall cause such policy to be maintained in full force and effect for its full term, and all obligations thereunder will be honored by Timberland Bank and no other party shall have any further obligation to purchase or pay for insurance hereunder.

For the duration of the tail policy period, Timberland Bank shall indemnify and hold harmless each former and current director and officer of South Sound Bank with respect to claims pertaining to matters arising out of the fact that such person is or was a director or officer of South Sound Bank at or before the closing of the merger, to the fullest extent permitted under the organization documents of South Sound Bank, subject to any limitations imposed by law or governmental entities.

Termination of Executive Employment Agreements, Deferred Compensation Agreements, and Survivor Income Plans.  Pursuant to the merger agreement, the employment agreements, as amended, of South Sound Bank's Chief Executive Officer and President, Dan Yerrington and its Executive Vice President and Chief Financial Officer, Steve Hanson will be terminated upon payment to the named persons of their contracted change in control benefits in the amounts of $747,424, and $430,000, respectively.  Messrs. Yerrington and Hanson are also participants in South Sound Bank deferred compensation plans, which are fully funded. The account balance in the Yerrington and Hanson plans are $963,800 and $658,419, respectively. Upon completion of the merger, Mr. Yerrington will receive $9,000 per month until the total amount in his account ($963,800) has been distributed. If Mr. Yerrington dies before all funds in the account have been distributed, a lump sum payment of the remaining balance shall be made to his beneficiaries. Upon completion of the merger, Mr. Hanson will receive $6,000 per month until the total amount in his account ($658,419) has been distributed. If Mr. Hanson dies before all funds in the account have been distributed, a lump sum payment of the remaining balance shall be made to his beneficiaries.

Messrs. Yerrington and Hanson are also participants in a survivor income plan, which will provide a payment to their respective designated beneficiaries in the event either of them die prior to termination of their employment at South Sound Bank. If Mr. Yerrington dies prior to the termination of his employment, South Sound Bank will pay $900,000 to his beneficiaries payable monthly over a period of thirty-six (36) months. If Mr. Hanson dies prior to the termination of his employment, South Sound Bank will pay $600,000 to his beneficiaries payable monthly over a period of thirty-six (36) months. If Messrs. Yerrington or Hanson do not die prior to termination of their employment at South Sound Bank, the plans will terminate with no benefit paid.
Employee Stock Ownership Plan.  Messrs. Yerrington, Hanson, and Terry Anderson, Chief Credit Officer of South Sound Bank, are participants in the South Sound Bank Employee Stock Ownership Plan and Trust (the "ESOP").  Messrs. Yerrington, Hanson, and Anderson are currently fully vested in 14,297 shares, 8,388 shares, and 2,339 shares, of South Sound Bank common shares, respectively, under the ESOP.  The shares held by the ESOP are included in the number of outstanding South Sound Bank common shares and upon completion of the merger will be converted to a right to receive the merger consideration.  In connection with the merger, the ESOP will be terminated and its assets, including the merger consideration, will be distributed to ESOP participants.
Voting Agreements
As described under the section entitled, "The Merger Agreement - Voting Agreements", all of the South Sound Bank directors and executive officers have entered into voting agreements in favor of Timberland providing that they will vote their South Sound Bank common shares (but not to exceed 38% of the total outstanding South Sound Bank common shares) for approval of the merger agreement and forbear from taking other actions that would be inconsistent with such obligation or precludes their shares from being voted in favor of the merger agreement.
Resignation, Non-Compete and Confidentiality Agreements
As described under the section entitled, "The Merger Agreement – Resignation, Non-Compete and Confidentiality Agreements", all of the South Sound Bank directors have entered into resignation, non-compete and confidentiality agreements that provide that the director will resign upon consummation of the merger and not take actions adverse to Timberland and Timberland for 18 months thereafter.

Method of Effecting the Acquisition
Subject to the consent of South Sound Bank, which shall not be unreasonably withheld or delayed, Timberland may at any time change the method of effecting the acquisition of South Sound Bank (including by providing for the merger of a newly formed interim bank of Timberland into South Sound Bank followed by the merger of South Sound Bank into Timberland Bank). However, no change may: (i) alter or change the amount or kind of the merger consideration; (ii) have an adverse effect on the tax treatment of the transaction to Timberland and Timberland Bank, South Sound Bank or South Sound Bank's shareholders; or (iii) impede or materially delay completion of the merger.
Effective Time
The effective time of the merger will be the time and date when the merger becomes effective, as set forth in the articles of merger that will be filed with the Secretary of State of the State of Washington on the closing date of the merger. The closing date will occur on a date agreed upon by the parties. Subject to applicable law, this date will be no later than the last day of the month (but no earlier than five (5) business days) after the  latest to occur of: (i) receipt of all required regulatory approvals and the expiration of all required waiting periods; (ii) the approval of the merger agreement by the shareholders of South Sound Bank and (iii) the satisfaction or waiver (subject to applicable law) of the other closing conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied or waived at the closing), unless extended by mutual agreement of the parties.

We anticipate that the merger will be completed during the quarter ending December 31, 2018. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying other conditions to the merger. The date for completing the merger can occur as late as March 31, 2019, after which the parties would need to mutually agree to extend the closing date of the merger. See the sections entitled "Regulatory Approvals Required for the Merger" and "The Merger Agreement—Conditions to Completion of the Merger."
Declaration and Payment of Dividends and Stock Transfers
Holders of South Sound Bank common shares will not be paid dividends or other distributions declared after the effective time of the merger with respect to  the stock portion of the merger consideration until they surrender their South Sound Bank stock certificates for exchange after the effective time of the merger. Upon surrender of those certificates after the effective time of the merger, Timberland will pay any unpaid dividends or other distributions, without interest. After the effective time of the merger, there will be no transfers on South Sound Bank's stock transfer books of South Sound Bank common shares issued and outstanding immediately prior to the effective time. If certificates representing South Sound Bank common shares are presented for transfer after the effective time of the merger, they will be cancelled and exchanged for the cash portion of the merger consideration, a statement evidencing the applicable number of Timberland common shares issued as the stock portion of the merger consideration, any cash in lieu of fractional shares and unpaid dividends or other distributions which respect to the Timberland common shares represented thereby.
No Fractional Shares
No fractional share interests will be issued to any shareholder of South Sound Bank upon completion of the merger. For each fractional share that would otherwise be issued, Timberland will pay cash in an amount equal to the fraction of a Timberland common share which the holder would otherwise be entitled to receive, multiplied by the Timberland average closing price. No interest will be paid or accrued on cash payable to holders of those certificates in lieu of fractional shares.
Share Matters
None of Timberland, South Sound Bank, the exchange agent or any other person will be liable to any former shareholder of South Sound Bank for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

If a certificate for South Sound Bank common shares has been lost, stolen or destroyed, the exchange agent will issue the merger consideration properly payable under the merger agreement upon the making of an affidavit by the person claiming that loss, theft or destruction and the posting of a bond in an amount reasonably necessary as indemnity against any claim that may be made against Timberland with respect to that lost certificate.
For a description of Timberland common shares and a description of the differences between the rights of the holders of South Sound Bank common shares compared to the rights of the holders of Timberland common shares, see the sections entitled "Description of Timberland Capital Stock" and "Comparison of Shareholder Rights."
Public Trading Markets
Timberland's common shares are listed on Nasdaq under the symbol "TSBK" and South Sound Bank's common shares  are not listed or traded on any established securities exchange or quotation system.  The Timberland common shares issuable in the merger will be listed on Nasdaq.
THE MERGER AGREEMENT
The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement in its entirety, as it is the legal document governing the merger.

The Merger
The boards of directors of Timberland, Timberland Bank and South Sound Bank have each unanimously approved the merger agreement, which provides for the merger of South Sound Bank into Timberland Bank, with Timberland Bank as the surviving institution of the merger.

Effective Time and Completion of the Merger
             The merger agreement provides that unless Timberland, Timberland Bank and South Sound Bank agree to a later date, the filings necessary to make the merger effective, consisting of articles of merger to be filed with the Secretary of State of the State of Washington, will be made on or before the last day of the month (but no earlier than five business days) after all of the conditions to completion of the merger have been satisfied or waived (other than those that by their nature are to be satisfied or waived at the closing of the merger).

We currently expect that the merger will be completed in the quarter ending December 31, 2018, subject to the approval of the merger agreement by South Sound Bank shareholders, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, Timberland Bank and South Sound Bank will obtain the required approvals or complete the merger. See "—Conditions to Completion of the Merger."

Consideration to be Received in the Merger
In the merger, South Sound Bank shareholders will have the right with respect to each of their South Sound Bank common shares, to receive a number of Timberland common shares equal to the exchange ratio of 0.7460 and cash consideration of $5.68825 per share.
 If, prior to the effective time of the merger, the outstanding Timberland common shares are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or other similar change in capitalization, an appropriate and proportionate adjustment will be made to the exchange ratio.

The value of the Timberland common shares to be received by South Sound Bank shareholders in the merger may vary from the value as of the date we announced the merger, the date that this document was mailed to South Sound Bank shareholders, the date of the meeting of South Sound Bank shareholders and the date of completion of the merger. Any change in the market price of Timberland common shares prior to completion of the merger will affect the value of the stock portion of the merger consideration that South Sound Bank shareholders will receive upon completion of the merger. Accordingly, at the time of the South Sound Bank special meeting, South Sound Bank shareholders will not know or be able to calculate the value of the stock portion of the merger consideration they would receive upon completion of the merger.  See "Risk Factors" on page 13 .

No fractional share interests will be issued in connection with the merger. Instead, Timberland will make a cash payment to each South Sound Bank shareholder who would otherwise receive a fractional Timberland share in an amount equal to the fractional share multiplied by the Timberland average closing price. A South Sound Bank shareholder also has the right to obtain the fair value of his or her South Sound Bank shares in lieu of receiving the merger consideration under the merger agreement by strictly following the procedures under the RCW, as discussed under "Dissenters' Rights" beginning on page 66 .

Exchange Procedures
              Prior to the effective time of the merger, Timberland will appoint as the exchange agent under the merger agreement, its transfer agent, American Stock Transfer. As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail to each holder of record of South Sound Bank common shares a letter of transmittal and instructions for the surrender of the holder's South Sound Bank stock certificate(s) and/or conversion of book-entry shares for the merger consideration and cash in lieu of any fractional Timberland share.

South Sound Bank shareholders should not send in their stock certificates until they receive the letter of transmittal and instructions.

             Upon surrender to the exchange agent of the certificate(s) representing his or her South Sound Bank common shares, accompanied by a properly completed letter of transmittal, a South Sound Bank shareholder will be entitled to promptly receive the merger consideration and cash in lieu of any fractional Timberland share. Until surrendered, each such certificate will represent after the effective time of the merger, for all purposes, only the right to receive, without interest, the merger consideration and cash in lieu of any fractional Timberland share. Timberland or the exchange agent will be entitled to deduct and withhold from any cash consideration payable under the merger agreement to any holder of South Sound Bank common shares, the amounts it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the persons from whom they were withheld.

No dividends or other distributions with respect to Timberland common shares after completion of the merger will be paid to the holder of any unsurrendered South Sound Bank stock certificates with respect to the Timberland common shares represented by those certificates until those certificates have been properly surrendered. Following the proper surrender of any such previously unsurrendered South Sound Bank stock certificate, the holder of the certificate will be entitled to receive, without interest, (i) the amount of unpaid dividends or other distributions with a record date after the effective time of the merger payable with respect to the whole shares of Timberland common stock represented by that certificate and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to Timberland common shares represented by that certificate with a record date after the effective time of the merger (but before the date on which the certificate is surrendered) and with a payment date subsequent to the issuance of the Timberland common shares issuable in exchange for that certificate.

The merger consideration and cash in lieu of any fractional Timberland share may be issued or paid in a name other than the name in which the surrendered South Sound Bank stock certificate is registered if (i) the certificate surrendered is properly endorsed or otherwise in a proper form for transfer, and (ii) the person requesting the payment or issuance pays any transfer or other similar taxes due or establishes to the satisfaction of Timberland that such taxes have been paid or are not applicable.

After the effective time of the merger, there will be no transfers on the stock transfer books of South Sound Bank other than to settle transfers of South Sound Bank shares that occurred prior to the effective time. If, after the effective time of the merger, certificates for South Sound Bank shares are presented for transfer to the exchange agent, the certificates will be cancelled and exchanged for the merger consideration, cash in lieu of any fractional Timberland share and any unpaid dividends or distributions on Timberland common shares deliverable with respect thereto, in each case without interest.

Any portion of the merger consideration and cash to be paid in lieu of fractional Timberland shares that has been deposited with the exchange agent and remains unclaimed by South Sound Bank shareholders at the expiration of six months after the effective time of the merger may be returned to Timberland. In that case, former South Sound Bank shareholders who have not yet surrendered their South Sound Bank stock certificates may after that point look only to Timberland with respect to the merger consideration, any cash in lieu of any Timberland fractional common shares and any unpaid dividends and distributions on the Timberland common shares to which they are entitled, in each case, without interest. None of Timberland, the exchange agent or any other person will be liable to any former South Sound Bank shareholder for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

In the event any South Sound Bank stock certificate is lost, stolen or destroyed, in order to receive the merger consideration and any cash in lieu of any fractional Timberland share, the holder of that certificate must provide an affidavit of that fact and, if reasonably required by Timberland or the exchange agent, post a bond in such amount as Timberland determines is reasonably necessary to indemnify it against any claim that may be made against it with respect to that certificate.

Conduct of Business Pending the Merger
Pursuant to the merger agreement, South Sound Bank, Timberland and Timberland Bank have agreed to certain restrictions on their activities until the merger is completed or terminated. In general, each party has agreed that, except as otherwise permitted by the merger agreement, or as required by applicable law or a governmental entity or with the prior written consent of the other party, it will:

•	use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships;
•
not take any action that is intended to or that would reasonably be expected to adversely affect or materially delay the ability of any party to obtain any necessary regulatory approvals or to complete the merger;

•
not take any action that is intended to cause, or would reasonably likely cause, the merger to fail to qualify as a reorganization under Section 368(a) of the Code or cause any of its representations and warranties in the merger agreement becoming untrue in any material respect or any of the conditions in the merger agreement to be unsatisfied or becoming a violation of any provision of the merger agreement; and

•	not take any action that is likely to materially impair its ability to perform any of its obligations under the merger agreement.

Timberland has also agreed that it will not to amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the merger to South Sound Bank's shareholders.

South Sound Bank has also agreed that it will conduct its business in the ordinary course consistent with past practice. South Sound Bank has further agreed that it will not do any of the following, except as required by law or a governmental entity, expressly contemplated or permitted by the merger agreement, or with the prior written consent of Timberland:

•
issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock, or any warrants, options, other equity-based awards, convertible securities or other arrangements or commitments to acquire capital stock;

•	issue any other capital securities, including trust preferred or other similar securities, voting debt securities or other securities, debentures or subordinated notes;
•	pay any dividends or other distributions on its capital stock, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock;
•
(i) enter into, modify, renew or terminate any employment, consulting, severance, change in control or similar agreement or arrangement with any director, officer, employee, or service provider, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal increases in salary to rank and file employees, (C) incentive bonuses as specified pursuant to the merger agreement, and (D) severance in accordance with past practice; (ii) hire any new officers; (iii) promote any employee to a rank of vice president or higher; or (iv) pay expenses of more than $10,000, in the aggregate, for employees and directors to attend conventions, training programs or similar meetings.

•
establish, modify, renew or terminate any employee benefit plan, accelerate the vesting of benefits under any employee benefit plan or make or accrue any additional contribution to the ESOP or to any nonqualified deferred compensation plan or arrangement;

•
sell, transfer, lease or encumber any of its assets, except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value; or sell or transfer any of its deposit liabilities;

•
enter into, modify or renew any data processing contract, service provider agreement or any lease, license or maintenance agreement relating to real or personal property or intellectual property or information technology assets, other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice, or permit to lapse its rights in any material intellectual property or information technology assets;

•
acquire the assets, business, deposits or properties of any person, other than pursuant to foreclosure, in a fiduciary capacity or in satisfaction of debts contracted prior to the date of the merger agreement;

•	sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice or sell or acquire any servicing rights;
•	amend its articles of incorporation or bylaws or similar governing documents;
•	materially change its accounting principles, practices or methods, except as may be required by accounting principles generally accepted in the United States or any governmental entity;
•	enter into, materially modify, terminate or renew any South Sound Bank Contract (as such term is defined in the merger agreement);
•	settle any legal claims involving an amount in excess of $10,000, excluding amounts paid or reimbursed under any insurance policy;
•
foreclose upon any real property without obtaining a phase one environmental report, except for one- to four-family non-agricultural residential properties of five acres or less which it does not have reason to believe contains hazardous substances or might be in violation of or require remediation under environmental laws;

•
(i) voluntarily make a material change in its deposit mix; (ii) increase or decrease the interest rate paid on its time deposits or certificates of deposit except in a manner consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility;

•	acquire any investment securities outside of the limits specified in the merger agreement;
•	make capital expenditures outside the limits specified in the merger agreement;
•	materially change its loan underwriting policies or make loans or extensions of credit in excess of amounts specified in the merger agreement;
•	invest in any new or existing joint venture or any new real estate development or construction activity;
•	materially change its interest rate and other risk management policies and practices;
•
incur any debt for borrowed funds other than in the ordinary course of business consistent with past practice with a term of one year or less, or guaranty any obligations or liabilities of any other person or entity other than the issuance of letters of credit in the ordinary course of business;

•	create any lien on any of its assets or properties other than pursuant to agreements with the Federal Home Loan Bank of Des Moines and federal funds transactions;
•	make charitable contributions in excess of limits specified in the merger agreement;
•	enter into any new lines of business;
•	make, change or revoke any tax election, amend any tax return, enter into any tax closing agreement, or settle any liability with respect to disputed taxes; or
•	agree or commit to do any of the foregoing.
Agreement Not to Solicit Other Offers
             South Sound Bank has agreed that, from the date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, it will not, directly or indirectly: (i) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide to any person any confidential or nonpublic information concerning, its business, properties or assets; or (ii) have any discussions with any person or entity relating to an acquisition proposal.

Notwithstanding this agreement, if South Sound Bank receives an unsolicited written acquisition proposal prior to South Sound Bank shareholder approval of the merger agreement that South Sound Bank's board of directors determines in good faith constitutes or is reasonably likely to constitute a transaction that is more favorable from a financial point of view to the shareholders of South Sound Bank than the merger with Timberland (referred to as a "superior proposal"), South Sound Bank may provide confidential information to and negotiate with the third party that submitted the acquisition proposal if the South Sound Bank board of directors determines in good faith, after consulting with counsel, that the failure to do so would violate the board's fiduciary duties. In order to constitute a superior proposal, an acquisition proposal must be for a tender or exchange offer, proposal for a merger or consolidation or other business combination involving South Sound Bank or other type of proposal or offer to acquire a majority of the voting power in, or a majority of the fair market value of the business, assets or deposits of, South Sound Bank. South Sound Bank must promptly advise Timberland of any acquisition proposal received and keep it apprised of any related developments.

The merger agreement generally prohibits the South Sound Bank board of directors from withdrawing or modifying in a manner adverse to Timberland the board's recommendation that South Sound Bank's shareholders vote to approve the merger agreement (referred to as a "change in recommendation"). At any time prior to the approval of the merger agreement by South Sound Bank's shareholders, however, the South Sound Bank board of directors may effect a change in recommendation in response to a bona fide written unsolicited acquisition proposal that the board determines in good faith, after consultation with counsel, constitutes a superior proposal. The South Sound Bank board of directors may not make a change in recommendation in response to a superior proposal, or terminate the merger agreement to pursue a superior proposal, unless it has given Timberland at least four business days to propose a modification to the merger agreement and, after considering any such proposed modification, the South Sound Bank board of directors determines in good faith, after consultation with counsel, that the third party unsolicited proposal continues to constitute a superior proposal.

If Timberland terminates the merger agreement based on a change in recommendation by the South Sound Bank board of directors or South Sound Bank terminates the merger agreement to pursue a superior proposal, South Sound Bank would be required to pay Timberland a termination fee of $1.035 million in cash. See "—Termination of the Merger Agreement."

Representations and Warranties
The representations and warranties described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of the parties thereto, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Timberland and South Sound Bank rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to shareholders. You should not rely on the representations and warranties or any description thereof as characterizations of the actual state of facts or condition of Timberland, Timberland Bank, South Sound Bank or any of their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Timberland or South Sound Bank. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information."

The merger agreement contains customary representations and warranties of Timberland and Timberland Bank, on the one hand, and South Sound Bank, on the other hand, relating to their respective businesses. The representations and warranties in the merger agreement do not survive completion of the merger.

            The representations and warranties made by each of the parties in the merger agreement relate to a number of matters, including the following:

•	corporate matters, including due organization and qualification;
•	capitalization;
•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;
•	required governmental and other regulatory filings, consents and approvals in connection with the merger;
•	reports to regulatory authorities;
•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;

•	in the case of South Sound Bank, broker's fees payable in connection with the merger;
•	the absence of certain changes or events;
•	legal proceedings;
•	tax matters;
•	employee benefit matters;
•	in the case of Timberland, filings with the SEC;
•	compliance with applicable laws;
•	in the case of South Sound Bank, certain contracts;
•	absence of agreements with regulatory authorities;
•	derivative instruments and transactions;
•	environmental matters;
•	investment securities, commodities and, in the case of South Sound Bank, bank owned life insurance;
•	title to real property and other assets;
•	intellectual property and information technology assets;
•	in the case of South Sound Bank, related party transactions;
•	in the case of South Sound Bank, inapplicability of takeover statutes;
•	absence of action or circumstance that would prevent the merger from qualifying as a reorganization under Section 368(a) of the Code;
•	in the case of South Sound Bank, receipt of a fairness opinion from South Sound Bank's financial advisor;
•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other documents;
•	loan matters;
•	insurance matters;
•	in the case of South Sound Bank, the proper administration of all fiduciary business;
•	in the case of South Sound Bank, the accuracy and completeness of corporate and stock ownership records; and
•	in the case of South Sound Bank, the absence of claims requiring indemnification.

Certain representations and warranties of Timberland and South Sound Bank are qualified as to "materiality" or "material adverse effect" as defined in the merger agreement.

Special Meeting and Recommendation of South Sound Bank's Board of Directors
             South Sound Bank has agreed to, and to cause its board of directors to take all action to, hold the special meeting for the purpose of voting upon the merger agreement and use commercially reasonable best efforts to obtain from its shareholders the vote required to approve the merger agreement, including by communicating to its shareholders its recommendation (and including such recommendation in this proxy statement/prospectus) that they approve the merger agreement.

Notwithstanding any change in recommendation by the board of directors of South Sound Bank, unless the merger agreement has been terminated in accordance with its terms, South Sound Bank is required to convene the special meeting and to submit the merger agreement to a vote of its shareholders. South Sound Bank will adjourn or postpone the special meeting if there are insufficient South Sound Bank common shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting.

Conditions to Completion of the Merger
Mutual Closing Conditions. The obligations of the parties to complete the merger are subject to the satisfaction of the following conditions:

•	approval of the merger agreement by South Sound Bank's shareholders;
•	authorization for listing on Nasdaq of the Timberland common shares to be issued in the merger;
•	the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, being effective and not subject to any stop order by the SEC;
•	absence of any injunction or other legal restraint blocking the merger; and
•	required regulatory approvals are received without the imposition of any unduly burdensome condition as reasonably determined by the Timberland board of directors;
Additional Closing Conditions for the Benefit of Timberland and Timberland Bank. In addition to the mutual closing conditions, Timberland's and Timberland Bank's obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	accuracy of the representations and warranties made by South Sound Bank subject to the closing condition standards set forth in the merger agreement;
•	performance in all material respects by South Sound Bank of the obligations required to be performed by it at or prior to the effective time of the merger;
•	not more than 10% of the outstanding South Sound Bank common shares shall have been voted against the merger agreement;
•	South Sound Bank having, as set forth in the merger agreement, minimum shareholders equity and specified deposits of $23 million and $90 million, respectively;
•	the receipt by Timberland of a certificate signed by the Chief Executive Officer or Chief Financial Officer of South Sound Bank as to the satisfaction of the conditions described above;

•
the receipt by Timberland of written releases from certain executives of South Sound Bank and evidence of the freezing of South Sound Bank's non-qualified plan benefits as specified in the merger agreement;

•	the receipt of consent from counterparties under specified contracts; and
•	the receipt by Timberland of an opinion of its legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.
Additional Closing Conditions for the Benefit of South Sound Bank. In addition to the mutual closing conditions, South Sound Bank's obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•
accuracy of the representations and warranties made by Timberland and Timberland Bank subject to the closing condition standards set forth in the merger agreement and the receipt by South Sound Bank of a certificate signed by the Chief Executive Officer or Chief Financial Officer of Timberland and Timberland Bank to that effect;

•
performance in all material respects by Timberland and Timberland Bank of the obligations required to be performed by them at or prior to the effective time of the merger and the receipt by South Sound Bank of a certificate signed by the Chief Executive Officer or Chief Financial Officer of Timberland and Timberland Bank to that effect; and

•	the receipt by South Sound Bank of an opinion of its legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.
Termination of the Merger Agreement
The parties can mutually agree to terminate the merger agreement at any time. Any party may also terminate the merger agreement:

•
if a regulatory or other governmental authority has denied approval of the merger and such denial has become final and non-appealable, provided that the denial is not due to the failure of the party seeking termination to fulfill its obligations under the merger agreement, or if a court or regulatory or other governmental authority issues a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the merger;

•	if the merger has not been completed by March 31, 2019, unless due to the failure of the party seeking termination to perform or observe its covenants and agreements set forth in the merger agreement;
•
if the other party breaches any representation, warranty, covenant or other agreement (provided that the terminating party is not then in material breach of representation, warranty, covenant or other agreement), which breach results in a failure to satisfy the closing conditions of the party seeking termination and such breach is not cured within twenty (20) days following written notice to the breaching company or by its nature or timing cannot be cured within that time period; or

•
if the provision giving Timberland and Timberland Bank the right to terminate the merger agreement as described in the next paragraph is not applicable and the shareholders of South Sound Bank fail to approve the merger agreement at the special meeting of South Sound Bank shareholders.

In addition to the circumstances described above, Timberland and Timberland Bank may terminate the merger agreement if (i) the board of directors of South Sound Bank fails to recommend that South Sound Bank shareholders approve the merger agreement or makes a change in recommendation; (ii) South Sound Bank materially breaches any of the provisions relating to acquisition proposals, as described under "—Agreement Not to Solicit Other Offers"; or (iii) South Sound Bank refuses to call or hold the shareholder meeting for a reason other than that the merger agreement has been previously terminated. Immediately following such a termination  South Sound Bank must pay to Timberland a termination fee of $1.035 million in same day funds.

In addition to the circumstances described above, South Sound Bank may terminate the merger agreement prior to obtaining shareholder approval in order to enter into an agreement relating to a superior proposal; provided, however, that South Sound Bank has (i) not materially breached the merger agreement provisions outlined in "—Agreement Not to Solicit Other Offers" and (ii) paid Timberland the $1.035 million termination fee.

South Sound Bank must also pay the $1.035 million termination fee to Timberland if the merger agreement is terminated by any party as a result of the failure of South Sound Bank's shareholders to approve the merger agreement and if, prior to such termination, there is publicly announced a proposal for a tender or exchange offer, for a merger or consolidation or other business combination involving South Sound Bank  or for the acquisition of a majority of the voting power in, or a majority of the fair market value of the business, assets or deposits of, South Sound Bank and, within one year of the termination, South Sound Bank either enters into a definitive agreement with respect to that type of transaction or consummates that type of transaction.

Timberland must pay South Sound Bank a termination fee of $400,000 if the merger agreement is terminated by South Sound Bank as a result of a willful and material breach of the provisions of the merger agreement by Timberland or Timberland Bank.

Employee and Benefit Plan Matters
             Following the effective time of the merger, Timberland Bank shall maintain or cause to be maintained employee benefit plans for the benefit of continuing employees of South Sound Bank (referred to below as "covered employees") which provide employee benefits that are substantially comparable to the employee benefits that are made available to similarly situated employees of Timberland Bank. Until such time as Timberland Bank causes covered employees to participate in the benefit plans that are made available to similarly situated employees of Timberland Bank, a covered employee's continued participation in employee benefit plans of South Sound Bank will be deemed to satisfy this provision of the merger agreement.

To the extent that a covered employee becomes eligible to participate in a Timberland Bank benefit plan, Timberland Bank shall cause the plan to recognize years of prior service of such covered employee with South Sound Bank for purposes of eligibility, participation, vesting and, in the case of vacation or paid time off plans only, for benefit accrual from such covered employee's last hire date, but only to the extent such service was recognized immediately prior to the merger closing date under a comparable South Sound Bank benefit plan in which such covered employee was eligible to participate immediately prior to the effective time of the merger. This recognition of service will not duplicate any benefits of a covered employee with respect to the same period of service.
With respect to any Timberland Bank benefit plan that is a health, dental, vision or similar plan, Timberland Bank shall use commercially reasonable best efforts to:
•
cause the waiver of all limitations as to pre-existing conditions and waiting periods with respect to participation and coverage requirements applicable to the covered employees, to the extent such condition was or would have been covered under, or such waiting period was satisfied under,  a South Sound Bank benefit plan maintained for such covered employees immediately prior to the merger closing date; and

•
recognize expenses incurred by a covered employee in the year that includes the closing date (or, if later, the year in which the covered employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements.

South Sound Bank has agreed to take all actions reasonably requested by Timberland that may be necessary or appropriate to (i) cause the continuation on and after the effective time of the merger, of any contract, arrangement or insurance policy relating to any South Sound Bank benefit plan for such period as may be requested by Timberland, (ii) facilitate the merger of any South Sound Bank benefit plan into any employee benefit plan maintained by Timberland or Timberland Bank, and/or (iii) amend or terminate any South Sound Bank benefit plan (to the extent permitted by the terms thereof and Section 409A of the Code) immediately prior to the effective time of the merger, except as otherwise provided in the merger agreement.  The ESOP will be terminated by South Sound Bank immediately prior to the effective time of the merger.
Timberland Bank has agreed to honor the obligations of South Sound Bank to executives Yerrington and Hanson under their employment agreements, subject to securing the releases described in the merger agreement and under their nonqualified deferred compensation adoption agreements.  For additional information, see "The Merger—Interests of Certain Persons in the Merger" on page 43 .
Indemnification and Continuance of Director and Officer Liability Coverage
             During the period that the tail policy described below is in effect, Timberland Bank will maintain and preserve the rights to indemnification of the current and former directors and officers of South Sound Bank to the maximum extent permitted by applicable organizational documents, subject to any limitations as imposed by law or governmental entities, in connection with any claims arising out of or relating to matters existing or occurring at or prior to the effective time of the merger, including the merger.

Prior to the completion of the merger, South Sound Bank shall purchase a prepaid tail policy for directors' and officers' liability insurance for a coverage period up to six years with respect to actions, omissions, events, matters, and circumstances occurring prior to the effective time  provided that the cost thereof shall not exceed 200% of South Sound Bank's current annual premium for such insurance. Timberland Bank will cause such policy to be maintained in full force and effect for its full term and will cause all obligations thereunder to be honored after the merger.

Expenses
All expenses incurred in connection with the merger will be paid by the party incurring the expenses, except that South Sound Bank will bear the costs and expenses of printing and mailing this proxy statement/prospectus and Timberland has paid the filing fee for the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part.

Amendment, Waiver and Extension of the Merger Agreement
             Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after approval of the merger agreement by the shareholders of South Sound Bank, except that after approval of the merger agreement by the shareholders of South Sound Bank, there may not be, without further approval of such shareholders, any amendment of the merger agreement that requires further approval of such shareholders under applicable law.

At any time prior to completion of the merger, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement.

Voting Agreements
             As an inducement to Timberland and Timberland Bank to enter into the merger agreement, the directors and executive officers of South Sound Bank have entered into voting agreements with Timberland with respect to the shares of South Sound Bank common shares they own. The following summary of the voting agreements is qualified in its entirety by reference to the form of voting agreement, a copy of which is attached as Exhibit A to the merger agreement, which is included in Appendix A to this proxy statement/prospectus.

Pursuant to the voting agreements, the directors and executive officers of South Sound Bank have agreed:

•
to vote, or cause to be voted, all of their South Sound Bank common shares in an aggregate amount equal to, and not in excess of, 38% of the outstanding South Sound Bank common shares (i) in favor of approval of the merger agreement and approval of the merger and any action required in furtherance thereof and (ii) against any proposal made in opposition to or in competition with the consummation of the merger;

•
not to sell, transfer or otherwise dispose of any such South Sound Bank common shares until after shareholder approval of the merger proposal, excluding (i) a transfer where the transferee has agreed in writing to abide by the terms of the voting agreement in a form reasonably satisfactory to Timberland, (ii) a transfer by will or operation of law, or (iii) a transfer made with the prior written consent of Timberland; and

•	not to bring or aid any legal action that challenges the validity of or seeks to enjoin the operation of any provision of the voting agreement or the merger agreement.
The obligations under each voting agreement will terminate concurrently with any termination of the merger agreement.

Resignation, Non-Compete and Confidentiality Agreements
Each South Sound Bank director has entered into resignation, non-compete and confidentiality agreements with Timberland whereby the director has, if applicable, agreed to resign as a director, upon consummation of the merger and for 18 months thereafter the individual will not, subject to limited exceptions in certain cases, without the prior written consent of Timberland:
• refer any customers to any financial institution other than the financial institution subsidiaries of Timberland;

• solicit the business of any customer of South Sound Bank for any other person or entity for the purpose of providing services on behalf of any person or entity other than Timberland or any of its financial institution subsidiaries;

• solicit or induce any customer to terminate or reduce any aspects of its relationship with Timberland or any of its financial institution subsidiaries;

• participate as an officer, director, employee or consultant, or invest in any financial institution (other than the purchase of less than 5% of the outstanding shares), or financial institution in formation, or

• directly or indirectly, solicit or offer employment to any officer or employee of Timberland or any of its subsidiaries, or take any action intended or reasonably expected to cause any officer or employee or entity doing business with, Timberland or any of its subsidiaries to terminate his, her or its employment or business relationship with Timberland or any of its subsidiaries.

The agreement also provides that the South Sound Bank director or executive officer may not during the term of the agreement make derogatory statements about Timberland or any of its subsidiaries or any of their respective directors, officers, employees, agents, or representatives, in each case subject to standard exceptions.  Each director and applicable executive officer has also agreed to not disclose confidential information about the South Sound Bank entities.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
This discussion addresses the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of South Sound Bank common shares. The discussion is based on provisions of the Code, U.S. Treasury regulations, administrative rulings of the Internal Revenue Service, or IRS, and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations.
For purposes of this discussion, we use the term "U.S. holder" to mean:
•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;
•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion applies only to U.S. holders that hold their South Sound Bank common shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder in light of the holder's particular circumstances or to U.S. holders subject to special treatment under the U.S. federal income tax laws, including without limitation the following:
•	banks and other financial institutions;
•	pass-through entities and investors therein;
•	persons liable for the alternative minimum tax;
•	insurance companies;
•	tax-exempt organizations;
•	dealers in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of accounting;
•	persons that hold South Sound Bank common shares as part of a straddle, hedge, constructive sale, conversion or other integrated transaction;
•	mutual funds;
•	regulated investment companies;
•	real estate investment trusts;
•	retirement plans, individual retirement accounts or other tax-deferred accounts;
•	persons whose "functional currency" is not the U.S. dollar;

•	U.S. expatriates and former residents of the United States; and
•	persons who acquired their South Sound Bank common shares through the exercise of a South Sound Bank option, through a tax qualified retirement plan or otherwise as compensation.
Furthermore, this discussion does not address any state, local, or non-U.S. tax consequences, or U.S. federal estate, gift, alternative minimum tax or other non-income tax consequences.
If a partnership or other entity taxed as a partnership for U.S. federal income tax purposes holds South Sound Bank common shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

The actual U.S. federal income tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax, the estate and gift tax, and any state, local or non-U.S. and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally
It is a condition to South Sound Bank's obligation to complete the merger that South Sound Bank receives a written opinion of its special counsel, Keller Rohrback L.L.P., dated as of the closing date, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. It is a condition to Timberland's obligation to complete the merger that Timberland receives an opinion of its special counsel, Silver, Freedman, Taff & Tiernan LLP, dated as of the closing date, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. These opinions will be based on the assumption that the merger will be completed in the manner set forth in the merger agreement and the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and on representation letters provided by South Sound Bank and Timberland to be delivered at the time of the closing. Those opinions will also be based on the assumption that the representations set forth in the merger agreement and the representation letters are, as of the effective time of the merger, true and complete without qualification and that the representation letters are executed by appropriate and authorized officers of South Sound Bank and Timberland. If any of the assumptions or representations upon which such opinions are based is inconsistent with the actual facts with respect to the merger, the U.S. federal income tax consequences of the merger could be adversely affected.
In addition, neither of the tax opinions given in connection with the merger or in connection with the filing of the registration statement will be binding on the IRS. Neither South Sound Bank nor Timberland intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger, and consequently, there is no assurance that the IRS will treat the merger as a "reorganization" within the meaning of Section 368(a) of the Code.
Assuming that the merger is completed in the manner set forth in the merger agreement and the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and that the representations found in the merger agreement and in the representation letters provided by South Sound Bank and Timberland delivered at the time of closing will be true and complete without qualification as of the effective time of the merger, it is the opinion of each of Keller Rohrback L.L.P. and Silver, Freedman, Taff & Tiernan LLP  that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.
Based solely on the information set forth herein, and subject to the assumptions, qualifications and limitations set forth herein and in their respective federal income tax opinions filed as exhibits to the registration statement on Form S-4, this discussion of the material U.S. federal income tax consequences of the merger, to the extent such discussion expresses conclusions as to the application of U.S. federal income tax law, constitutes the opinions of Keller Rohrback L.L.P.,  special counsel to South Sound Bank, and Silver, Freedman, Taff & Tiernan LLP, special counsel to Timberland. In rendering their respective tax opinions, each counsel relied upon representations and covenants, including those contained in certificates of officers of South Sound Bank and Timberland, reasonably satisfactory in form and substance to each such counsel.  If any of the representations, covenants or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.  Copies of the tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement on Form S-4.
Subject to the foregoing, the material U.S. federal income tax consequences of the merger to U.S. holders of South Sound Bank common shares will be as follows:
•
gain (but not loss) will be recognized on the receipt of the merger consideration in exchange for South Sound Bank common shares pursuant to the merger in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Timberland common shares on the date of the completion of the merger and cash (other than cash received instead of a fractional Timberland common share) received by a holder of South Sound Bank common shares exceeds such holder's tax basis in its South Sound Bank common shares, and (2) the amount of cash received by such holder of South Sound Bank common shares (other than cash received instead of fractional interests in Timberland common shares, which will be taxed as discussed in the section entitled "Cash Received Instead of a Fractional Timberland Common Share" below);

•
the aggregate basis of the Timberland common shares received in the merger will be the same as the aggregate basis of the South Sound Bank common shares for which it is exchanged, decreased by the amount of cash received in the merger (except with respect to any cash received instead of fractional interests in Timberland common shares), decreased by any basis attributable to fractional interests in Timberland common shares for which cash is received, and increased by the amount of any gain recognized on the exchange (regardless of whether such gain is classified as capital gain, or as ordinary dividend income, as discussed below, but excluding any gain or loss recognized with respect to fractional interests in Timberland common shares for which cash is received); and

•	the holding period of Timberland common shares received in exchange for South Sound Bank common shares will include the holding period of the South Sound Bank common shares for which it is exchanged.
If a U.S. holder of South Sound Bank common shares acquired different blocks of South Sound Bank common shares at different times or at different prices, any gain or loss, when recognized, will be determined separately with respect to each block of South Sound Bank common shares and such holder's basis and holding period will be determined by reference to each block of South Sound Bank common shares. If a U.S. holder determines that it has a loss with respect to any block of shares, such loss cannot be recognized as part of the merger and cannot be used to offset any gain recognized in the merger. Any such holder should consult its tax advisor regarding the manner in which gain or loss should be determined for each identifiable block of South Sound Bank common shares surrendered in the merger and with respect to determining the bases or holding periods of the Timberland common shares received in the merger.

Cash Received Instead of a Fractional Timberland Common Share
A U.S. holder of South Sound Bank common shares that receives cash in lieu of a fractional Timberland common share will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Timberland. As a result, a U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the basis in the fractional share. This gain or loss will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Cash Received on Exercise of Dissenters' Rights
A U.S. holder of South Sound Bank common shares that receives cash in exchange for such holder's South Sound Bank common shares upon exercise of dissenters' rights will recognize gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in the South Sound Bank common shares exchanged therefor. Each U.S. holder of South Sound Bank common shares is urged to consult such holder's tax advisor regarding the manner in which gain or loss should be calculated among different blocks of South Sound Bank common shares exchanged in the merger. Such gain or loss will generally be long-term or short-term capital gain or loss, depending on the U.S. holder's holding period in the South Sound Bank common shares exchanged.  The tax consequences of cash received may vary depending upon your individual circumstances. Each holder of South Sound Bank common stock who contemplates exercising statutory dissenters' rights should consult its tax adviser as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income

Possible Treatment of Gain as a Dividend
Any gain recognized by a U.S. holder of South Sound Bank common shares in connection with the merger generally will be capital gain unless such holder's receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as a dividend to the extent of such holder's ratable share of South Sound Bank's accumulated earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether your receipt of cash has the effect of a distribution of a dividend, you will be treated as if you first exchanged all of your South Sound Bank common shares solely in exchange for Timberland common shares and then Timberland immediately redeemed a portion of those shares for the cash that you actually received in the merger (referred to herein as the "deemed redemption"). Receipt of cash will generally not have the effect of a dividend to you if such receipt is "not essentially equivalent to a dividend" or "substantially disproportionate," each within the meaning of Section 302(b) of the Code. In order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in your deemed percentage stock ownership of Timberland following the merger. The determination generally requires a comparison of the percentage of the outstanding stock of Timberland that you are considered to have owned immediately before the deemed redemption to the percentage of the outstanding stock of Timberland that you own immediately after the deemed redemption. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. For purposes of applying the foregoing tests, a shareholder will be deemed to own the stock the shareholder actually owns and the stock the shareholder constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a shareholder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the shareholder is a beneficiary, and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the shareholder or such other persons. If, after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if your holding period for your South Sound Bank common shares is more than one year as of the date of the exchange. If, after applying these tests, the deemed redemption results in the gain recognized being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to you at the long-term capital gains rate, provided you held the shares giving rise to such income for more than 60 days during the 121-day period beginning 60 days before the effective time of the merger. The determination as to whether you will recognize a capital gain or dividend income as a result of your exchange of South Sound Bank common shares for a combination of Timberland common shares and cash in the merger is complex and is determined on a shareholder-by-shareholder basis. Accordingly, we urge you to consult your own tax advisor with respect to any such determination that is applicable to your individual situation.
Net Investment Income Tax
A U.S. holder of South Sound Bank common shares that is an individual is subject to a 3.8% tax on the lesser of: (1) his or her "net investment income" for the relevant taxable year, or (2) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual's U.S. federal income tax filing status). Estates and trusts are subject to similar rules. Net investment income generally would include any capital gain recognized in connection with the merger (including any gain treated as a dividend), as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such individual. Holders of South Sound Bank common shares should consult their tax advisors as to the application of this additional tax to their circumstances.

Backup Withholding and Information Reporting
      A non-corporate U.S. holder may be subject to backup withholding (currently at a rate of 24%) on any cash received in the merger, including cash received in lieu of a fractional Timberland common share. Backup withholding generally will not apply, however, to U.S. holders who:
•
furnish a correct taxpayer identification number, certify that they are not subject to backup withholding on Form W-9 or successor form and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that they are otherwise exempt from backup withholding.
Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

A U.S. holder receiving Timberland common shares as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder that is required to file a U.S. federal income tax return and is a "significant holder" will be required to file a statement with the holder's U.S. federal income tax return setting forth the holder's basis (determined immediately before the exchange) in the South Sound Bank common shares surrendered and the fair market value (determined immediately before the exchange) of the South Sound Bank common shares that is exchanged by such holder pursuant to the merger. A "significant holder" is a U.S. holder that receives Timberland common shares in the merger and that, immediately before the merger, owned at least 1% of the outstanding South Sound Bank shares (by vote or value) or securities of South Sound Bank with a tax basis of $1  million or more.

The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the merger.  Tax matters regarding the merger are very complicated, and the tax consequences of the merger to any particular South Sound Bank shareholder will depend on that shareholder's particular situation. South Sound Bank shareholders are strongly urged to consult their own tax advisors regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws to them.

DESCRIPTION OF TIMBERLAND CAPITAL STOCK
The following briefly summarizes the material terms of Timberland's capital stock. In connection with this summary, we urge you to read Timberland's articles of incorporation and bylaws in their entirety, copies of which have been filed with the SEC and are available, without charge, to any person by following the instructions listed under "Where You Can Find More Information."

General
Timberland's authorized capital stock currently consists of:
•	50,000,000 common shares, $0.01 par value per share; and
•	1,000,000 preferred shares, $0.01 par value per share.
As of March 31, 2018, there were 7,390,227 Timberland common shares issued and outstanding. No Timberland preferred shares are currently outstanding. Timberland's common shares are traded on Nasdaq under the symbol "TSBK."
Common Shares
Each Timberland common share has the same relative rights and is identical in all respects with each other Timberland common share. Timberland common shares represent non-withdrawable capital, are not of an insurable type and are not insured by the FDIC or any other government agency.

Subject to any prior rights of the holders of any preferred shares or other shares of Timberland then outstanding, holders of Timberland common shares are entitled to receive such dividends as are declared by the board of directors of Timberland out of funds legally available for dividends.
Except with respect to greater than 10% shareholders, full voting rights are vested in the holders of Timberland common shares and each share is entitled to one vote. See "Comparison of Shareholder Rights—Restrictions on Voting Rights." Subject to any prior rights of the holders of any Timberland preferred shares then outstanding, in the event of a liquidation, dissolution or winding up of Timberland, holders of Timberland common shares will be entitled to receive, pro rata, any assets distributable to shareholders in respect of shares held by them. Holders of Timberland common shares will not have any preemptive rights to subscribe for any additional securities which may be issued by Timberland, nor will they have cumulative voting rights.
Preferred Shares
Timberland may issue preferred shares in one or more series at such time or times and for such consideration as the board of directors of Timberland may determine, generally without shareholder approval. The board of directors of Timberland is expressly authorized at any time, and from time to time, to issue Timberland preferred shares, with such voting and other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as are stated and expressed in the board resolution providing for the issuance. The board of directors of Timberland is authorized to designate the series and the number of shares comprising such series, the dividend rate on the shares of such series, the redemption rights, if any, any purchase, retirement or sinking fund provisions, any conversion rights and any special voting rights. The ability of Timberland's board of directors to approve the issuance of preferred or other shares without shareholder approval could make an acquisition by an unwanted suitor of a controlling interest in Timberland more difficult, time-consuming or costly, or otherwise discourage an attempt to acquire control of Timberland.
Preferred shares redeemed or acquired by Timberland may return to the status of authorized but unissued shares, without designation as to series, and may be reissued by Timberland upon approval of its board of directors.

Other Anti-Takeover Provisions
In addition to the ability to issue common and preferred shares without shareholder approval, Timberland's charter and bylaws contain a number of provisions which may have the effect of delaying, deferring or preventing a change in control of Timberland. See "Comparison of Shareholder Rights."

Transfer Agent
The transfer agent and registrar for the Timberland common shares is American Stock Transfer.
COMPARISON OF SHAREHOLDER RIGHTS

After completion of the merger, the South Sound Bank shareholders will become shareholders of Timberland. Timberland is a Washington corporation, and the rights of Timberland shareholders are governed by the WBCA, as well as the articles of incorporation and bylaws of Timberland. South Sound Bank is a Washington commercial bank, and its shareholders' rights are governed by the RCW, Chapter 30A, as well as its articles of incorporation and bylaws. After the merger, as Timberland shareholders, the rights of former South Sound Bank shareholders will be governed by Timberland's articles of incorporation, its bylaws and the WBCA.

The following discussion summarizes the material differences between the rights of holders of Timberland common shares and holders of South Sound Bank common shares under the articles of incorporation and bylaws of Timberland and the articles of incorporation and bylaws of South Sound Bank. This discussion is not intended to be a complete statement of the differences affecting the rights of shareholders. In addition, the identification herein of certain differences in rights is not intended to imply the absence of other differences of equal or greater importance. The discussion in this section is qualified in its entirety by reference to governing law and the articles of incorporation and bylaws of each corporation and the relevant provisions of the WBCA and RCW Chapter 30A.

Copies of the articles of incorporation and bylaws are attached as exhibits to Timberland's filings with the SEC. See the section entitled "Where You Can Find More Information."
Authorized Shares
Timberland. Timberland's articles of incorporation authorize the issuance of 50,000,000 common shares and 1,000,000 preferred shares.   Timberland is authorized under its articles of incorporation to issue additional shares of capital stock, up to the amount authorized, generally without shareholder approval.  Timberland's board of directors also has sole authority to determine the terms of any one or more series of preferred shares, including the number of shares and determine such voting rights, designations, powers, preferences and relative, participating, optional or other rights, and such qualifications, limitations or restrictions thereof.  Currently, no Timberland preferred shares are issued or outstanding.

South Sound Bank. South Sound Bank's articles of incorporation authorize the issuance of 10,000,000 common shares and 1,000,000 preferred shares.  Currently, no South Sound Bank preferred shares are issued or outstanding.

Restrictions on Voting Rights
Voting Limitation.  Timberland's articles of incorporation provide that any person who beneficially owns in excess of 10% of the outstanding shares of our common stock may not vote the excess shares without the prior approval of a majority of the whole Board (defined as the total number of directors Timberland would have if there were no vacancies on the Board).  This provision could limit the voting power of a beneficial owner of more than 10% of Timberland's outstanding shares of common stock in a proxy contest or on other matters on which such person is entitled to vote.

South Sound Bank. Unlike Timberland, South Sound Bank's articles of incorporation do not contain any restrictions or voting limitations of the type contained in Timberland's articles of incorporation.

Number of Directors and Directors' Terms
Timberland. Timberland's articles of incorporation provide that its board of directors shall consist of a single class of not less than five nor more than 15 directors divided into three classes, each of which contains approximately one-third of the members of the Board. The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors is elected each year. The classification of directors is intended to provide for Board continuity. The classification of directors, together with the provisions in our Articles of Incorporation described below that limit the ability of shareholders to remove directors and that permit only the remaining directors to fill any vacancies on the Board of Directors, has the effect, however, of making it more difficult for shareholders to change the composition of the Board of Directors. As a result, at least two annual meetings of shareholders will be required for the shareholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable. The current number of directors is set at eleven. Cumulative voting is not permitted in the election of directors.

South Sound Bank. South Sound Bank's articles of incorporation provide that its board of directors shall consist of not less than five nor more than 15 directors with the number of directors provided in the bylaws. Cumulative voting is not permitted in the election of directors and directors are elected annually. South Sound Bank currently has seven directors.

Removal of Directors
Timberland. Timberland's articles of incorporation provide that one or more directors may be removed from the board of directors prior to the expiration of his or her term, for cause, only at a meeting of Timberland's shareholders called for that purpose. At such meeting, a director may be removed only by the affirmative vote of at least 80% of Timberland's outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class.  This provision does not apply to any director elected by one or more series of preferred shares voting separately as a class.

South Sound Bank. South Sound Bank's bylaws provide that the shareholders of South Sound Bank, at any special meeting of shareholders called expressly for that purpose,  may remove any director from office, with or without cause.

Filling Vacancies on the Board of Directors
Timberland. The articles of incorporation provide that any vacancy on the board of directors, including a vacancy created by an increase in the number of directors, shall be filled by a vote of a majority of the directors then in office and any director so chosen shall hold office until the next annual meeting of shareholders.

South Sound Bank. South Sound Bank's bylaws provide that a vacancy on the board of directors may be filled by the affirmative vote of a majority of the directors present at a meeting of the board of directors at which a quorum is present, or if the directors left in office constitute less than a quorum, by the affirmative vote of all the directors in office.  A director elected to fill a vacancy shall be elected for the unexpired term of the director's predecessor in office.

Special Meetings of Shareholders and Action Without a Meeting
Timberland. The bylaws of Timberland provide that special meetings of shareholders may be called only by the president or the board of directors.  The WBCA provides that any action taken by written consent in lieu of a shareholder meeting must receive the consent of all shareholders entitled to vote on the action.

South Sound Bank. The bylaws of South Sound Bank provide that special meetings of shareholders may be called by the chairman, the president or a majority of the board of directors.

Amendment of Articles of Incorporation and Bylaws
Timberland. Amendments to Timberland's articles of incorporation must be approved by Timberland's board of directors by a majority vote of the board and by Timberland's shareholders by a majority of the voting group comprising all the votes entitled to be cast on the proposed amendment, and a majority of each other voting group entitled to vote separately on the proposed amendment; provided, however, that the affirmative vote of the holders of at least 80% of the voting power of all the then-outstanding shares entitled to vote generally in the election of directors (giving effect to the 10% voting limitation described above), voting together as a single class, is required to amend or repeal certain provisions of the articles of incorporation, including the provisions relating to the number of directors, classification of the board and the filling of board vacancies, the 10% voting limitation, business combinations with control persons (as defined in the articles of incorporation), indemnification and amendment of the articles of incorporation. Timberland's bylaws may be amended by its board of directors by vote of a majority of the whole board or by Timberland's shareholders by the affirmative vote of 80% of the shares represented and entitled to vote on the subject matter.

South Sound Bank. Amendments to South Sound Bank's articles of incorporation are permitted to the extent permitted by the laws of the State of Washington.   The Bylaws may be amended by a vote of a majority of the board of directors.

Business Combinations with Certain Persons
Timberland. Timberland's articles of incorporation provide that certain business combinations (e.g., mergers, share exchanges, significant asset sales and share issuances) involving "related persons" of Timberland require, in addition to any vote required by law, the approval of 80% of the voting power of the outstanding voting shares that is not beneficially owned by the related person in question, voting together as a single class, unless either (i) two-thirds of the continuing  directors (generally those members of Timberland's board of directors who are unaffiliated with the related person and were directors prior to the time the related person became a 10% or greater shareholder of Timberland) have approved the business combination or (ii) certain fair price and procedure requirements are satisfied.  A related person is defined to include any individual, corporation, partnership or other person or entity which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding common shares of Timberland or an affiliate of such person or entity.

South Sound Bank. The affirmative vote of two-thirds of all the votes entitled to be cast by each voting group entitled to vote thereon is required to approve a plan of merger or share exchange, the sale, lease, exchange or other disposition of all or substantially all of the property of South Sound Bank.

DISSENTERS' RIGHTS
            Shareholders who dissent from a proposed merger involving a Washington commercial bank are entitled to receive the fair value of their shares under RCW 30A.49.090. A copy of this statute is attached as Appendix C.
To perfect dissenters' rights, a shareholder must vote against the merger and deliver a notice of dissent to South Sound Bank, within 30 days of the effective date of  the merger.
Submitting a properly signed proxy card that is received prior to the vote at the special meeting (and is not properly revoked) that does not direct how the South Sound Bank common shares represented by the proxy are to be voted will constitute a vote in favor of the merger agreement and a waiver of such shareholder's statutory dissenters' rights.  A vote against the merger agreement does not dispense with the other requirements to exercise dissenters' rights under Washington law.
A record shareholder may assert dissenters' right as to fewer than all shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies South Sound Bank in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares regarding which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.  A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if (i) the beneficial owner submits to South Sound Bank the record holder's written consent to the dissent not later than thirty days after the date of the merger, and (ii) the beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has the power to direct the vote.
If a shareholder of South Sound Bank votes the shares held against the merger, the shareholder shall be entitled to receive the value of such shares in cash, if and when the merger becomes effective, upon written demand to Timberland Bank within thirty days after the effective date of the merger, accompanied by the surrender of the stock certificates.  The value of such shares shall be determined, as of the date of the  South Sound Bank special meeting of shareholders, by three appraisers, one to be selected by the owners of two-thirds of the dissenting shares, one by the board of directors of Timberland Bank, and the third by the two so chosen.  The valuation agreed upon by any two appraisers shall govern.  If the appraisal is not completed within ninety days after the merger becomes effective, the Director of the DFI shall cause an appraisal to be made.
In view of the complexity of RCW 30A.49.090 and the requirement that shareholders must strictly comply with these provisions, shareholders of South Sound Bank who wish to dissent from the merger and pursue dissenters' rights should consult their legal advisors.
The failure of a South Sound Bank shareholder to comply strictly with the Washington statutory requirements will result in a loss of dissenters' rights. A copy of the relevant statutory provision is attached as Appendix C. You are urged to refer to the appendix for a complete statement concerning dissenters' rights. The foregoing summary of such rights is qualified in its entirety by reference to that appendix.

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING
In the event that there are not sufficient votes to constitute a quorum or approve the merger agreement at the time of the special meeting, the merger agreement cannot be approved at the meeting unless the special meeting is adjourned to a later date or dates to permit further solicitation of proxies. In order to allow proxies that have been received by South Sound Bank at the time of the special meeting to be voted for an adjournment, if deemed necessary, South Sound Bank has submitted the adjournment proposal to its shareholders as a separate matter for their consideration.
Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment or postponement generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

OTHER MATTERS
The South Sound Bank board of directors is not aware of any business to come before the special meeting other than those matters described above in this proxy statement/prospectus. However, if any other matters should properly come before the special meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.
LEGAL MATTERS
The validity of the common shares offered hereby will be passed upon for Timberland by Breyer & Associates PC. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Timberland by Silver, Freedman, Taff & Tiernan LLP and for South Sound Bank by Keller Rohrback L.L.P.
EXPERTS
The consolidated financial statements of Timberland as of September 30, 2017 and 2016 and for each of the years in the three year period ended September 30, 2017 and the effectiveness of Timberland's internal control over financial reporting as of September 30, 2017 have been audited by Delap LLP, an independent registered public accounting firm, as set forth in their report appearing in Timberland's Annual Report on Form 10-K for the year ended September 30, 2017 and incorporated in this proxy statement/prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
Timberland files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these filings at the SEC's public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Timberland's SEC filings also are available to the public on the SEC's website at www.sec.gov, which contains reports, proxies and information statements and other information regarding issuers that file electronically.
Timberland filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to the Timberland common shares to be issued in the merger. This document is a part of that registration statement and constitutes a prospectus of Timberland in addition to being a proxy statement of South Sound Bank for its special meeting. As permitted by SEC rules, this document does not contain all the information contained in the registration statement or the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.
The SEC permits the incorporation by reference of information regarding Timberland into this document, which means that important business and financial information about Timberland can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, and later information that Timberland files with the SEC will update and supersede that information. This document incorporates by reference the documents set forth below that Timberland has previously filed with the SEC and all documents filed by Timberland with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this document and before the date of the special meeting.
These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this proxy statement/prospectus). You should review these filings as they may disclose a change in the business, prospects, financial condition or other affairs of Timberland after the date of this proxy statement/prospectus.
This proxy statement/prospectus incorporates by reference the documents listed below that Timberland has filed with the SEC:
•	Timberland's Annual Report on Form 10-K for the year ended September 30, 2017, filed with the SEC on December 8, 2017;
•	Timberland's Quarterly Reports on 10-Q for the quarters ended December 31, 2017, March 31,2018 and June 30, 2018
•	Timberland's Current Reports on Form 8-K filed with the SEC on January 25, 2018 amd May 23 , 2018;
•	Timberland's Proxy Statement on Schedule 14A filed with the SEC on December 18, 2017; and
•	the description of Timberland's common shares set forth in a registration statement on Form 8-A filed with the SEC on November 7, 1997.
These documents contain important information about Timberland and its financial condition. Information contained in this proxy statement/prospectus supersedes information incorporated by reference that Timberland has filed with the SEC prior to the date of this proxy statement/prospectus, while information that it files with the SEC after the date of this proxy statement/prospectus that is incorporated by reference will automatically update and supersede this information.
Timberland supplied all information contained or incorporated by reference in this document relating to Timberland, and South Sound Bank supplied all information contained or incorporated by reference in this document relating to South Sound Bank.
Timberland's filings are available on its website, www.Timberlandbank.com. Information contained in or linked to Timberland's website is not a part of this proxy statement/prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning Timberland at:
Timberland Bancorp, Inc.
624 Simpson Avenue
Hoquiam, Washington 98550
Attn: Investor Relations
(360) 533-4747

The documents incorporated by reference also are available from us without charge. Exhibits will not be sent, however, unless those exhibits have specifically been incorporated by reference into this document. You can obtain documents incorporated by reference into this document by writing or telephoning the Investor Relations departments of Timberland and South Sound Bank provided above.
If you would like to request documents from Timberland or South Sound Bank, you must do so by September 7 , 2018 to receive them before the special meeting.
You should rely only on the information contained or incorporated by reference in this document. No one has been authorized to provide you with information that is different from what is contained in this document. You should not assume that the information contained in this document is accurate as of any date other than the date of this document, and neither the mailing of this document to South Sound Bank shareholders nor the issuance of Timberland common shares in the merger shall create any implication to the contrary.

Appendix A

AGREEMENT AND PLAN OF MERGER
by and among
TIMBERLAND BANCORP, INC.
TIMBERLAND BANK
and
SOUTH SOUND BANK

Dated as of May 22, 2018

A-ii

4.1	Corporate Organization	A-22
4.2	Capitalization	A-23
4.3	Authority; No Violation	A-24
4.4	Consents and Approvals	A-24
4.5	Reports	A-24
4.6	Financial Statements and Internal Controls	A-25
4.7	Absence of Certain Changes or Events	A-26
4.8	Legal Proceedings	A-26
4.9	Taxes and Tax Returns	A-26
4.10	Employees	A-27
4.11	SEC Reports	A-28
4.12	Compliance with Applicable Law	A-28
4.13	Agreements with Regulatory Agencies	A-29
4.14	Risk Management Instruments	A-29
4.15	Environmental Matters	A-29
4.16	Investment Securities and Commodities	A-30
4.17	Title	A-30
4.18	Intellectual Property	A-30
4.19	Reorganization	A-31
4.20	Timberland Information	A-31
4.21	Loan Portfolio	A-31
4.22	Insurance	A-32
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		A-32
5.1	South Sound Bank Conduct of Businesses Prior to the Effective Time	A-32
5.2	South Sound Bank Forbearances	A-32
5.3	Timberland and Timberland Bank Conduct of Business Prior to the Effective Time	A-35
5.4	Timberland and Timberland Bank Forbearances	A-35
ARTICLE VI ADDITIONAL AGREEMENTS		A-36
6.1	Regulatory Matters	A-36
6.2	Access to Information; Current Information	A-38
6.3	Shareholder Meeting	A-39
6.4	Reservation of Common Stock; Nasdaq Listing	A-39
6.5	Employee Matters	A-40
6.6	Officers' and Directors' Tail Insurance	A-42
6.7	Exemption from Liability Under Section 16(b)	A-43
6.8	No Solicitation	A-43
6.9	Notification of Certain Matters	A-44
6.10	Correction of Information	A-45
6.11	Integration	A-45
6.12	Coordination; Integration	A-45
6.13	Delivery of Agreements	A-45
ARTICLE VII CONDITIONS PRECEDENT		A-45
7.1	Conditions to Each Party's Obligations	A-45
7.2	Conditions to Obligations of Timberland and Timberland Bank	A-46
7.3	Conditions to Obligations of South Sound Bank	A-47
ARTICLE VIII TERMINATION AND AMENDMENT		A-48
8.1	Termination	A-48
8.2	Effect of Termination	A-49
8.3	Fees and Expenses	A-49
8.4	Termination Fee	A-49
8.5	Amendment	A-50
8.6	Extension; Waiver. At	A-50
ARTICLE IX GENERAL PROVISIONS		A-50

A-iii

9.1	Closing	A-50
9.2	Nonsurvival of Representations, Warranties and Agreements	A-51
9.3	Notices	A-51
9.4	Interpretation	A-51
9.5	Counterparts	A-52
9.6	Entire Agreement	A-52
9.7	Governing Law, Jurisdiction, Venue and Construction	A-52
9.8	Publicity	A-52
9.9	Assignment; Third Party Beneficiaries	A-52
9.10	Specific Performance; Time of the Essence	A-53
9.12	Waiver of Jury Trail	A-53

SIGNATURES		A-54

ANNEXES AND EXHIBITS

Annex I	Directors of Surviving Bank
Annex II	Officers of Surviving Bank
Annex III	Branch Office Locations of Surviving Bank

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Non-Compete Agreement
Exhibit C	Form of Amendment to the Lease for the Lacey Branch of South Sound Bank
Exhibit D	Third Party Consents

A-iv

INDEX OF DEFINED TERMS
Definition Page

Page

Acceptable Confidentiality Agreement	43
Acquisition Proposal	44
Agreement	1
Articles of Merger	2
BHC Act	7
BOLI	18
Cancelled Shares	3
Change in Recommendation	44
Claim	42
Closing	50
Closing Date	51
Code	1
Confidentiality Agreement	39
Covered Employees	40
DFI	10
Dissenting Shares	3
DPC Common Shares	3
Effective Time	2
Enforceability Exception	9
Environmental Laws	18
ERISA	13
Exchange Act	20
Exchange Agent	5
Exchange Agent Agreement	4
Exchange Fund	5
Exchange Ratio	2
Existing Certificate	3
FDIC	8
FHLB	8
Final Determination Letter	40
Form S-4	10
GAAP	8
Governmental Entity	10
Intellectual Property	19
IRS	12
IT Assets	20
Letter of Transmittal	5
Liens	9
Loans	21
Material Adverse Effect	7
Merger	1
Merger Consideration	2
Monetary Liens	19
Multiemployer Plan	14
Multiple Employer Plan	14
Multiple Employer Welfare Arrangement	14
Nasdaq	10
Non-Compete Agreement	1
Parties	1
Permitted Encumbrances	19

A-v

Proxy Statement	10
PTO	40
RCW	2
Regulatory Agencies	10
Requisite Regulatory Approvals	46
Sarbanes-Oxley Act	26
SEC	10
Secretary of State	2
Securities Act	10
South Sound	1
South Sound Bank Articles	8
South Sound Bank Benefit Plans	13
South Sound Bank Board Recommendation	39
South Sound Bank Bylaws	8
South Sound Bank Call Reports	11
South Sound Bank Common Stock	2
South Sound Bank Confidential Information	43
South Sound Bank Contract	17
South Sound Bank Disclosure Schedule	7
South Sound Bank ERISA Affiliate	13
South Sound Bank ESOP	40
South Sound Bank Financial Statements	10
South Sound Bank Indemnified Party	42
South Sound Bank Individuals	43
South Sound Bank Insiders	43
South Sound Bank Leased Properties	19
South Sound Bank Owned Properties	19
South Sound Bank Qualified Plans	14
South Sound Bank Real Property	19
South Sound Bank Regulatory Agreement	17
South Sound Bank Representatives	43
South Sound Bank Shareholder Approval	9
South Sound Bank Shareholder Meeting	39
South Sound Bank Termination Fee	49
SRO	10
Superior Proposal	44
Surviving Bank	1
Takeover Statutes	20
Tax	13
Tax Return	13
Taxes	13
Termination Fee	49
Timberland	1
Timberland Articles	23
Timberland Bylaws	23
Timberland Common Stock	2
Timberland Disclosure Schedule	22
Timberland Leased Properties	30
Timberland Owned Properties	30
Timberland Real Property	30
Timberland Regulatory Agreement	29
Timberland Reports	28
Timberland Stock Options	23

A-vi

Timberland Stock Plans	23
Timberland Termination Fee	50
Total Payments	42
Treasury	13
Trust Account Common Shares	3
Unduly Burdensome Condition	46
Voting Agreement	1

A-vii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of May 22, 2018 (this "Agreement"), by and among Timberland Bancorp, Inc., a Washington corporation ("Timberland"), Timberland Bank, a Washington state-chartered savings bank and first tier, wholly owned subsidiary of Timberland and South Sound Bank,  a Washington state-chartered commercial bank (and together with Timberland and Timberland Bank, the "Parties").
RECITALS
A.            The Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement in which South Sound Bank will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Timberland Bank (the "Merger"), with Timberland Bank as the surviving savings bank in the Merger (sometimes referred to in such capacity as the "Surviving Bank").
B.            As a condition to the willingness of Timberland and Timberland Bank to enter into this Agreement, all of the directors and executive officers of South Sound Bank have entered into voting agreements (each a "Voting Agreement"), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with Timberland and Timberland Bank. Notwithstanding the foregoing, in no event will Voting Agreements collectively, for voting purposes, represent more than thirty eight percent (38%) of the South Sound Bank Common Stock (as defined in Section 1.4(b)) entitled to vote at the South Sound Bank Shareholders Meeting (as defined in Section 6.3).
C.            As a condition to the willingness of Timberland and Timberland Bank to enter into this Agreement, all of the directors of South Sound Bank have entered into resignation, non-compete and confidentiality agreements (each a "Non-Compete Agreement"), substantially in the form attached hereto as Exhibit B, dated as of the date hereof but effective upon consummation of the Merger, with Timberland and Timberland Bank.
D.            As a condition to the willingness of Timberland and Timberland Bank to enter into this Agreement, the amendment to the lease for the Lacey Branch of South Sound Bank has been entered into in the form attached hereto as Exhibit C, dated as of the date hereof but effective upon the consummation of the Merger, with Timberland and Timberland Bank.
E.            The Parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and intend for this Agreement to constitute a "plan of reorganization" within the meaning of Treasury Regulations Section 1.368-2(g).
F.            The Parties desire to make certain covenants, representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

 THE MERGER
1.1            The Merger.
(a)            Subject to the terms and conditions of this Agreement, in accordance with Title 30A and Title 32 of the Revised Code of Washington (the "RCW") including Sections 30.49.040, 32.32.500 and 32.34.030 of the RCW, at the Effective Time (as defined in Section 1.2), South Sound Bank shall merge with and into Timberland Bank. Timberland Bank shall be the Surviving Bank in the Merger and shall continue its existence as a savings bank under the laws of the State of Washington. As of the Effective Time, the separate corporate existence of South Sound Bank shall cease.
(b)            Subject to the consent of South Sound Bank, which shall not be unreasonably withheld or delayed, Timberland and Timberland Bank may at any time change the method of effecting the combination (including by providing for the merger of a new formed interim bank of Timberland into South Sound Bank followed by the merger of South Sound Bank into Timberland Bank) if and to the extent requested by Timberland or Timberland Bank; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration (as defined in Section 1.4(b)) to be received by the shareholders of South Sound Bank, (ii) adversely affect the tax consequences of the Merger to the shareholders of South Sound Bank or the tax treatment of any party pursuant to this Agreement or (iii) impede or materially delay consummation of the Merger.
1.2            Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing (as defined in Section 9.1), the Parties shall execute, and Timberland Bank shall cause to be filed with Secretary of State of the State of Washington (the "Secretary of State"), articles of merger and a short form plan of merger (collectively the "Articles of Merger"). The Merger shall become effective at such time as designated in the Articles of Merger (the "Effective Time").
1.3            Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the RCW including Title 30A and Title 32 of the RCW.
1.4            Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of South Sound Bank, Timberland, Timberland Bank or the holders of any of the capital stock of South Sound Bank, Timberland and/or Timberland Bank:
(a)            Timberland Bank Common Stock.  Each share of common stock, $1.00 par value per share, of Timberland Bank issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and non-assessable share of common stock, $1.00 par value per share, of the Surviving Bank.
(b)            South Sound Bank Common Stock.  Subject to Sections 1.4(c) and 1.4(d), each share of common stock, no par value, of South Sound Bank (the "South Sound Bank Common Stock") issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares (as such terms are defined in Section 1.4(c)), but excluding any Cancelled Shares (as defined Section 1.4(c)) and Dissenting Shares (as defined in Section 1.4(d)), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive 0.7460 of a share (the "Exchange Ratio") of the common stock, par value $0.01 per share of Timberland (the "Timberland Common Stock") and $5.68825 in cash (the "Merger Consideration"). The aggregate number of shares of South Sound Bank Common Stock issued and outstanding immediately prior to the Effective Time shall not be greater than 1,213,027 shares of South Sound Bank Common Stock, which is the number of shares issued and outstanding on the date hereof.  All of the shares of South Sound Bank Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of South Sound Bank Common Stock (each, an "Existing Certificate"), (it being understood that any reference to an "Existing Certificate" shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of South Sound Bank Common Stock, and it being further understood that provisions herein relating to Existing Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of an Existing Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an "agent's message" to the Exchange Agent or such other similar evidence of transfer as the Exchange Agent may reasonably request), shall thereafter represent only the right to receive the Merger Consideration including any cash in lieu of a fractional share interest into which the shares of South Sound Bank Common Stock represented by such Existing Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends as provided in Section 2.3(c).

(c)            Cancelled Shares.  Shares of South Sound Bank Common Stock that are owned immediately prior to the Effective Time by South Sound Bank,  Timberland or Timberland Bank (other than shares of South Sound Bank Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, "Trust Account Common Shares") and other than shares of South Sound Bank Common Stock held, directly or indirectly, by South Sound Bank, Timberland or Timberland Bank in respect of a debt previously contracted (any such shares, "DPC Common Shares")), shall be cancelled and shall cease to exist and no stock of Timberland or other consideration shall be delivered in exchange therefor (any such shares, the "Cancelled Shares").
(d)            Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, all shares of South Sound Bank Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who (i) votes such shares against the Merger and (ii) otherwise timely complies with the written demand and other provisions of Section 30A.49.090 of the RCW shall not be converted into or exchangeable for the right to receive the Merger Consideration (the "Dissenting Shares"), but instead the holder of Dissenting Shares shall be entitled to only such rights as are granted with respect to the payment of cash for such shares under the provisions of Section 30A.49.090 of the RCW. South Sound Bank shall give Timberland and Timberland Bank prompt notice of the names and addresses of the shareholders of South Sound Bank who vote against the Merger and the number of shares of each such shareholder that were voted against the Merger. Any Merger Consideration made available to the Exchange Agent as (defined in Section 2.1) pursuant to Article II to pay for shares of South Sound Bank Common Stock that become Dissenting Shares shall be returned to Timberland and Timberland Bank upon demand.

(e)            Adjustment to Exchange Ratio.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Timberland Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide the holders of South Sound Bank Common Stock converted into Merger Consideration the same economic effect as contemplated by this Agreement with respect to the stock portion of the Merger Consideration prior to such event.
1.5            Incorporation Documents and By-Laws of the Surviving Bank. The articles of incorporation of Timberland Bank in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Bank following the Effective Time until thereafter amended in accordance with applicable law. The by-laws of Timberland Bank in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Bank following the Effective Time until thereafter amended in accordance with applicable law and the terms of such by-laws.
1.6            Directors and Officers. The directors of Timberland Bank immediately prior to the Effective Time together with Daniel P. Yerrington shall be the directors of the Surviving Bank following the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. Timberland and Timberland Bank's Boards of Directors shall add Daniel D. Yerrington to the Boards of Directors of Timberland and Timberland Bank as of the Effective Time and will be included in the slate of directors at the next annual meetings of shareholders thereafter to stand for election to the Boards of Directors for a one year term.  The officers of Timberland Bank immediately prior to the Effective Time shall be the officers of the Surviving Bank following the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.  The names and mailing addresses of the directors and officers, respectively, of the Surviving Bank are listed on Annexes I and II hereto and incorporated herein by reference.
1.7            Name, Principal Office and Branch Offices of Surviving Bank.  The name of the Surviving Bank shall be "Timberland Bank."  The principal office of the Surviving Bank shall be the current principal office of Timberland Bank located at 624 Simpson Avenue, Hoquiam, Washington 98550, and the branch offices of the Surviving Bank shall be the offices of South Sound Bank and the branch offices of Timberland that are listed at the locations set forth on Annex III that are in lawful operation immediately prior to the Effective Time, subject to the opening and closing of any offices by Timberland Bank that may be decided by Timberland Bank and authorized by applicable Regulatory Agencies (as defined in Section 3.5) after the date hereof.
1.8            Approvals.  This Agreement is subject to approval by the shareholders of South Sound Bank, and this Agreement and/or the short form plan of merger and the Merger are subject to approval by the Director of the DFI (as defined in Section 3.4) and the FDIC (as defined in Section 3.1(b)), in each case as provided in this Agreement.
1.9            Additional Actions.  If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its right, title or interest in, to or under any of the rights, properties or assets of South Sound Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, South Sound Bank, and its proper officers and directors, shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney coupled with an interest to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Bank are fully authorized in the name of South Sound Bank or the Surviving Bank or otherwise to take any and all such action without limitation except as otherwise required by applicable law.
ARTICLE II

DELIVERY OF MERGER CONSIDERATION
2.1            Exchange Agent.  Prior to the Effective Time, Timberland and Timberland Bank shall appoint Timberland's transfer agent pursuant to an agreement (the "Exchange Agent Agreement") to act as exchange agent (the "Exchange Agent") hereunder.
2.2            Deposit of Merger Consideration. At or prior to the Effective Time, Timberland and Timberland Bank shall (i) deposit, or cause to be deposited, with the Exchange Agent, or authorize the

Exchange Agent to issue an aggregate number of shares of Timberland Common Stock equal to the stock portion of the Merger Consideration and (ii) deposit or cause to be deposited with the Exchange Agent, the cash portion of the aggregate Merger Consideration, plus to the extent then determinable, any cash in lieu of fractional shares pursuant to Section 2.3(f), and, together with any dividends or distributions with respect thereto payable pursuant to Section 2.3(c), (collectively, the "Exchange Fund") and Timberland and Timberland Bank shall instruct the Exchange Agent to timely deliver the Merger Consideration.
2.3            Delivery of Merger Consideration
(a)        As soon as reasonably practicable after the Effective Time (and in any event within ten (10) days thereafter), and subject to the receipt by the Exchange Agent of a list of South Sound Bank's shareholders in a format that is reasonably acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of an Existing Certificate or Existing Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Existing Certificate or Existing Certificates shall pass, only upon delivery of such Existing Certificate or Existing Certificates (or an affidavit of loss in lieu thereof)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the "Letter of Transmittal") and (ii) instructions for use in surrendering such Existing Certificate or Existing Certificates in exchange for the Merger Consideration, any cash in lieu of a fractional share of Timberland Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b)        As soon as reasonably practicable after surrender to the Exchange Agent of its Existing Certificate or Existing Certificates, accompanied by a properly completed Letter of Transmittal, such holder of South Sound Bank Common Stock will be entitled to receive the Merger Consideration, any cash in lieu of a fractional share of Timberland Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c), in respect of the shares of South Sound Bank Common Stock represented by such holder's Existing Certificate or Existing Certificates.  Until so surrendered, such Existing Certificate or Existing Certificates shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration, any cash in lieu of a fractional share of Timberland Common Stock to be issued or paid in consideration therefor upon surrender of such Existing Certificate or Existing Certificates in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c)        No dividends or other distributions with respect to Timberland Common Stock shall be paid to the holder of any unsurrendered Existing Certificate with respect to the shares of Timberland Common Stock represented thereby, unless and until the surrender of such Existing Certificate in accordance with this Article II.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Existing Certificate or Existing Certificates in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, and in addition to the other amounts set forth herein, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Timberland Common Stock represented by such Existing Certificate or Existing Certificates and not paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of Timberland Common Stock represented by such Existing Certificate or Existing Certificates with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Timberland Common Stock issuable with respect to such Existing Certificate or Existing Certificates.

(d)        In the event of a transfer of ownership of an Existing Certificate representing South Sound Bank Common Stock prior to the Effective Time that is not registered in the stock transfer records of South Sound Bank, the Merger Consideration, any cash in lieu of a fractional share of Timberland Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, shall be issued or paid in exchange therefor to a person other than the person in whose name the Existing Certificate so surrendered is registered if the Existing Certificate formerly representing such South Sound Bank Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined in Section 3.10(b)) required by reason of the payment or issuance to a person other than the registered holder of the Existing Certificate or establish to the satisfaction of Timberland that the Tax has been paid or is not applicable.  The Exchange Agent (or, subsequent to the earlier of (x) six months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Timberland or Timberland Bank, as applicable) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration and any cash in lieu of a fractional share of Timberland Common Stock or any other cash payable pursuant to this Agreement to any holder of South Sound Bank Common Stock such amounts as the Exchange Agent, Timberland or Timberland Bank, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment.  To the extent amounts are so withheld by the Exchange Agent, Timberland or Timberland Bank, as the case may be, and timely paid over to the appropriate Governmental Entity (as defined in Section 3.4), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of South Sound Bank Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent, Timberland or Timberland Bank, as the case may be.

(e)        After the Effective Time, there shall be no transfers on the stock transfer books of South Sound Bank of the shares of South Sound Bank Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of South Sound Bank Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Existing Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, any cash in lieu of fractional shares of Timberland Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, in accordance with the procedures set forth in this Article II.

(f)        Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Timberland Common Stock shall be issued upon the surrender of Existing Certificates for exchange, no dividend or distribution with respect to Timberland Common Stock shall be payable on or with respect to any fractional share, and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of Timberland.   In lieu of the issuance of any such fractional share, Timberland or Timberland Bank shall pay to each former shareholder of South Sound Bank who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the daily volume weighted closing price of Timberland Common Stock, rounded to the nearest cent, as reported on the Nasdaq for the five (5) consecutive trading days immediately preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of South Sound Bank Common Stock held by such holder at the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of Timberland Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4(b).

(g)        Any portion of the Exchange Fund that remains unclaimed by the shareholders of South Sound Bank at the expiration of six months after the Effective Time shall be paid to Timberland in the case of the stock consideration and Timberland Bank in the case of the cash consideration.   In such event, any former shareholders of South Sound Bank who have not theretofore complied with this Article II shall thereafter look only to Timberland and Timberland Bank with respect to the Merger Consideration, any cash in lieu of any fractional share interest and any unpaid dividends and distributions on the Timberland Common Stock deliverable in respect of the shares represented by an Existing Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Timberland, Timberland Bank, South Sound Bank, the Surviving Bank, the Exchange Agent or any other person shall be liable to any former holder of shares of South Sound Bank Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)        In the event any Existing Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Existing Certificate to be lost, stolen or destroyed and, if required by Timberland or the Exchange Agent, the posting by such person of a bond in such amount as Timberland may determine is reasonably necessary as indemnity against any claim that may be made against it and/or Timberland Bank with respect to such Existing Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Existing Certificate the Merger Consideration, any cash in lieu of any fractional share interest and any dividends and distributions to which such person is entitled in respect thereof pursuant to this Agreement.

ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF SOUTH SOUND BANK
Except as disclosed in the disclosure schedule delivered by South Sound Bank to Timberland and Timberland Bank concurrently herewith (the "South Sound Bank Disclosure Schedule"); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the South Sound Bank Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by South Sound Bank that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.1(a)) on South Sound Bank and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, South Sound Bank hereby represents and warrants to Timberland and Timberland Bank as follows:

3.1            Corporate Organization.
(a)            South Sound Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the State of Washington.  South Sound Bank has the corporate power and authority to own or lease all of its properties and assets as presently owned, operated or leased and to carry on its business as it is now being conducted.  South Sound Bank is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on South Sound Bank.  As used in this Agreement, the term "Material Adverse Effect" means, with respect to Timberland, South Sound Bank or the Surviving Company, as the case may be, a material adverse effect on (i) the business, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in United States generally accepted accounting principles ("GAAP") or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated hereby or actions or inactions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (E) expenses reasonably incurred by a party in connection with this Agreement or the Merger or (F) a decline in the trading price of a party's common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party to timely consummate the Merger.  As used in this Agreement, the word "Subsidiary" when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.  True and complete copies of the articles of incorporation of South Sound Bank (the "South Sound Bank Articles") and the bylaws of South Sound Bank (the "South Sound Bank Bylaws"), as in effect as of the date of this Agreement, have previously been made available by South Sound Bank to Timberland and Timberland Bank.

(b)         Except as set forth in Section 3.1(b) of the South Sound Bank Disclosure Schedule, there are no restrictions on South Sound Bank to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type.  The deposit accounts of South Sound Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  South Sound Bank does not own any equity or profit-and-loss interest in any business enterprise, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization, other than readily marketable securities, securities held-to-maturity in its investment portfolio and stock in the Federal Home Loan Bank of Des Moines (the "FHLB").  South Sound Bank is not in material violation of any of its organizational documents.

(c)        South Sound Bank does not have any Subsidiaries.

3.2            Capitalization.
(a)        The authorized capital stock of South Sound Bank consists of 10,000,000 shares of South Sound Bank Common Stock and 1,000,000 shares of preferred stock, no par value per share, of which no shares of preferred stock are issued or outstanding.  As of the date of this Agreement, there are (i) 1,213,027 shares of South Sound Bank Common Stock issued and outstanding and (ii) no other shares of capital stock or other voting securities of South Sound Bank issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of South Sound Bank Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no (A) bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of South Sound Bank may vote or (B) trust preferred or subordinated debt securities of South Sound Bank issued or outstanding.  There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating South Sound Bank to issue, transfer, sell, purchase, redeem or otherwise acquire, any shares of South Sound Bank Common Stock or any other of its securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of South Sound Bank Common Stock to which South Sound Bank is a party.  No equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of South Sound Bank) are outstanding.

(b)        South Sound Bank does not have a dividend reinvestment plan or any shareholders' rights plan.

3.3            Authority; No Violation.
(a)        South Sound Bank has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of South Sound Bank.  The Board of Directors of South Sound Bank has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of South Sound Bank and its shareholders and has directed that this Agreement be submitted to South Sound Bank's shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement by the affirmative vote of the holders of a two thirds of the outstanding shares of South Sound Bank Common Stock (the "South Sound Bank Shareholder Approval"), no other corporate proceedings on the part of South Sound Bank are necessary to approve this Agreement or to consummate the Merger.  This Agreement has been duly and validly executed and delivered by South Sound Bank and (assuming due authorization, execution and delivery by Timberland and Timberland Bank) constitutes a valid and binding obligation of South Sound Bank, enforceable against South Sound Bank in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the "Enforceability Exception")).

(b)        Neither the execution and delivery of this Agreement by South Sound Bank nor the consummation of the Merger by South Sound Bank, nor compliance by South Sound Bank  with any of the terms and provisions of this Agreement will (i) assuming the South Sound Bank Shareholder Approval is obtained, violate any provision of the South Sound Bank Articles or South Sound Bank Bylaws or (ii) assuming that the filings, notices, consents and approvals referred to in Section 3.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to South Sound Bank or any of its properties or assets or (y) except as set forth in Section 3.3(b) of the South Sound Bank Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any liens, pledges, encumbrances, security interests or rights of others ("Liens") upon any of the properties or assets of South Sound Bank under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which South Sound Bank is a party, or by which it or any of its properties or assets may be bound.

3.4        Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Nasdaq Stock Market, Inc. (the "Nasdaq"), and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Washington Department of Financial Institutions (the "DFI") and the FDIC and approval of such applications, filings and notices, (iv) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meeting of South Sound Bank's shareholders to be held in connection with this Agreement (including any amendments or supplements thereto, the "Proxy Statement"), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Timberland in connection with the transactions contemplated by this Agreement (the "Form S-4"), to among other things, register any securities issuable by Timberland in conjunction with the transactions contemplated by this Agreement with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act") and declaration of effectiveness of the Form S-4, (v) the filing of the Articles of Merger with the Secretary of State, and (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Timberland Common Stock pursuant to this Agreement and the approval of the listing of such Timberland Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (as defined in Section 3.5) (each a "Governmental Entity") are necessary in connection with (A) the execution and delivery by South Sound Bank of this Agreement or (B) the consummation by South Sound Bank of the Merger.  As of the date hereof, South Sound Bank is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

3.5            Reports. To the knowledge of South Sound Bank, it has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2014 with (i) any state regulatory authority, including the DFI, (ii) the FDIC, (iii) any foreign regulatory authority and (iv) any self-regulatory organization (an "SRO") ((i) — (iv) together with the SEC, collectively the "Regulatory Agencies"), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of South Sound Bank, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of South Sound Bank, investigation into the business or operations of South Sound Bank since January 1, 2014.  There (a) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of South Sound Bank, and (b) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of South Sound Bank since January 1, 2014.

3.6             Financial Statements and Internal Controls.
(a)          The audited balance sheets (including related notes and schedules, if any) of South Sound Bank as of December 31, 2017 and 2016 and the related statements of income, comprehensive income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) of South Sound Bank for each of the two years then ended (collectively, the "South Sound Bank Financial Statements") have been previously made available to Timberland. The South Sound Bank Financial Statements fairly present the financial position and results of operations of South Sound Bank as of and for the respective periods ending on the dates thereof, in accordance with GAAP consistently applied during the periods involved, except as indicated in the South Sound Bank Financial Statements or notes thereto. The financial and accounting books and records of South Sound Bank have been maintained in all material respects in accordance with GAAP and all other applicable legal and accounting requirements, reflect only actual transactions, and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein. Moss Adams LLP has not resigned (or informed South Sound Bank that it intends to resign) or been dismissed as independent public accountants of South Sound Bank as a result of or in connection with any disagreements with South Sound Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          The call reports of South Sound Bank and accompanying schedules, as filed (or to be filed) with the FDIC, for each calendar quarter beginning with the quarter ended September 30, 2015 through the Closing Date (as defined in Section 9.1) (the "South Sound Bank Call Reports") have been (or will be) prepared in accordance with regulatory requirements including applicable regulatory accounting principles and practices through the periods covered by such reports.

(c)          South Sound Bank has no liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected or reserved against on a balance sheet (or notes thereto) prepared in accordance with GAAP, except for liabilities, obligations and loss contingencies which (i) are fully reflected or reserved against on the most recent balance sheet included in the South Sound Bank Financial Statements (including any notes thereto), (ii) were incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the South Sound Bank Financial Statements, or (iii) were incurred in connection with the Merger.

(d)          The allowance for loan loss account of South Sound Bank as reflected in the South Sound Bank Call Report for the quarter ended March 31, 2018, was as of such date, and the amount thereof contained in the financial books and records of South Sound Bank as of the last day of the month immediately preceding the Closing Date will be as of such future date, in compliance with South Sound Bank's existing methodology for determining the adequacy of its allowance for loan and lease losses as well as GAAP and applicable regulatory guidelines.

(e)          The records, systems, controls, data and information of South Sound Bank are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of South Sound Bank or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on South Sound Bank's system of internal accounting controls.  South Sound Bank has implemented and maintains a system of internal accounting controls effective to provide reasonable assurances that (i) transactions are executed in accordance with management's general and specific authorizations, and (ii) transactions are recorded in accordance with GAAP consistently applied and with applicable law.

(f)          Since January 1, 2014, (i) neither South Sound Bank, nor to the knowledge of South Sound Bank, any director, officer, employee, auditor, accountant or any representative of South Sound Bank has received  or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write downs, charge offs and accruals) of South Sound Bank or its internal accounting controls, including any complaint, allegation, assertion or claim that South Sound Bank has engaged in questionable accounting or auditing practices, and (ii) no attorney representing South Sound Bank or any other person, whether or not employed by South Sound Bank, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by South Sound Bank or any of its officers, directors, employees or agents to the Board of Directors of South Sound Bank or any committee thereof.

3.7            Broker's Fees. With the exception of the engagement of Wedbush Securities, Inc., neither South Sound Bank nor any of its officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, finder's fees, or advisory or fairness opinion fees in connection with the Merger.  South Sound Bank has disclosed to Timberland and Timberland Bank as of the date hereof the aggregate fees provided for in connection with the engagement by South Sound Bank of Wedbush Securities, Inc. related to the Merger.

3.8            Absence of Certain Changes or Events.

(a)        Since December 31, 2017, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South Sound Bank.

(b)        Since December 31, 2017, other than entering into this Agreement or in connection with this Agreement or the Merger, South Sound Bank has carried on its business solely in the ordinary course.

3.9            Legal Proceedings.
(a)        Except as set forth in Section 3.9(a) of the South Sound Bank Disclosure Schedule,  South Sound Bank is not a party to any, and there are no pending or, to South Sound Bank's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against South Sound Bank or any of its current or former directors or executive officers in their capacities as such involving a monetary claim in excess of twenty-five thousand dollars ($25,000) or seeking injunctive or other equitable relief, or challenging the validity or propriety of any of the transactions contemplated by this Agreement.

(b)        There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to commercial banks and bank holding companies) imposed upon South Sound Bank, or the assets of South Sound Bank (or that, upon consummation of the Merger, would apply to the Surviving Bank or its affiliates).

3.10            Taxes and Tax Returns.
(a)        South Sound Bank has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  As of the date hereof, South Sound Bank is not the beneficiary of any extension of time within which to file any Tax Return.  All Taxes of South Sound Bank (whether or not shown on any Tax Returns) that are due have been fully and timely paid. South Sound Bank has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  South Sound Bank has not granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  The federal income Tax Returns of South Sound Bank for all years to and including 2013 have been examined by the Internal Revenue Service (the "IRS") or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  South Sound Bank has not received written notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of South Sound Bank or the assets of South Sound Bank.  South Sound Bank has made available to Timberland and Timberland Bank true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.  South Sound Bank is not a party to or bound by any Tax sharing, allocation or indemnification agreement or arrangement.  South Sound Bank (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (B) does not have any liability for the Taxes of any person or entity (other than South Sound Bank) under U.S. Department of the Treasury ("Treasury") Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  South Sound Bank has not been, within the past two (2) years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the

Code.  South Sound Bank has not participated in a "reportable or listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b).  At no time during the applicable period specified in Code §897(c)(1)(A)(ii) has South Sound Bank been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.  No claim has been made in the last ten (10) years by any Governmental Entity in a jurisdiction where South Sound Bank does not file Tax Returns that South Sound Bank is or may be subject to taxation by that jurisdiction.   South Sound Bank has not filed an election under Section 338(g) or 338(h)(10) of the Code for which the statute of limitations for audit or examination has not expired.  South Sound Bank has not agreed, nor is it required, to make any adjustment under Section 481(a) of the Code.

(b)        As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, Medicare, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)        As used in this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11            Employees.
(a)        Section 3.11(a) of the South Sound Bank Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, phantom stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which South Sound Bank, or any trade or business of South Sound Bank, whether or not incorporated, all of which together with South Sound Bank would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a "South Sound Bank ERISA Affiliate"), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by South Sound Bank or any South Sound Bank ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of South Sound Bank or any South Sound Bank ERISA Affiliate (all such plans, programs, arrangements, contracts or agreements, collectively, the "South Sound Bank Benefit Plans").

(b)        South Sound Bank has heretofore made available to Timberland and Timberland Bank true and complete copies of each of the South Sound Bank Benefit Plans and related material documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to the most recent versions of any South Sound Bank Benefit Plan, (ii) the annual reports (Forms 5500), if any, filed with the IRS for the last two (2) plan years, (iii) the most recently received IRS determination or opinion letters, if any, relating to a South Sound Bank Benefit Plan, and (iv) the most recently prepared actuarial report for each South Sound Bank Benefit Plan (if applicable) for each of the last two (2) years.

(c)        Each South Sound Bank Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  South Sound Bank has not taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any South Sound Bank Benefit Plan, and South Sound Bank does not have any knowledge of any plan defect that would qualify for correction under any such program.

(d)        Section 3.11(d) of the South Sound Bank Disclosure Schedule identifies each South Sound Bank Benefit Plan that is intended to be qualified under Section 401(a) of the Code (collectively, the "South Sound Bank Qualified Plans").  The IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which South Sound Bank may rely, with respect to each South Sound Bank Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of South Sound Bank, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any South Sound Bank Qualified Plan or the related trust or increase the costs relating thereto.  No trust funding any South Sound Bank Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)        Each South Sound Bank Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2008, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f)        Neither South Sound Bank nor any South Sound Bank ERISA Affiliate sponsors, maintains, administers or contributes to, or has, has had or could have any liability with respect to, any South Sound Bank Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified "defined benefit plan" (as defined in Section 3(35) of ERISA).  No South Sound Bank Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.

(g)        Neither South Sound Bank nor any South Sound Bank ERISA Affiliate has ever contributed to or been obligated to contribute to any plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), a plan that is a "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA (a "Multiple Employer Welfare Arrangement"), or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), and neither South Sound Bank nor any South Sound Bank ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan, Multiple Employer Welfare Arrangement or Multiple Employer Plan.

(h)        South Sound Bank does not sponsor, has not sponsored and has no obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i)        All contributions required to be made to any South Sound Bank Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any South Sound Bank Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of South Sound Bank.

(j)        There are no pending or, to the knowledge of South Sound Bank, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to South Sound Bank's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any South Sound Bank Benefit Plan, any fiduciaries thereof with respect to their duties to a South Sound Bank Benefit Plan or the assets of any of trust under any South Sound Bank Benefit Plans which could reasonably be expected to result in any liability of South Sound Bank to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a South Sound Bank Benefit Plan, or any other party.

(k)        Neither South Sound Bank nor any South Sound Bank ERISA Affiliate nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the South Sound Bank Benefit Plans or their related trusts, South Sound Bank, any South Sound Bank ERISA Affiliate or any person that South Sound Bank has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)        Except as set forth in Section 3.11(l) of the South Sound Bank Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of South Sound Bank, or result in any limitation on the right of South Sound Bank to amend, merge, terminate or receive a reversion of assets from any South Sound Bank Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by South Sound Bank in connection with the Merger (either solely as a result thereof or as a result of such transaction in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code or will not be deductible under Section 162(m) of the Code.  South Sound Bank does not maintain or contribute to a rabbi trust or similar funding vehicle, and the Merger will not cause or require South Sound Bank or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.  No South Sound Bank Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.  South Sound Bank has made available to Timberland and Timberland Bank copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the Merger and South Sound Bank shall provide updated Section 280G calculations to Timberland and Timberland Bank at least five (5) days prior to the Closing Date.

(m)        There are no pending or, to South Sound Bank's knowledge, threatened labor grievances or unfair labor practice claims or charges against South Sound Bank, or any strikes or other labor disputes against South Sound Bank.  South Sound Bank is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of South Sound Bank and, to the knowledge of South Sound Bank, there are no organizing efforts by any union or other group seeking to represent any employees of South Sound Bank.

(n)        South Sound Bank does not have any liabilities to employees or former employees that are not reflected in the South Sound Bank Benefit Plans.

(o)        No condition exists as a result of which South Sound Bank would have any liability, whether absolute or contingent, under any South Sound Bank Benefit Plan with respect to any misclassification of a person performing services for South Sound Bank as an independent contractor rather than as an employee.  All individuals participating in the South Sound Bank Benefit Plans are in fact eligible and authorized to participate in such South Sound Bank Benefit Plan.

3.12        Compliance with Applicable Law. South Sound Bank holds, and has at all times since January 1, 2014, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of its businesses and ownership of its properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of South Sound Bank, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  South Sound Bank has complied in all material respects with, and is not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to South Sound Bank, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  South Sound Bank has a Community Reinvestment Act rating of "satisfactory" or better.  Without limitation, neither South Sound Bank, nor to the knowledge of South Sound Bank, any director, officer, employee, agent or other person acting on behalf of South Sound Bank has, directly or indirectly, (i) used any funds of South Sound Bank for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of South Sound Bank, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of South Sound Bank, (v) made any fraudulent entry on the books or records of South Sound Bank, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for South Sound Bank, to pay for favorable treatment for business secured or to pay for special concessions already obtained for South Sound Bank, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

3.13            Certain Contracts.
(a)        Except as set forth in Section 3.13(a) of the South Sound Bank Disclosure Schedule, as of the date hereof, South Sound Bank is not a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, (ii) which, upon the execution or delivery of this Agreement, South Sound Bank shareholder approval of this Agreement or the consummation of the Merger will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Timberland, Timberland Bank, South Sound Bank or the Surviving Bank to any director, officer, employee or independent contractor thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by South Sound Bank or any of its affiliates or their respective ability to engage, employ, or provide products and services to, any person, or upon consummation of the Merger will restrict the ability of the Surviving Bank or any of its affiliates to do so, (v) in respect of any collective bargaining or similar agreement, with or to a labor union or guild, (vi) (including any South Sound Bank Benefit Plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, South Sound Bank shareholder approval of this Agreement or the consummation of the Merger, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by South Sound Bank (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the FHLB and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of South Sound Bank, (ix) that involves the payment by South Sound Bank of more than $10,000 per annum or $25,000 in the aggregate (other than any such contracts which are terminable by South Sound Bank on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), (x) that pertains to the leasing of real property, (xi) that obligates South Sound Bank to conduct business with a third party on an exclusive or preferential basis, (xii) that imposes potential recourse obligations on South Sound Bank in connection with sale of loans or loan participations (other than as a result of the breach of customary representations, warranties or covenants), (xiii) for the subservicing of loans, or (xiv) that provides for contractual indemnification to any director, officer, employee or independent contractor.  Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the South Sound Bank Disclosure Schedule, is referred to herein as a "South Sound Bank Contract," and South Sound Bank does not know of, and has not received notice of, any material violation of the above by any of the other parties thereto.

(b)        To the knowledge of South Sound Bank, (i) each South Sound Bank Contract is valid and binding on South Sound Bank and is in full force and effect, (ii) South Sound Bank has performed all material obligations required to be performed by it under each South Sound Bank Contract, (iii) each third-party counterparty to each South Sound Bank Contract has performed all material obligations required to be performed by it under such South Sound Bank Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of South Sound Bank under any such South Sound Bank Contract.

3.14        Agreements with Regulatory Agencies. South Sound Bank is not subject to any cease-and-desist or other order or enforcement action issued by, is not a party to any written agreement, consent agreement or memorandum of understanding with, is not a party to any commitment letter or similar undertaking to, is not subject to any order or directive by, has not been ordered to pay any civil money penalty by, has not been since January 1, 2014, a recipient of any supervisory letter from, and since January 1, 2014, has not adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the South Sound Bank Disclosure Schedule, a "South Sound Bank Regulatory Agreement"), nor has South Sound Bank been advised since January 1, 2014, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such South Sound Bank Regulatory Agreement.

3.15        Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of South Sound Bank or for the account of a customer of South Sound Bank were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and as of the date hereof (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of South Sound Bank enforceable in accordance with their terms, subject to the Enforceability Exception, and are in full force and effect.  South Sound Bank has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to South Sound Bank's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16        Environmental Matters. South Sound Bank is in compliance, and has at all times complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to:  (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, "Environmental Laws").  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of South Sound Bank, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on South Sound Bank of any liability or obligation arising under any Environmental Law, pending or, to the knowledge of South Sound Bank, threatened against South Sound Bank.  To the knowledge of South Sound Bank, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  South Sound Bank is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing.  To the knowledge of South Sound Bank, there are no underground storage tanks located at any South Sound Bank Real Property (as defined in Section 3.18).

3.17            Investment Securities, Commodities and BOLI.
(a)        South Sound Bank has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of South Sound Bank.  Such securities and commodities are valued on the books of South Sound Bank in accordance with GAAP.

(b)        South Sound Bank employs investment, securities, commodities, risk management and other policies, practices and procedures that South Sound Bank believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, South Sound Bank has made available to Timberland and Timberland Bank the material terms of such policies, practices and procedures.

(c)        Section 3.17(c) of the South Sound Bank Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance ("BOLI") owned by South Sound Bank, including the value of its BOLI. South Sound Bank has taken all actions necessary to comply with applicable law in connection with the purchase and maintenance of BOLI.  The value of such BOLI is fairly and accurately reflected in the most recent balance sheet included in the South Sound Bank Financial Statements in accordance with GAAP.  All BOLI set forth in Section 3.17(c) of the South Sound Bank Disclosure Schedule is owned solely by South Sound Bank, no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom. South Sound Bank does not have any split dollar or similar benefit plans, programs and agreements under its BOLI or otherwise that is currently in effect.  South Sound Bank does not have any outstanding borrowings secured in whole or part by its BOLI.

3.18        Title. South Sound Bank (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the South Sound Bank Financial Statements as being owned by South Sound Bank or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the "South Sound Bank Owned Properties"), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, "Permitted Encumbrances"), and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such South Sound Bank Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the "South Sound Bank Leased Properties" and, collectively with the South Sound Bank Owned Properties, the "South Sound Bank Real Property"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to South Sound Bank's knowledge, the lessor.  There are no pending or, to the knowledge of South Sound Bank, threatened condemnation proceedings against any South Sound Bank Real Property.  South Sound Bank  has good and marketable title to the other assets reflected in the most recent audited balance sheet included in the South Sound Bank Financial Statements as being owned by South Sound Bank or acquired after the date thereof (except assets sold or disposed of  since the date thereof), free and clear of any Liens other than (x) Permitted Encumbrances, (y) Liens securing FHLB advances and other borrowings (including capital lease obligations, if any) ("Monetary Liens") reflected on such balance sheet or the notes thereto and (z) Monetary Liens, if any, with respect to assets acquired after the date of such balance sheet.

3.19        Intellectual Property.

(a)         South Sound Bank owns or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on South Sound Bank: (i) (A) the use of any Intellectual Property by South Sound Bank does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which South Sound Bank acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to South Sound Bank that South Sound Bank has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii) no person or entity is challenging, infringing on or otherwise violating any right of South Sound Bank with respect to any Intellectual Property owned by and/or licensed to South Sound Bank, and (iii) South Sound Bank has not received any written notice of any pending claim with respect to any Intellectual Property owned by South Sound Bank and South Sound Bank has taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed by South Sound Bank.  For purposes of this Agreement, "Intellectual Property" means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; computer programs, whether in source code or object code form (including any and all software implementation algorithms), databases and compilations (including any and all data and collections of data); and any similar intellectual property or proprietary rights.

(b)        To the knowledge of South Sound Bank, its IT Assets operate and perform as required by South Sound Bank in connection with its business and have not malfunctioned or failed within the past three (3) years.  To the knowledge of South Sound Bank, its IT Assets do not contain any "time bombs",

"Trojan horses", "back doors", "trap doors", "worms", viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization its IT Assets or (ii) otherwise adversely affect the functionality of its IT Assets.  To the knowledge of South Sound Bank, no person has gained unauthorized access to its IT Assets.  To the knowledge of South Sound Bank, South Sound Bank maintains and utilizes its IT Assets in accordance with all applicable licenses, agreements and other contracts.  South Sound Bank has implemented and maintains reasonable backup, security and disaster recovery technology.  South Sound Bank takes reasonable measures, which are to the knowledge of South Sound Bank, adequate to comply with all applicable law and its contractual and privacy commitments, to protect the confidentiality of customer financial and other data.  For purposes of this Agreement, "IT Assets" means the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines, and all other information technology equipment, and all associated documentation of a party and its Subsidiaries.

3.20          Related Party Transactions. Except as set forth in Section 3.20 of the South Sound Bank Disclosure Schedule, there are no "covered transactions" between South Sound Bank and any "affiliate" (as those terms are defined in Regulation O promulgated by the Federal Reserve Board) and there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions between South Sound Bank on the one hand, and any current or former director or "executive officer" (as defined in Rule 3b-7 under the Securities and Exchange Act of 1934 ("Exchange Act")) of South Sound Bank or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding South Sound Bank Common Stock (or any of such person's immediate family members or affiliates), on the other hand, except those of a type available to employees of South Sound Bank generally or those related to compensation solely resulting from an employment relationship.

3.21        State Takeover Laws. Either this Agreement and the Merger are exempt from, or the Board of Directors of South Sound Bank has approved this Agreement and the Merger as required to render inapplicable to this Agreement and the Merger, the restrictions on "business combinations" set forth in any "moratorium," "control share," "fair price," "takeover" or "interested stockholder" law (any such laws, "Takeover Statutes") applicable to South Sound Bank.

3.22        Reorganization. South Sound Bank has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

3.23           Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of South Sound Bank has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Wedbush Securities, Inc., to the effect that, as of the date thereof and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration is fair from a financial point of view to the holders of South Sound Bank Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24            South Sound Bank Information. The information relating to South Sound Bank which is provided by South Sound Bank or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Governmental Entity in connection with this Agreement or the Merger, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

3.25            Loan Portfolio.
(a)        As of the date hereof, except as set forth in Section 3.25(a) of the South Sound Bank Disclosure Schedule, South Sound Bank is not a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") in which South Sound Bank is a creditor which, as of March 31, 2018, was over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of South Sound Bank, or to the knowledge of South Sound Bank, any affiliate of any of the foregoing.  Set forth in Section 3.25(a) of the South Sound Bank Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of South Sound Bank that, as of March 31, 2018, were classified by South Sound Bank as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of South Sound Bank that, as of March 31, 2018, was classified as "Other Real Estate Owned" and the book value thereof.

(b)        To South Sound Bank's knowledge, each Loan of South Sound Bank (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of South Sound Bank as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)        Each outstanding Loan originated, administered and/or serviced by South Sound Bank was originated, administered and/or serviced, by South Sound Bank and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of South Sound Bank (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)        With respect to Loans serviced by South Sound Bank on behalf of others: (i) such Loans have been serviced and administered in accordance with all applicable guidelines, relevant laws and investor requirements and (ii) except as set forth in Section 3.25(d) of the South Sound Bank Disclosure Schedule, there have been no repurchases of any such Loans or losses incurred with respect to any such Loans during the past two years.

(e)        None of the agreements pursuant to which South Sound Bank has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f)        There are no outstanding Loans made by South Sound Bank to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of South Sound Bank, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g)        South Sound Bank is not now nor has it been since January 1, 2014, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

3.26        Insurance.  (a) South Sound Bank is insured with reputable insurers against such risks and in such amounts as the management of South Sound Bank reasonably has determined to be prudent and consistent with industry practice, and South Sound Bank is in compliance with its insurance policies and is not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of South Sound Bank, South Sound Bank is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27        Fiduciary Business.  South Sound Bank has properly administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance in all material respects with the terms of the applicable governing documents and applicable laws and regulations.

3.28        Books and Records.  The corporate and stock record books of South Sound Bank are complete and accurate and reflect all meetings, consents, other actions of the Board of Directors and shareholders of South Sound Bank and all transactions relating to its capital stock.

3.29        Indemnification.  To the knowledge of South Sound Bank, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of South Sound Bank has occurred which would give rise to a claim by any such individual for indemnification from South Sound Bank.

ARTICLE IV

 REPRESENTATIONS AND WARRANTIES OF TIMBERLAND AND TIMBERLAND BANK

Except (i) as disclosed in the disclosure schedule delivered by Timberland and Timberland Bank to South Sound Bank concurrently herewith (the "Timberland Disclosure Schedule"); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Timberland Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Timberland that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on Timberland, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Timberland Reports (as defined in Section 4.11) filed with the SEC by Timberland prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Timberland and Timberland Bank hereby represent and warrant to South Sound Bank as follows:

4.1            Corporate Organization.
(a)        Timberland is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and is a bank holding company duly registered under the BHC Act.  Timberland has the corporate power and authority to own or lease all of its properties and assets as presently owned, operated or leased and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on Timberland.   True and complete copies of the articles of incorporation of Timberland (the "Timberland Articles") and the bylaws of Timberland (the "Timberland Bylaws"), as in effect as of the date of this Agreement, have previously been made available by Timberland to South Sound Bank.

(b)        Timberland Bank (i) is a savings bank duly organized and validly existing under the laws of the State of Washington, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Timberland, and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of Timberland Bank to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and restrictions on dividends or distributions generally applicable to FDIC insured savings banks.  The deposit accounts of Timberland Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.   Timberland Bank is not in material violation of any of its organizational documents.

4.2            Capitalization.
(a)            The authorized capital stock of Timberland consists of 50,000,000 shares of Timberland Common Stock, and 1,000,000 shares of preferred stock, $.01 par value per share, of which no shares of preferred stock are issued or outstanding.  As of March 31, 2018, there were (i) [7,367,327] shares of Timberland Common Stock issued and outstanding, (ii) [370,870] shares of Timberland Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Timberland Common Stock granted under the Timberland Stock Plans ("Timberland Stock Options"), (iii) 115,616 shares of Timberland Common Stock reserved for issuance pursuant to future grants under the Timberland Stock Plans, and (iv) no other shares of capital stock or other voting securities of Timberland issued, reserved for issuance or outstanding.  As used herein, the "Timberland Stock Plans" means all employee and director equity incentive plans of Timberland in effect as of the date of this Agreement.  All of the issued and outstanding shares of Timberland Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Timberland may vote.  Other than Timberland Stock Options issued prior to the date of this Agreement, as of the date hereof, there were no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Timberland to issue, transfer, sell, purchase, redeem or otherwise acquire, any shares of Timberland Common Stock or any other of its securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Timberland Common Stock.  Other than the Timberland Stock Options outstanding on the date of this Agreement, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Timberland) are outstanding on the date of this Agreement.

(b)            Timberland owns all of the issued and outstanding shares of capital stock of Timberland Bank, free and clear of any Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable (except as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  Timberland Bank is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock or any securities representing the right to purchase or otherwise receive any shares of its capital stock.

4.3            Authority; No Violation.
(a)            Each of Timberland and Timberland Bank has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Boards of Directors of Timberland and Timberland Bank and no other corporate action on the part of Timberland or Timberland Bank is necessary to approve the Merger.  This Agreement has been duly and validly executed and delivered by Timberland and Timberland Bank (assuming due authorization, execution and delivery by South Sound Bank) constitutes a valid and binding obligation of each of Timberland and Timberland Bank, enforceable against Timberland and Timberland Bank in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exception).  The Timberland Common Stock to be issued in the Merger have been validly authorized by the Board of Directors of Timberland and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Timberland will have any preemptive right or similar rights in respect thereof.

(b)            The execution and delivery of this Agreement by Timberland and Timberland Bank, the consummation of the Merger by Timberland Bank, and compliance by Timberland or Timberland Bank with the terms of this Agreement, will not (i) violate any provision of the Timberland Articles or Timberland Bylaws or the organization or governing documents of Timberland Bank, or (ii) assuming that the filings, notices, consents and approvals referred to in Section 4.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Timberland, Timberland Bank or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Timberland or Timberland Bank under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Timberland or Timberland Bank is a party, or by which either of them or any of their respective properties or assets may be bound.
4.4            Consents and Approvals.  Except for the filings, notices, consents and approvals referred to in Section 3.4 hereof, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Timberland or Timberland Bank of this Agreement or (ii) the consummation by Timberland Bank of the Merger.  As of the date hereof, neither Timberland or Timberland Bank is aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.
4.5            Reports.  To the knowledge of Timberland and Timberland Bank, Timberland and Timberland Bank have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2014 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Timberland and Timberland Bank, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Timberland and Timberland Bank, investigation into the business or operations of Timberland or Timberland Bank since January 1, 2014.  Except as set forth in Section 4.5 of the Timberland Disclosure Schedule, there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Timberland or Timberland Bank.
4.6            Financial Statements and Internal Controls.
(a)         The financial statements of Timberland and its Subsidiaries included (or incorporated by reference) in the Timberland Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Timberland and its Subsidiaries, (ii) fairly present in accordance with GAAP the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of Timberland and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount and the absence of notes), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Timberland and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.  Delap LLP has not resigned (or informed Timberland that it intends to resign) or been dismissed as independent public accountants of Timberland as a result of or in connection with any disagreements with Timberland on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)            As of the date of this Agreement, neither Timberland nor any of its Subsidiaries has any liability, obligation or loss contingency of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that is required to be reflected or reserved against on a balance sheet (or notes thereto) prepared in accordance with GAAP, except for those liabilities, obligations or loss contingencies that are reflected or reserved against on the consolidated balance sheet of Timberland included in its Annual Report on Form 10-K for the annual period ended September 30, 2017 (including any notes thereto) and for liabilities, obligations or loss contingencies incurred in the ordinary course of business consistent with past practice since September 30, 2017, or in connection with this Agreement and the Merger.

(c)            The records, systems, controls, data and information of Timberland and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Timberland or its Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Timberland.   Timberland (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Timberland, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Timberland by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Timberland's outside auditors and the audit committee of Timberland's Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Timberland's ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Timberland's internal controls over financial reporting.  These disclosures were made in writing by management to Timberland's auditors and audit committee.  There is no reason to believe that Timberland's outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)            Since January 1, 2014, (i) neither Timberland nor any of its Subsidiaries, nor, to the knowledge of Timberland, any director, officer, employee, auditor, accountant or representative of Timberland or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Timberland or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Timberland or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Timberland or any of its Subsidiaries, or other person, whether or not employed by Timberland or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty, material violation of banking or other laws, or similar material violation by Timberland, or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of Timberland or any of its Subsidiaries or any committee thereof.

4.7            Absence of Certain Changes or Events.
(a)            Since September 30, 2017, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Timberland.

(b)            Since September 30, 2017 to the date of this Agreement, other than entering into this Agreement, in connection with this Agreement or the Merger, Timberland and Timberland Bank have carried on their respective businesses in all material respects in the ordinary course.

4.8            Legal Proceedings.
(a)            Neither Timberland nor Timberland Bank is a party to any, and there are no pending or, to Timberland's and Timberland Bank's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Timberland or Timberland Bank or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on Timberland, or challenging the validity or propriety of the Merger.

(b)            There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon Timberland, Timberland Bank or the assets of Timberland or Timberland Bank (or that, upon consummation of the Merger would apply to the Surviving Bank or any of its affiliates).

4.9            Taxes and Tax Returns.  Each of Timberland and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, except for jurisdictions where neither Timberland nor any of its Subsidiaries would have any material Tax Liability.  All such Tax Returns are true, correct, and complete in all material respects.  All material Taxes of Timberland and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Timberland and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither

Timberland nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  The federal income Tax Returns of Timberland and its Subsidiaries for all years to and including the tax year ended September 30, 2013 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither Timberland nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Timberland or its Subsidiaries or the assets of Timberland or its Subsidiaries.  Timberland has made available to South Sound Bank true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.  Neither Timberland nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Timberland and its Subsidiaries).  Neither Timberland nor Timberland Bank has been, within the past two (2) years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Timberland nor Timberland Bank has participated in a "reportable or listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b).  At no time during the applicable period specified in Code §897(c)(1)(A)(ii) has Timberland or Timberland Bank been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.10            Employees.
(a)            As used in this Agreement, the term "Timberland Benefit Plans" means all equity, incentive, deferred compensation, medical or life insurance, retirement, or other benefit plans, programs or arrangements with respect to which Timberland, Timberland Bank, or any trade or business of Timberland or Timberland Bank, whether or not incorporated, all of which together with Timberland would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a "Timberland ERISA Affiliate"), that are currently available to employees joining Timberland or Timberland Bank or any Timberland ERISA Affiliate.

(b)         Each Timberland Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(c)         No Timberland Benefit Plan is subject to Title IV or Section 302 of ERISA.

(d)            All contributions required to be made to any Timberland Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Timberland Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Timberland.

(e)            There are no pending or, to the knowledge of Timberland and Timberland Bank, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Timberland's and Timberland Bank's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any Timberland Benefit Plan, any fiduciaries thereof with respect to their duties to a Timberland Benefit Plan or the assets of any trust under any Timberland Benefit Plan which could reasonably be expected to result in any material liability of Timberland or Timberland Bank to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Timberland Benefit Plan, or any other party.

 (f)            There are no pending or, to Timberland's and Timberland Bank's knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Timberland or Timberland Bank, or any strikes or other labor disputes against Timberland or Timberland Bank.  Neither Timberland nor Timberland Bank is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Timberland or Timberland Bank and, to the knowledge of Timberland and Timberland Bank, there are no organizing efforts by any union or other group seeking to represent any employees of Timberland or Timberland Bank.

4.11            SEC Reports.  Timberland has previously made available to South Sound Bank an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2016 and prior to the date hereof by Timberland pursuant to the Securities Act or the Exchange Act (the "Timberland Reports") and (b) communication mailed by Timberland to its shareholders since January 1, 2016 and prior to the date hereof, and no such Timberland Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  All Timberland Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Timberland has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Timberland Reports.

4.12            Compliance with Applicable Law.  Timberland and Timberland Bank hold, and have at all times since January 1, 2014, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of Timberland and Timberland Bank, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Timberland and Timberland Bank have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Timberland or Timberland Bank, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Timberland Bank has a Community Reinvestment Act rating of "satisfactory" or better.  Without limitation, none of Timberland, or Timberland Bank, or to the knowledge of Timberland or Timberland Bank, any director, officer, employee, agent or other person acting on behalf of Timberland or Timberland Bank has, directly or indirectly, (i) used any funds of Timberland or Timberland Bank for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Timberland or Timberland Bank, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Timberland or Timberland Bank, (v) made any fraudulent entry on the books or records of Timberland or Timberland Bank, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Timberland or  Timberland Bank, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Timberland or Timberland Bank, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

4.13            Agreements with Regulatory Agencies.  Except as set forth in Section 4.13 of the Timberland Disclosure Schedule, neither Timberland nor Timberland Bank is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Timberland Disclosure Schedule, a "Timberland Regulatory Agreement"), nor has Timberland or Timberland Bank been advised since January 1, 2014, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Timberland Regulatory Agreement.

4.14            Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Timberland, Timberland Bank or for the account of a customer of Timberland or Timberland Bank, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and as of the  date hereof (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of Timberland or Timberland Bank enforceable in accordance with their terms (except as may be limited by the Enforceability Exception), and are in full force and effect.  Timberland and Timberland Bank have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Timberland's and Timberland Bank's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.15            Environmental Matters.  Except as would not reasonably be expected to have a Material Adverse Effect on Timberland, Timberland and Timberland Bank are in compliance, and have complied, with all Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Timberland and Timberland Bank, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Timberland or Timberland Bank of any material liability or obligation arising under any Environmental Law, pending or threatened against Timberland or Timberland Bank.  To the knowledge of Timberland and Timberland Bank, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  Neither Timberland nor Timberland Bank is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with Governmental Entity or third party imposing any liability or obligation with respect to the foregoing.
4.16            Investment Securities and Commodities.
(a)         Each of Timberland and Timberland Bank has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Timberland or Timberland Bank.  Such securities and commodities are valued on the books of Timberland in accordance with GAAP.

(b)            Timberland and Timberland Bank and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Timberland and Timberland Bank believe are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, Timberland and Timberland Bank have made available to South Sound Bank the material terms of such policies, practices and procedures.

4.17            Title.  Timberland or Timberland Bank (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the Timberland Reports as being owned by Timberland or Timberland Bank or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the "Timberland Owned Properties"), free and clear of all Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such Timberland Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the "Timberland Leased Properties" and, collectively with the Timberland Owned Properties, the "Timberland Real Property"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Timberland's or Timberland Bank's knowledge, the lessor.  There are no pending or, to the knowledge of Timberland and Timberland Bank, threatened condemnation proceedings against any Timberland Real Property. Timberland or Timberland Bank has good and marketable title to the other assets reflected in the most recent audited balance sheet included in the Timberland Reports as being owned by Timberland or Timberland Bank or acquired after the date hereof (except assets sold or disposed of  since the date thereof), free and clear of any Liens other than (x) Permitted Encumbrances, (y) Monetary Liens reflected on such balance sheet or the notes thereto and (z) Monetary Liens, if any, with respect to assets acquired after the date of such balance sheet.

4.18             Intellectual Property.

(a)            Each of Timberland and Timberland Bank owns or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on Timberland: (i) (A)  the use of any Intellectual Property by Timberland and Timberland Bank does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which Timberland or Timberland Bank acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to Timberland or Timberland Bank that Timberland or Timberland Bank has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii)  no person or entity is challenging, infringing on or otherwise violating any right of Timberland or Timberland Bank with respect to any Intellectual Property owned by and/or licensed to Timberland or Timberland Bank, and (iii) neither Timberland nor Timberland Bank has received any written notice of any pending claim with respect to any Intellectual Property owned by Timberland or Timberland Bank, and Timberland and Timberland Bank have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Timberland and Timberland Bank.

(b)            To the knowledge of Timberland and Timberland Bank, their IT Assets operate and perform as required by Timberland and Timberland Bank in connection with their respective businesses, and have not malfunctioned or failed within the past three (3) years.  To the knowledge of Timberland and Timberland Bank, their IT Assets do not contain any "time bombs", "Trojan horses", "back doors", "trap doors", "worms", viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization their IT Assets or (ii) otherwise adversely affect the functionality of their IT Assets.  To the knowledge of Timberland and Timberland Bank, no person has gained unauthorized access to their IT Assets.  To the knowledge of Timberland and Timberland Bank, they maintain and utilize their IT Assets in accordance with all applicable licenses, agreements and other contracts.  Timberland and Timberland Bank have implemented and maintain reasonable backup, security and disaster recovery technology.  Timberland and Timberland Bank take reasonable measures, which are to the knowledge of Timberland and Timberland Bank, adequate to comply with all applicable law and their respective contractual and privacy commitments, to protect the confidentiality of customer financial and other data.

4.19            Reorganization.  Neither Timberland nor Timberland Bank has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

4.20            Timberland Information.  The information relating to Timberland and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, and the information relating to Timberland and its Subsidiaries that is provided by Timberland or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, and will comply in all materials respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder  The Form S-4 (except for such portions thereof that relate only to South Sound Bank) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.21            Loan Portfolio.
(a)         As of the date hereof, except as set forth in Section 4.21(a) of the Timberland Disclosure Schedule, neither Timberland nor Timberland Bank is a party to any Loan in which Timberland or Timberland Bank is a creditor which, as of March 31, 2018, was over ninety (90) days or more delinquent in payment of principal or interest.  Set forth in Section 4.21(a) of the Timberland Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Timberland and Timberland Bank that, as of March 31, 2018, were classified by Timberland or Timberland Bank as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," or words of similar import, together with the principal amount of each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Timberland or Timberland Bank that, as of March 31, 2018, was classified as "Other Real Estate Owned" and the book value thereof.

(b)            To Timberland's and Timberland Bank's knowledge, each Loan of Timberland and Timberland Bank (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Timberland or Timberland Bank as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)            To the knowledge of Timberland and Timberland Bank, each outstanding Loan originated, administered and/or serviced by Timberland or Timberland Bank was originated, administered and/or serviced, by Timberland or Timberland Bank, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Timberland or Timberland Bank and with all applicable federal, state and local laws, regulations and rules.

(d)            None of the agreements pursuant to which Timberland or Timberland Bank has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)            There are no outstanding Loans made by Timberland or Timberland Bank to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Timberland or Timberland Bank, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)            Neither Timberland nor Timberland Bank is now nor has it been since January 1, 2014 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

4.22            Insurance.  Except as would not reasonably be expected to have a Material Adverse Effect on Timberland, (a) Timberland and Timberland Bank are insured with reputable insurers against such risks and in such amounts as the managements of Timberland and Timberland Bank reasonably have determined to be prudent and consistent with industry practice, and Timberland and Timberland Bank are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Timberland and Timberland Bank, Timberland or Timberland Bank is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

ARTICLE V

 COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1            South Sound Bank Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Timberland and Timberland Bank, during the period from the date of this Agreement to the Effective Time, South Sound Bank shall, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of South Sound Bank, Timberland, or Timberland Bank, to obtain any Requisite Regulatory Approvals (as defined in Section 7.1(e)) or to consummate the Merger.
5.2            South Sound Bank Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, or as required by applicable law or a Governmental Entity, South Sound Bank shall not, without the prior written consent of Timberland and Timberland Bank (which shall not be unreasonably withheld or delayed with respect to subsections (g), (l) (m),(n) or (r)):
(a)            Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock or any warrants, options, other equity-based awards, convertible securities or other similar arrangements; or commitment to acquire any shares of the capital stock.
(b)            Other Securities. Issue any other capital securities, including trust preferred or other similar securities, indebtedness with voting rights, or other securities, debentures or subordinated notes.
(c)            Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.
(d)            Compensation; Employment, Etc. (i) Enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer, employee or service provider of South Sound Bank, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal individual increases in salary to rank and file employees, (C) incentive bonuses to employees as described and set forth in Section 5.2(d) of the South Sound Bank Disclosure Schedule, and (D) severance in accordance with past practices; (ii) hire any new officers; (iii) promote any employee to a rank of vice president or a more senior position; or (iv) pay expenses of more than ten thousand dollars ($10,000), in the aggregate, for employees and directors to attend conventions, training programs, or similar meetings after the date hereof.
(e)            Benefit Plans.  Enter into, establish, adopt, modify, amend, renew, or terminate any South Sound Bank Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder, or make or accrue any additional contribution to the South Sound Bank ESOP (as defined in Section 6.5(c)) or to any nonqualified deferred compensation plan or arrangement.
(f)            Dispositions. Sell, transfer, mortgage, lease or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value; or sell or transfer any portion of its deposit liabilities.
(g)            Certain Agreements, Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property, Intellectual Property or IT Assets other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice; or permit to lapse its rights in any material Intellectual Property or IT Assets.
(h)            Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any person or entity.
(i)            Loans, Loan Participations and Servicing Rights. Sell or acquire any Loans (excluding originations) or Loan participations, except in the ordinary course of business consistent with past practice; or sell or acquire any servicing rights.
(j)            Governing Documents. Amend its organizational documents (or similar governing documents).

(k)            Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.
(l)            Contracts. Enter into or terminate any South Sound Bank Contract or amend or modify in any material respect or renew any existing South Sound Bank Contract.
(m)            Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of ten thousand dollars ($10,000) (exclusive of any amounts paid directly or reimbursed to South Sound Bank under any insurance policy maintained by South Sound Bank), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be determined to be material to South Sound Bank.
(n)            Foreclose. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that South Sound Bank shall not be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Hazardous Substances or might be in violation of or require remediation under Environmental Laws.
(o)            Deposit Taking and Other Bank Activities.  (i) Voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.
(p)            Investments. Enter into any securities transactions for its own account or purchase or otherwise acquire any investment security for its own account other than investment securities with an "AA" rating or better with a projected average life of less than two (2) years in the ordinary course of business consistent with past practice; enter into or acquire any derivatives contract or structured note; or enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.
(q)            Capital Expenditures. Purchase or lease any fixed assets where the amount paid or committed thereof is in excess of twenty-five thousand dollars ($25,000) individually or fifty thousand dollars ($50,000) in the aggregate, except for emergency repairs or replacements.
(r)            Lending. (i) Make any material changes in its policies concerning Loan underwriting or which classes of persons may approve Loans or approve exceptions to Loan policies in effect during calendar year 2017; or (ii) make, renew, modify or extend any Loans or extensions of credit except in the ordinary course of business consistent with past practice and South Sound Bank's existing lending policies as of the date of this Agreement, provided that (a) any unsecured Loan or extension of credit in excess of seventy five thousand dollars ($75,000), (b) any secured Loan or extension of credit in excess of five hundred thousand dollars ($500,000) and (c) any Loan or extension of credit that would result in South Sound Bank's aggregate direct or indirect exposure to the borrowing relationship exceeding seven hundred fifty thousand dollars ($750,000) shall require the prior consent of the Chief Credit Officer of Timberland Bank or his or her designee, which approval or rejection shall be given in writing within two (2) business days after the Loan package is delivered to such individual.

(s)            Joint Ventures and Real Estate Development Operations. Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership; or engage in any new real estate development or construction activity.
(t)            Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger failing to qualify as a "reorganization" under Section 368(a) of the Code; (ii) any of South Sound Bank's representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained therein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.
(u)            Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.
(v)            Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other person or entity, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(r).
(w)            Liens. Subject any of its assets or properties to any Lien (other than in connection with securing advances, repurchase agreements and other borrowings from the FHLB and the Federal Reserve Bank of San Francisco and transactions in "federal funds").
(x)            Charitable Contributions. Make any charitable or similar contributions, except in amounts not to exceed one thousand dollars ($1,000) individually, and ten thousand dollars ($10,000) in the aggregate.
(y)            New Lines of Business. Develop, market or implement any new line of business.
(z)            Tax Matters. Make, change or revoke any tax election, file any amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any liability with respect to disputed Taxes.
(aa)            Performance of Obligations. Take any action that is likely to materially impair South Sound Bank's ability to perform any of its obligations under this Agreement.
(bb)            Commitments. Agree or commit to do any of the foregoing.
5.3            Timberland and Timberland Bank Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of South Sound Bank, during the period from the date of this Agreement to the Effective Time, each of Timberland and Timberland Bank shall (a) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of South Sound Bank, Timberland or Timberland Bank to obtain any Requisite Regulatory Approvals or to consummate the Merger.
5.4            Timberland and Timberland Bank Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of South Sound Bank during the period from the date of this Agreement to the Effective Time, Timberland and Timberland Bank shall not:
(a)            Governing Documents.  In the case of Timberland, amend the Timberland Articles or Timberland Bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of South Sound Bank Common Stock (upon their receipt of Timberland Common Stock in the Merger).
(b)            Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger failing to qualify as a "reorganization" under Section 368(a) of the Code; (ii) any of representations and warranties of Timberland and Timberland Bank set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained herein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.
(c)            Performance Obligations. Take any action that is likely to materially impair Timberland's or Timberland Bank's ability to perform any of its obligations under this Agreement.
(d)            Commitments. Agree or commit to do any of the foregoing.
ARTICLE VI

 ADDITIONAL AGREEMENTS
6.1            Regulatory Matters.
(a)            As promptly as practicable following the date of this Agreement, Timberland shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement, which will be prepared jointly by Timberland and South Sound Bank, will be included. Each of Timberland and South Sound Bank shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of South Sound Bank and Timberland shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and issue the Timberland Common Stock in connection with the Merger. Upon the Form S-4 being declared effective, South Sound Bank shall thereafter mail or deliver the Proxy Statement to its shareholders. Timberland shall also use its commercially reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the Merger, and South Sound Bank shall furnish all information concerning South Sound Bank and the holders of South Sound Bank Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to South Sound Bank or Timberland, or any of their respective affiliates, directors or officers, should be discovered by South Sound Bank or Timberland that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to South Sound Bank's shareholders.
(b)            In addition to their obligations pursuant to Section 6.1(a), South Sound Bank and Timberland shall make all necessary filings with respect to the Merger and the issuance of Timberland Common Stock in connection therewith under the Securities Act, the Exchange Act and applicable foreign or state securities or "Blue Sky" laws and regulations promulgated thereunder and provide each other with copies of any such filings. Timberland and South Sound Bank shall advise the other party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Timberland Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC's staff and each party's responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of South Sound Bank and Timberland, which approval shall not be unreasonably withheld, delayed or conditioned.
(c)            Subject to the terms and conditions set forth in this Agreement, Timberland, Timberland Bank and South Sound Bank shall use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, including (i) the satisfaction of the conditions precedent to the obligations of South Sound Bank (in the case of Timberland and Timberland Bank ) or Timberland and Timberland Bank (in the case of South Sound Bank) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, expirations or terminations of waiting periods under antitrust laws, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain expirations or terminations of waiting periods under antitrust laws, an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, all necessary documentation to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities that are necessary or advisable to consummate the Merger, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or other Governmental Entities. In furtherance (but not in limitation) of the foregoing, Timberland and Timberland Bank shall use commercially reasonable best efforts to file any required applications, notices or other filings with the DFI and FDIC within forty-five (45) days after the date hereof. South Sound Bank, on the one hand, and Timberland and Timberland Bank, on the other hand, shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to South Sound Bank or Timberland and Timberland Bank, as the case may be, that appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or other Governmental Entity in connection with the Merger. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities necessary or advisable to consummate the Merger and each party will keep the other apprised of the status of matters relating to completion of the Merger.
(d)            Each of Timberland and Timberland Bank, on the one hand, and South Sound Bank, on the other hand, shall, upon request, furnish to the other all information concerning itself, its affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Timberland, Timberland Bank or South Sound Bank to any Regulatory Agency or other Governmental Entity in connection with the Merger.

(e)            Each of Timberland Bank and South Sound Bank shall promptly advise the other upon receiving any communication from any Regulatory Agency or other Governmental Entity the consent or approval of which is required for consummation of the Merger that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed, or that any such approval may contain an Unduly Burdensome Condition (as defined in Section 7.1(e)).
6.2            Access to Information; Current Information.
(a)            Upon reasonable notice and subject to applicable laws, Timberland and Timberland Bank, on the one hand, and South Sound Bank, on the other hand, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement shall, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, IT Assets, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations of South Sound Bank and Timberland Bank generally, and, during such period, each party shall, make available to the other party, all other information concerning its business, properties and personnel as such other party may reasonably request.  South Sound Bank shall also provide the officers of Timberland and/or Timberland Bank with access to the lending personnel of South Sound Bank relating to post Merger duties, responsibilities and potential contractual arrangements to be effective on or after the Effective Time.  None of Timberland, Timberland Bank or South Sound Bank shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of such party's customers, jeopardize the attorney-client privilege of such party or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)            South Sound Bank shall permit Timberland, Timberland Bank, and/or an environmental consulting firm selected by Timberland or Timberland Bank, at the sole expense of Timberland or Timberland Bank, to conduct such phase I and/or phase II environmental audits, studies and tests on real property currently or formerly owned, leased or operated by South Sound Bank. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at Timberland's and Timberland Bank's sole expense), Timberland and Timberland Bank shall indemnify South Sound Bank for all costs and expenses associated with returning the property to its previous condition.
(c)            Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, South Sound Bank shall, upon the request of Timberland or Timberland Bank, cause one or more of its designated officers to confer on a monthly basis (or more frequently if necessary) with officers of Timberland or Timberland Bank regarding the financial condition, operations and business of South Sound Bank and matters relating to the completion of the Merger. South Sound Bank shall also provide the Chief Credit Officer of Timberland Bank or his or her designee with all materials provided to members of South Sound Bank's loan (or similar) committee promptly following the meeting of such committee. As soon as reasonably available, but in no event more than five (5) business days after filing, South Sound Bank will deliver to Timberland or Timberland Bank all reports filed by it with any Regulatory Agency or other Governmental Entity subsequent to the date hereof including all South Sound Bank Call Reports and regulatory information filed with the FDIC and the DFI. South Sound Bank will also deliver to Timberland or Timberland Bank as soon as practicable all quarterly and annual financial statements of South Sound Bank prepared with respect to periods ending on or after December 31, 2017. As soon as practicable after the end of each month, South Sound Bank will deliver to Timberland or

Timberland Bank in electronic form (i) the monthly deposit and loan trial balances of South Sound Bank, (ii) the monthly analysis of South Sound Bank's investment portfolio, (iii) monthly balance sheet and income statement of South Sound Bank, and (iv) to the extent available, an update of all of the information set forth in Section 3.25(a) of the South Sound Bank Disclosure Schedule for the then current period.
(d)            During the period from the date hereof to the Effective Time, South Sound Bank shall provide Timberland or Timberland Bank with board or committee packages and minutes of meetings of the board of directors or committees thereof of South Sound Bank promptly following any board or committee meeting; provided however, that the board and committee packages and minutes provided to Timberland or Timberland Bank may exclude (i) any materials relating to the Merger or an Acquisition Proposal (as defined in Section 6.8(e)), (ii) any materials if the disclosure of such materials to Timberland or Timberland Bank would or could reasonably be expected to result in a violation of applicable law, regulation or orders, decrees or determinations of a Government Entity, or (iii) any materials that are otherwise reasonably deemed by the South Sound Bank Board of Directors to be confidential.
(e)            All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of October 31, 2017 (the "Confidentiality Agreement").
(f)            No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.
6.3            Shareholder Meeting. South Sound Bank shall, and shall cause its Board of Directors to, (i) take all action in accordance with the securities laws, the laws of the State of Washington, the South Sound Bank Articles and the South Sound Bank Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the "South Sound Bank Shareholder Meeting") for the purpose of seeking the South Sound Bank Shareholder Approval within ten (10) business days following the date the Form S-4 is declared effective under the Securities Act and (B) schedule the South Sound Bank Shareholder Meeting to take place on a date that is within forty (40) days after the notice date; (ii) subject to Section 6.8, use its commercially reasonable best efforts to (x) cause the South Sound Bank Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the South Sound Bank Shareholder Approval; and (iii) subject to Section 6.8, include in the Proxy Statement the recommendation that the South Sound Bank shareholders approve this Agreement and the Merger (the "South Sound Bank Board Recommendation"). Notwithstanding anything to the contrary contained in this Agreement, South Sound Bank shall not be required to hold the South Sound Bank Shareholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the South Sound Bank Shareholder Meeting.
6.4            Reservation of Common Stock; Nasdaq Listing.
(a)            Timberland agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of Timberland Common Stock to fulfill its obligations under this Agreement.
(b)              Timberland shall use its commercially reasonable best efforts to cause the shares of Timberland Common Stock to be issued to the holders of South Sound Bank Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.5            Employee Matters.
(a)            Following the Effective Time, Timberland Bank shall maintain or cause to be maintained employee benefit plans for the benefit of continuing employees of South Sound Bank ("Covered Employees") that provide employee benefits which are substantially comparable to the employee benefits that are made available on a uniform and non-discriminatory basis to similarly situated employees of Timberland Bank provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Timberland Bank: and (ii) until such time as Timberland Bank shall cause Covered Employees to participate in the benefit plans that are made available on a uniform and non-discriminatory basis to similarly situated employees of Timberland Bank, a Covered Employee's continued participation in employee benefit plans of South Sound Bank that are continued by Timberland Bank shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in employee benefits of Timberland Bank may commence at different times with respect to each applicable plan or program).
(b)            To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan of Timberland Bank, Timberland Bank shall cause such plan to (i) recognize years of prior service from the date of most recent hire of such Covered Employee with South Sound Bank, for purposes of eligibility, participation, and vesting but not for the purposes of benefit accruals, but only to the extent that such service was recognized immediately prior to the Effective Time under a comparable South Sound Bank Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service; (ii) with respect to an employee benefit plan of Timberland Bank that is a health, dental, vision plan or other similar plan in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Timberland Bank shall use its commercially reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such Timberland Bank plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the South Sound Bank Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (B) recognize any health, dental, vision or other similar expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan; and (iii) for purposes of vacation or paid time off ("PTO") benefits, service accrued with South Sound Bank from the most recent hire date with South Sound Bank shall be credited for determining a Covered Employee's eligibility and length of vacation or PTO under the Timberland Bank vacation or PTO plan, and any vacation or PTO taken prior to the Closing Date (or such later date when PTO plans or programs are integrated) shall be subtracted under the Timberland Bank plan from the Covered Employee's vacation or PTO entitlement for the calendar year in which the Closing Date occurs.
(c)        Prior to the Effective Time, South Sound Bank shall take, and cause its Subsidiaries to take, all actions necessary or appropriate to cause the South Sound Bank Employee Stock Ownership Plan and Trust (the "South Sound Bank ESOP") to be terminated immediately prior to the Effective Time.   Upon termination of the South Sound Bank ESOP, all affected participants shall become fully vested in their accounts under the South Sound Bank ESOP determined in accordance with the terms of the South Sound Bank ESOP and applicable law. Within sixty days after the date hereof, South Sound Bank shall make a determination letter submission to the IRS, in order to obtain a favorable determination letter from the IRS that the termination of the South Sound Bank ESOP does not adversely affect the tax-qualified status of the South Sound Bank ESOP under Section 401(a) of the Code (the "Final Determination Letter"). As soon as practicable after receipt of such Final Determination Letter, distribution of benefits under the South Sound Bank ESOP shall be made to the South Sound Bank ESOP participants in compliance with the terms of the South Sound Bank ESOP and the Final Determination Letter.

(d)            Prior to the Effective Time, South Sound Bank shall take all actions reasonably requested by Timberland or Timberland Bank that may be necessary or appropriate to (i) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any South Sound Bank Benefit Plan for such period as may be requested by Timberland or Timberland Bank, (ii) facilitate the merger of any South Sound Bank Benefit Plan into any employee benefit plan maintained by Timberland and/or Timberland Bank, and/or (iii) amend or terminate one or more South Sound Bank Benefit Plans (to the extent permitted by the terms thereof and Section 409A of the Code) immediately prior to the Effective Time. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(d) shall be subject to Timberland's or Timberland Bank's prior review and approval, which shall not be unreasonably withheld.
(e)            Timberland Bank agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, any full time Covered Employee who is terminated by Timberland Bank without cause during such one-year period and who is not otherwise subject to an employment agreement, change in control agreement, or severance agreement benefits will be provided with severance benefits as described in Section 6.5(e) of the Timberland Disclosure Schedule.

(f)            At the Effective Time, Timberland Bank shall assume and honor the employment agreements between South Sound Bank and each of Daniel D. Yerrington and Steven C. Hanson (each such employment agreement being evidenced by an amended employment agreement dated January 10, 2000, as amended by a first amendment to the amended employment agreement dated April 14, 2017), subject to the receipt by Timberland Bank prior to the Effective Time of a written release executed by the employees to the employment agreements fully releasing South Sound Bank and its successors in interest from any claims, demands or causes of action relating to any non-compliance of the employment agreements with Section 409A of the Code.

(g)            At the Effective Time, Timberland Bank shall assume and honor the obligations of South Sound Bank under the South Sound Bank Nonqualified Deferred Compensation Plan #1Adoption Agreement effective January 1, 2008 for the benefit of Daniel D. Yerrington and the South Sound Bank Nonqualified Deferred Compensation Plan #2 Adoption Agreement effective January 1, 2008 for the benefit Steven C. Hanson, subject to South Sound Bank taking all necessary action to freeze all benefits thereunder to the account balances of the above named participants as of the date hereof, which account balances are fully reflected as a liability on the most recent balance sheet included in the South Sound Bank Financial Statement.

(h)            Nothing in this Agreement shall confer upon any employee, officer, director or consultant of South Sound Bank any right to continue in the employ or service of the South Sound Bank or Timberland Bank as the Surviving Bank in the Merger, or shall interfere with or restrict in any way the rights of South Sound Bank or the Surviving Bank to discharge or terminate the services of any employee, officer, director or consultant of South Sound Bank or a Covered Employee at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to alter or limit the ability of the Surviving Bank to amend, modify or terminate any particular South Sound Bank Benefit Plan, or any employee benefit plan, program, or arrangement of Surviving Bank after the Effective Time.  Without limiting the generality of the final sentence of Section 9.9, nothing in this Section 6.5, express or implied, is intended to or shall confer upon any third party, including without limitation any current or former employee, officer, director or consultant of South Sound Bank, any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.5.

(i)            In the event that any disqualified individual of South Sound Bank receives any payments, benefits or acceleration of vesting (the "Total Payments") in connection with the Merger that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of the Code, then South Sound Bank will take all steps necessary to ensure that the Total Payments will be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.

6.6            Officers' and Directors' Tail Insurance.
(a)            South Sound Bank shall purchase, prior to the Effective Time, a prepaid "tail" policy providing single limit equivalent coverage to its current officers' and directors' liability insurance with respect to actions, omissions, events, matters and circumstances occurring prior to the Effective Time for a period of up to six (6) years following the Effective Time for a premium cost not to exceed 200% of the annual premium for its current insurance coverage.  If such prepaid "tail" policy has been obtained by South Sound Bank prior to the Effective Time, Timberland Bank shall cause such policy to be maintained in full force and effect for its full term, and shall cause all obligations thereunder to be honored by the Surviving Bank and no other party shall have any further obligation to purchase or pay for insurance hereunder.  The officers and directors of South Sound Bank may be required to make application and provide customary representations and warranties to South Sound Bank's insurance carrier for the purpose of obtaining such insurance.
(b)            For the duration of the tail policy period, Timberland Bank shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of South Sound Bank (each, a "South Sound Bank Indemnified Party") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Timberland Bank, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a "Claim"), in which a South Sound Bank Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of South Sound Bank if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the organizational documents of South Sound Bank, subject to any limitations imposed by law or Governmental Entities.
(c)            In connection with the indemnification provided pursuant to Section 6.6(b), Timberland Bank (i) will advance expenses, promptly after statements therefor are received, to each South Sound Bank Indemnified Party to the fullest extent permitted by law and Governmental Entities (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such South Sound Bank Indemnified Party or multiple South Sound Bank Indemnified Parties, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to Timberland Bank and (ii) will cooperate in the defense of any such matter.

(d)            This Section 6.6 shall survive the Effective Time, is intended to benefit each South Sound Bank Indemnified Party (each of whom shall be entitled to enforce this Section against Timberland ), and shall be binding on all successors and assigns of Timberland Bank.
(e)            In the event Timberland Bank or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons or entities, then, and in each such case, proper provision shall be made so that the successors and assigns of Timberland Bank assume the obligations set forth in this Section 6.6.
6.7            Exemption from Liability Under Section 16(b). Each of the Board of Directors of Timberland and South Sound Bank or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the receipt by South Sound Bank Insiders of Timberland Common Stock pursuant to the Merger is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. As used herein, the term "South Sound Bank Insiders" means those officers and directors of South Sound Bank who will become subject to the reporting requirements of Section 16(a) of the Exchange Act as insiders of Timberland in conjunction with the Merger.
6.8            No Solicitation.
(a)            South Sound Bank agrees that, except as expressly permitted by Section 6.8(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its officers, directors, and employees (the "South Sound Bank Individuals") not to, and will use its commercially reasonable best efforts to cause South Sound Bank's agents, advisors and controlled affiliates, accountants, legal counsel, and financial advisors (the "South Sound Bank Representatives") not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its business, properties or assets ("South Sound Bank Confidential Information") to, or have any discussions with, any person or entity relating to, any Acquisition Proposal. South Sound Bank will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons or entities other than Timberland and/or Timberland Bank with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.
(b)            Notwithstanding anything to the contrary in Section 6.8(a), at any time from the date of this Agreement and prior to obtaining the South Sound Bank Shareholder Approval, in the event South Sound Bank receives an unsolicited Acquisition Proposal and the Board of Directors of South Sound Bank determines in good faith that such Acquisition Proposal may constitute a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, South Sound Bank may, and may permit the South Sound Bank Individuals and the South Sound Bank Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to South Sound Bank than the Confidentiality Agreement (an "Acceptable Confidentiality Agreement"), (ii) furnish or cause to be furnished South Sound Bank Confidential Information to the person or entity making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement,  and (iii) negotiate and participate in such negotiations or discussions with the person or entity making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of South Sound Bank determines in good faith (following consultation with counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law.

(c)            The Board of Directors of South Sound Bank shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to Timberland or Timberland Bank, the South Sound Bank Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Timberland or Timberland Bank the South Sound Bank Board Recommendation (any such action, a "Change in Recommendation"). Notwithstanding the foregoing, the Board of Directors of South Sound Bank (including any committee thereof) may, at any time prior to obtaining the South Sound Bank Shareholder Approval, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Board of Directors of South Sound Bank determines in good faith (after consultation with South Sound Bank's outside legal counsel) constitutes a Superior Proposal; provided, however, that the Board of Directors of South Sound Bank may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal until it has given Timberland at least four (4) business days, following Timberland's initial receipt of written notice that the Board of Directors of South Sound Bank has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by Timberland, the Board of Directors of South Sound Bank determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.
(d)            South Sound Bank will promptly (and in any event within two (2) business days) advise Timberland in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person or entity making such Acquisition Proposal), and will keep Timberland apprised of any related developments, discussions and negotiations (including the terms and conditions, whether written or oral, of the Acquisition Proposal) on a current basis.
(e)            As used in this Agreement, the following terms have the meanings set forth below:
"Acquisition Proposal" means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving South Sound Bank or any proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, South Sound Bank, other than the Merger.
"Superior Proposal" means a written Acquisition Proposal that the Board of Directors of South Sound Bank concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (i) after receiving the advice of its financial advisors (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of "Superior Proposal," the references to "more than 20%" in the definition of Acquisition Proposal shall be deemed to be references to "a majority".
6.9            Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to South Sound Bank or Timberland, as the case may be or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein. Each of South Sound Bank, on the one hand, and Timberland and Timberland Bank, on the other hand, shall promptly inform the other in writing upon receiving notice of any (in the case of South Sound Bank) or any material (in the case of Timberland and Timberland Bank) claim, demand, cause of action or investigation by any Governmental Entity or third party against, or threatened against, it or any of its assets, properties, or any of its directors, officers or employees in their individual capacities as such.

6.10            Correction of Information. Each of the Parties shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Effect qualification, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party receiving such notice.
6.11            Integration. From and after the date hereof, South Sound Bank shall, and shall cause its directors, officers and employees to, make all commercially reasonable best efforts (without undue disruption to either business) to (i) cooperate in order to permit Timberland Bank to train South Sound Bank employees who are expected to continue employment with Timberland Bank, including excusing such employees from their duties for the purpose of training and orientation by Timberland Bank and (ii) cause South Sound Bank's data processing consultants and software providers to cooperate and assist South Sound Bank and Timberland Bank in connection with the planned electronic and systematic conversion of all applicable data of South Sound Bank to the Timberland Bank system to occur at or after the Effective Time, in each case without undue disruption to South Sound Bank's business, during normal business hours and at the expense of Timberland or Timberland Bank (not to include South Sound Bank's regular employee payroll).
6.12            Coordination; Integration. Subject to applicable law, during the period from the date hereof until the Effective Time, South Sound Bank shall cause its Chief Executive Officer and Chief Financial Officer to assist and confer with the officers of Timberland Bank, on a periodic basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of Timberland Bank, as the Surviving Bank.
6.13            Delivery of Agreements.  South Sound Bank shall cause the Voting Agreements to be executed by its directors and executive officers and the Non-Compete Agreements to be executed by its directors and delivered to Timberland and Timberland Bank prior to or simultaneously with the execution of this Agreement.
ARTICLE VII

 CONDITIONS PRECEDENT
7.1            Conditions to Each Party's Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of the Parties, at or prior to the Closing Date, of the following conditions:
(a)            Shareholder Approval. The South Sound Bank Shareholder Approval shall have been obtained.
(b)            Nasdaq Listing. The shares of Timberland Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.
(c)            Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
(d)            No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger shall be in effect.

(e)            Regulatory Approvals. All regulatory authorizations, consents, orders or approvals from Regulatory Agencies and other Governmental Entities required to consummate the Merger shall have been obtained without the imposition of any non-standard condition or requirement, which individually or in the aggregate, is reasonably deemed unduly burdensome by the Board of Directors of Timberland including any condition that would increase the minimum regulatory capital requirements of Timberland or Timberland Bank (an "Unduly Burdensome Condition") and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the "Requisite Regulatory Approvals").
7.2            Conditions to Obligations of Timberland and Timberland Bank. The obligation of Timberland and Timberland Bank to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by Timberland and Timberland Bank, at or prior to the Closing Date, of the following conditions:
(a)            Representations and Warranties. The representations and warranties of South Sound Bank set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that
(A)
the representations and warranties in Sections 3.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), Section 3.7 (Broker's Fees), Section 3.8(a) (Absence of Certain Changes or Events), and Section 3.24 (South Sound Bank Information) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date;

(B)
the representations and warranties in Section 3.3 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date; and

(C)
no other representation or warranty of South Sound Bank shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of South Sound Bank has had or would reasonably be expected to result in a Material Adverse Effect on South Sound Bank;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects" or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded.
(b)            Performance of Obligations of South Sound Bank. South Sound Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)            Votes Against the Merger.  Not more than ten percent (10%) of the issued and outstanding shares of South Sound Bank Common Stock shall have been voted against the Merger.

(d)            Third Party Consents.  South Sound Bank shall have obtained the written consent of the counterparties to the contracts set forth on Exhibit D, in form and substance reasonably satisfactory to

Timberland and Timberland Bank, to enable Timberland Bank to receive the full benefit under such contracts following the consummation of the Merger without the payment of any penalty or premium.

(e)            Opinion of Tax Counsel.  Timberland and Timberland Bank shall have received an opinion from Silver, Freedman, Taff & Tiernan LLP, special counsel to Timberland and Timberland Bank, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.  In rendering its opinion, Silver, Freedman, Taff & Tiernan LLP may require and rely upon representations contained in letters from each of the Parties.
(f)        Shareholders Equity.   The shareholders equity of South Sound Bank as of the last day of the month preceding the Closing Date, calculated in accordance with GAAP and after taking into account all costs and expenses in connection or associated with the Merger, the severance/change in control benefits under the employment agreements referenced in Section 6.5(e) and the termination fees under all data contracts (assuming termination occurred on such date), shall not be less than $23 million.

(g)              Deposit Liabilities.   The average aggregate demand and interest bearing checking accounts of South Sound Bank for the 60-day period prior to the Closing Date shall not be less than $90 million.

(h)            Certain Confirmations.  Timberland Bank shall have received the written employee releases, referenced in Section 6.5(f) and evidence of the freezing of nonqualified plan benefits as provided in Section 6.5(g).
(i)            Certificate.  Timberland and Timberland Bank shall have received a certificate signed on behalf of South Sound Bank by its Chief Executive Officer or Chief Financial Officer as to the satisfaction of the conditions set  forth in Sections 7.2(a),(b), (c), (f) and (g).
7.3            Conditions to Obligations of South Sound Bank. The obligation of South Sound Bank to effect the Merger is also subject to the satisfaction, or to the extent permitted by law, waiver by South Sound Bank, at or prior to the Closing Date, of the following conditions:
(a)            Representations and Warranties. The representations and warranties of Timberland and Timberland Bank set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that
(A)
the representations and warranties in Section 4.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), Section 4.7(a) (Absence of Certain Changes or Events) and Section 4.20 (Timberland Information) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except the representations in Section 4.2 that speak specifically as the date of this Agreement or another specified date shall be true or current as of such date;

(B)
the representations and warranties in Section 4.3 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date; and

(C)
no other representation or warranty of Timberland or Timberland Bank shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Timberland and Timberland Bank has had or would reasonably be expected to result in a Material Adverse Effect on Timberland;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects" or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and South Sound Bank shall have received a certificate signed on behalf of Timberland and Timberland Bank by the Chief Executive Officer or the Chief Financial Officer of each of Timberland and Timberland Bank to the foregoing effect.
(b)            Performance of Obligations of Timberland and Timberland Bank. Timberland and Timberland Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and South Sound Bank shall have received a certificate signed on behalf of Timberland and Timberland Bank by the Chief Executive Officer or the Chief Financial Officer of each of Timberland and Timberland Bank to such effect.
(c)            Opinion of Tax Counsel.  South Sound Bank shall have received an opinion from Keller Rohrback L.L.P. special counsel to South Sound Bank, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.  In rendering its opinion, Keller Rohrback L.L.P. may require and rely upon representations contained in letters from each of the Parties.
ARTICLE VIII

 TERMINATION AND AMENDMENT
8.1            Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the South Sound Bank Shareholder Approval, by action of the Board of Directors of a party, as follows:
(a)            by the written mutual consent of South Sound Bank, Timberland and Timberland Bank;
(b)            by any party, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform any covenant or agreement in this Agreement required to be performed prior to the Effective Time;
(c)            by any party, if the Merger shall not have been consummated on or before March 31, 2019, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;
(d)            by either South Sound Bank, on the one hand, or Timberland and Timberland Bank, on the other hand, (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of South Sound Bank, in the case of a termination by Timberland and Timberland Bank, or Timberland or Timberland Bank, in the case of a termination by South Sound Bank, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within twenty (20) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;
(e)            by Timberland and Timberland Bank if (i) the Board of Directors of South Sound Bank (or any committee thereof) shall have failed to make the South Sound Bank Board Recommendation or made a Change in Recommendation or (ii) South Sound Bank shall have materially breached any of the provisions set forth in Section 6.8 or (iii) South Sound Bank shall have refused to call or hold the South Sound Bank Shareholder Meeting (except as provided in the last sentence of Section 6.3);
(f)            by South Sound Bank prior to obtaining the South Sound Bank Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.8; provided, however, that South Sound Bank has (i) not materially breached the provisions of Section 6.8, and (ii) complied with its payment obligation under Section 8.4(a); or
(g)            by any party, if the provisions of Section 8.1(e) are not applicable and the shareholders of South Sound Bank fail to provide the South Sound Bank Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof.
8.2            Effect of Termination. In the event of termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of South Sound Bank, Timberland, Timberland Bank or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the Merger, except that (i) Sections 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10 and 9.11 shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating party shall not, except as provided in Section 8.4(c), be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.
8.3            Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by South Sound Bank, and all filing and other fees in connection with any filing with the SEC and Regulatory Agencies, which shall be borne by Timberland or Timberland Bank, all fees and expenses incurred in connection with the Merger and this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
8.4            Termination Fee.
(a)            If this Agreement is terminated pursuant to Section 8.1(e) or (f), then (i) in the case of termination under Section 8.1(e), South Sound Bank shall immediately following such termination pay Timberland an amount equal to $1,035,000 (the "South Sound Bank Termination Fee"), and (ii) in the case of termination under Section 8.1(f), South Sound Bank shall, simultaneously with such termination and as a condition thereof, pay Timberland the South Sound Bank Termination Fee, in each case in same-day funds.
(b)            If this Agreement is terminated by a party under Section 8.1(g), and prior thereto there has been publicly announced an Acquisition Proposal, then if within one year of such termination South Sound Bank either (A) enters into a definitive agreement with respect to an Acquisition Proposal or (B) consummates an Acquisition Proposal, South Sound Bank shall immediately pay Timberland the

South Sound Bank Termination Fee set forth in Section 8.4(a) in same-day funds. For purposes of clauses (A) and (B) above, the reference to 20% in the definition of Acquisition Proposal shall be 50%.
(c)              The payment of the South Sound Bank Termination Fee shall fully discharge South Sound Bank from any and all liability under this Agreement and related to the Merger, and Timberland and Timberland Bank shall not be entitled to any other relief or remedy against South Sound Bank. If the South Sound Bank Termination Fee is not payable, Timberland and Timberland Bank may pursue any and all remedies available to them against South Sound Bank on account of a willful and material breach by South Sound Bank of any of the provisions of this Agreement. Moreover, if the South Sound Bank Termination Fee is payable pursuant to Section 8.1(e)(ii) or (iii), Timberland and Timberland Bank shall have the right to pursue any and all remedies available to it against South Sound Bank on account of the willful and material breach by South Sound Bank of Section 6.8 in lieu of Timberland accepting the South Sound Bank Termination Fee under Section 8.4(a).
(d)              If this Agreement is terminated by South Sound Bank pursuant to Section 8.1(d) due to a willful and material breach of the provisions of this Agreement by Timberland or Timberland Bank, Timberland or Timberland Bank shall pay $400,000 to South Sound Bank (the "Timberland Termination Fee"), immediately following such termination. The payment of the Timberland Termination Fee shall fully discharge Timberland and Timberland Bank from any and all liability under this Agreement and related to the Merger, and South Sound Bank shall not be entitled to any other relief or remedy against Timberland or Timberland Bank.
8.5            Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of South Sound Bank; provided, however, that after approval of the Merger by the shareholders of South Sound Bank, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval by the shareholders of South Sound Bank under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
8.6            Extension; Waiver. At any time prior to the Effective Time, any party, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement of any other party or (c) waive compliance with any of the agreements or conditions contained in this Agreement of any other party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX

 GENERAL PROVISIONS
9.1            Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place on a date no later than the last day of the month (but no earlier than five (5) business days) after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the "Closing Date").

9.2            Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.
9.3            Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)            if to Timberland or Timberland Bank, to:
Timberland Bancorp, Inc.
 624 Simpson Avenue
Hoquiam, Washington 98550
Attention:  Michael R. Sand, President and Chief Executive Officer
 Facsimile: (360) 532-9460

with a copy to:
Breyer & Associates PC
8180 Greensboro Drive
Suite 785
McLean, Virginia 22102
Attention: John F. Breyer, Jr.
Facsimile:  (703) 883-2511

(b)            if to South Sound Bank, to:
South Sound Bank
2850 Harrison Avenue NW
Olympia, Washington 98502
Attention:  Daniel D. Yerrington, President and Chief Executive Officer
Facsimile: (360) 705-2244
with a copy to:
Keller Rohrback L.L.P.
1201 Third Avenue
Suite 3200
Seattle, Washington 98101-3052
Attention: Glen P. Garrison
Facsimile:  (206) 623-3384

9.4            Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.
9.5            Counterparts. This Agreement may be executed in multiple counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other party or parties, it being understood that each party need not sign the same counterpart.
9.6            Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.
9.7            Governing Law, Jurisdiction, Venue and Construction. This Agreement shall be governed and construed in accordance with the laws of the State of Washington and applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction.  The Parties hereto agree that any suit, action or proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Merger shall be brought in any federal or state court located in the State of Washington.  Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the Merger and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. This Agreement has been negotiated and prepared by the Parties and their respective counsel.  This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor or against any party.
9.8            Publicity. None of the Parties shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the Merger or this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of each other party hereto; provided, however, that any party may, without the prior consent of any other party (but after prior consultation with each other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.
9.9            Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of each other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each indemnified person referenced therein, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement)

is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement.
9.10            Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.
9.11            Disclosure Schedule. Before entry into this Agreement, each of Timberland and Timberland Bank, on the one hand, and South Sound Bank, on the other hand, delivered to the other a schedule (each a "Disclosure Schedule") that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties of the disclosing party contained in Article III or Article IV, as applicable, and, in the case of South Sound Bank, to one or more of its covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance. For purposes of this Agreement, "Previously Disclosed" means information set forth by a party in the applicable paragraph of its Disclosure Schedule, or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).
9.12            Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Timberland, Timberland Bank and South Sound Bank have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
TIMBERLAND BANCORP, INC.

By:    /s/Michael R. Sand
         Name:          Michael R. Sand
         Title:            President and Chief Executive Officer

TIMBERLAND BANK

By:    /s/Michael R. Sand
         Name:          Michael R. Sand
         Title:            President and Chief Executive Officer

SOUTH SOUND BANK

By:    /s/ Daniel D. Yerrington
         Name:          Daniel D. Yerrington
         Title:            President and Chief Executive Officer

EXHIBIT A

Voting Agreement

_______ ___, 2018

Timberland Bancorp, Inc. and
Timberland Bank
624 Simpson Avenue
Hoquiam, Washington 98550

Attention:  Michael R. Sand, President

Dear Ladies and Gentlemen:

The undersigned (the "Shareholder") owns shares, either of record or beneficially, of the common stock of South Sound Bank.  The Shareholder understands that Timberland Bancorp, Inc. ( "Timberland"), Timberland Bank and South Sound Bank are simultaneously herewith entering into an Agreement and Plan of Merger (the "Merger Agreement") providing for, among other things, the merger of South Sound Bank with and into Timberland Bank (the "Merger").  In connection with the Merger, the outstanding shares of common stock of South Sound Bank  will be exchanged for Timberland common stock and cash.

The Shareholder is entering into this Voting Agreement to induce Timberland and Timberland Bank to simultaneously enter into the Merger Agreement and to consummate the Merger.

The Shareholder confirms his or her agreement with Timberland and Timberland Bank as follows:

       1.  The Shareholder represents and warrants that the Shareholder is the sole or joint record or beneficial owner of that number of shares of common stock of South Sound Bank which is set forth opposite the Shareholder's signature on this Voting Agreement (the "Shares"). The Shares include shares of South Sound Bank common stock held jointly by the Shareholder with one or more family members, held in a grantor trust in which the Shareholder is the grantor and current income beneficiary or held by the Shareholder as a  fiduciary for one or more family members, but specifically excludes shares of South Sound Bank common stock held by the Shareholder in a fiduciary capacity for a non-family member.

       2.     The Shareholder agrees that he or she will not sell or otherwise transfer or dispose of any of the Shares, other than pursuant to (i) a transfer where the transferee has agreed in writing to abide by the terms of this Voting Agreement in a form reasonably satisfactory to

Timberland and Timberland Bank, (ii) a transfer by will or operation of law, or (iii) a transfer made with the prior written consent of Timberland and Timberland Bank.

       3.     Except as provided in Section 2 of this Voting Agreement, the Shareholder agrees to vote (or cause to be voted) 38% of South Sound Bank's issued and outstanding shares, less shares subject to other Voting Agreements:

(a)
in favor of the approval of the Merger Agreement and Merger and any action required in furtherance thereof at any meeting of shareholders of South Sound Bank called to consider and vote on the Merger Agreement; and

(b)
against any proposal made in opposition to or in competition with the consummation of the Merger, including, without limitation, any Acquisition Proposal (as defined in the Merger Agreement) at any meeting of shareholders called to consider and vote on the Merger Agreement.

       4.     The Shareholder represents and warrants to Timberland and Timberland Bank that (a) the Shareholder has full legal capacity, power and authority to enter into and perform this Voting Agreement, and (b) this Voting Agreement is the legal, valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

       5.     This Voting Agreement shall automatically terminate upon the first to occur of (a) termination of the Merger Agreement in accordance with its terms; (b) the approval of the transactions contemplated by the Merger Agreement by South Sound Bank's shareholders; or (c) mutual agreement in writing of the parties hereto providing for the termination hereof.

       6.     The Shareholder agrees that he or she will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, at law or in equity, in any court or before any governmental entity, that challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or the Merger Agreement.

7.        Shareholder agrees not to exercise any dissenters' rights or rights of appraisal that Shareholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger.
       8.       Wherever in this Agreement there is a reference to a number of shares of stock, then, upon the occurrence of any recapitalization, subdivision, combination or stock dividend of such class of stock, the number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class of stock by such recapitalization, subdivision, combination or stock dividend.

    9.     This Voting Agreement may be amended, modified or supplemented at any time by mutual agreement in writing of the parties hereto.

Appendix A, Exhibit A, Page 2

       10.      This Voting Agreement evidences the entire agreement between the parties hereto with respect to the matters provided for herein, and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein.

       11.      The parties agree that, if any provision of this Voting Agreement shall under any circumstances be deemed invalid or inoperative, this Voting Agreement shall be construed with the invalid or inoperative provisions deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

       12.       This Voting Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

       13.       The validity, construction, enforcement and effect of this Voting Agreement shall be governed by the laws of the State of Washington.

       14.       This Voting Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and upon their respective executors, personal representatives, administrators, heirs, legatees, guardians, other legal representatives and successors.  This Voting Agreement shall survive the death or incapacity of the Shareholder.

       15.        Nothing in this Voting Agreement shall be construed to give Timberland or Timberland Bank any rights to exercise or direct the exercise of voting power as owner of the Shares or to vest in Timberland or Timberland Bank any direct or indirect ownership or incidents of ownership of or with respect to any of the Shares.  All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, notwithstanding the provisions of this Voting Agreement, and Timberland and Timberland Bank shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of South Sound Bank  or to exercise any power or authority to direct the Shareholder in voting any of the Shares, except as otherwise expressly provided herein.

       16.       The Shareholder agrees that, in the event of his or her breach of any of the terms of this Voting Agreement, Timberland and Timberland Bank shall be entitled to such remedies and relief against the Shareholder as are available at law or in equity.  The Shareholder acknowledges that there is not an adequate remedy at law to compensate Timberland and Timberland Bank for a violation of this Voting Agreement, and irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief.  The Shareholder agrees to the granting of injunctive relief, without the posting of any bond, and further agrees that if any bond shall be required, such bond shall be in a nominal amount.

       17.       No provision of this Agreement shall preclude or in any way limit the Shareholder from exercising his or her fiduciary duties as a member of the Board of Directors or an officer of South Sound Bank.

Appendix A, Exhibit A, Page 3

        18.      The Shareholder hereby authorizes South Sound Bank, Timberland and Timberland Bank to publish and disclose in any announcement or disclosure required by the Securities and Exchange Commission and in the Proxy Statement (as defined in the Merger Agreement) for the meeting of shareholders of South Sound Bank called to consider and vote on the Merger Agreement the Shareholder's identity and ownership of the Shares and the nature of the Shareholder's obligations under this Voting Agreement.

Please confirm that the foregoing correctly states the understanding between the Shareholder,Timberland and Timberland Bank by signing and returning to the Shareholder a counterpart hereof.

[Signature Page Follows.]

Appendix A, Exhibit A, Page 4

 Signature of Shareholder:

Number of Shares:

___________________________________
Very truly yours,

___________________________________
(Signature)

___________________________________
(Print Name of Shareholder)

___________________________________
(Print Name of Trust, if applicable)

Accepted and Agreed to as of this
_____ day of [•], 2018:
TIMBERLAND BANCORP, INC.
By:           ______________________________
Authorized Officer

TIMBERLAND BANK
By:           ______________________________
Authorized Officer

Appendix A, Exhibit A, Page 5

Addendum to Voting Agreement
(for execution where Shareholder
 signs in fiduciary capacity)
This Addendum to Voting Agreement is attached to and made a part of that certain Voting Agreement dated [•], 2018 (the "Voting Agreement") between ____________________, as Trustee of the ____________________ Trust dated ____________________ (the "Trust"), Timberland Bancorp, Inc. and Timberland Bank.   The undersigned grantor (the "Grantor") of the Trust hereby represents and warrants to, and agrees with, Timberland Bancorp, Inc., Timberland Bank and the Shareholder as follows:
    (1) Capitalized terms used, but not otherwise defined, in this Addendum shall have the respective meanings specified in the Voting Agreement.
    (2) The Shareholder, as Trustee of the Trust, is the record owner of the Shares.
    (3) The Grantor is the grantor and sole current income beneficiary of the Trust, with full power and authority to revoke the Trust.
    (4) The Grantor ratifies, confirms and approves in all respects the execution and delivery of the Voting Agreement by the Shareholder, as Trustee of the Trust, irrespective of any conflict of interest that the Shareholder may have concerning the Voting Agreement, any such conflict of interest being hereby waived by the Grantor.
Signature of Grantor:

________________________________
(Signature)

________________________________
(Print Name)

Date Signed: ______________________

Appendix A, Exhibit A, Page 6

EXHIBIT B

RESIGNATION, NON-COMPETE AND CONFIDENTIALITY AGREEMENT

This Resignation, Non-Compete and Confidentiality Agreement (this "Agreement") is entered into this ___ day of [•], 2018 (but shall be effective at the Effective Time (as hereinafter defined)) by and between Timberland Bancorp, Inc. ("Timberland"), Timberland Bank and __________ (the "Director").

WHEREAS, the Director is a member of the board of directors of South Sound Bank;

WHEREAS, the Director is the owner of shares of the common stock of South Sound Bank;

WHEREAS, South Sound Bank is simultaneously herewith entering into an Agreement and Plan of Merger (the "Merger Agreement") with Timberland and Timberland Bank, providing for, among other things, the merger of South Sound Bank with and into Timberland Bank (the "Merger");

WHEREAS, the Director is entering into this Agreement to induce Timberland and Timberland Bank to simultaneously enter into the Merger Agreement and to consummate the Merger; and

WHEREAS, the Director will derive significant pecuniary benefit from the consummation of the Merger by virtue of the Director being the owner of shares of common stock of South Sound Bank.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, Timberland, Timberland Bank and the Director hereby agree as follows:

1.           The Director does hereby resign as a member of the board of directors of South Sound Bank at the effective time of the consummation of the Merger (the "Effective Time").

2.          (a)          Timberland, Timberland Bank and the Director acknowledge and agree that: (i) various business connections, clientele and customers of South Sound Bank have been established by South Sound Bank and will be maintained at a great expense to Timberland and Timberland Bank; (ii) by virtue of the Director's service as a member of the board of directors of  South Sound Bank, the Director has become familiar with the identity and the business needs of the customers and clientele of South Sound Bank; and (iii) Timberland and Timberland Bank will sustain great loss and damage if the Director violates the covenants and agreements hereinafter set forth, for which loss and damage Timberland and Timberland Bank do not have an adequate remedy at law.

         (b)          Based on the foregoing, the Director hereby expressly covenants and agrees, which covenants and agreements are the essence of this Agreement, that for a period of eighteen (18) months from the Effective Time (the "Restricted Period"), the Director shall not, unless acting with the prior written consent of Timberland and Timberland Bank, whether for the Director's own benefit or for the benefit of any other person, firm, corporation or other business organization (i) refer any customers, including but not limited to loan, deposit and asset management customers, of South Sound Bank to any financial institution other than  Timberland Bank; (ii) solicit the business or patronage of any customer of South Sound Bank for any other person or entity for the purpose of providing services on behalf of any person or entity other than Timberland Bank; (iii) solicit or induce any customer to terminate or reduce any aspects of its relationship with Timberland or Timberland Bank; (iv) participate as an officer, director, employee or consultant, or invest in any financial institution (other than the purchase of shares of a financial institution which shares do not represent more than 5% of the financial institution's outstanding capital stock), or (v) directly or indirectly, solicit or offer employment to any officer or employee of Timberland, Timberland Bank or any of their subsidiaries, or take any action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of, or person or entity (including but not limited to customers and vendors) doing business with, Timberland, Timberland Bank or any of their subsidiaries to terminate his, her or its employment or business relationship with Timberland, Timberland Bank or any of their subsidiaries.  For purposes of this section "financial institution" includes any business engaged in the business of banking or that of owning or managing or controlling a bank or banks (which term shall include, but is not limited to, commercial banks, mortgage companies, savings and loan associations, credit unions and savings banks, or a holding company thereof).

           (c)         The Director acknowledges and agrees that during the Restricted Period, he or she will not make any remarks or statements, whether orally or in writing, about Timberland, Timberland Bank or any of their subsidiaries, any of their respective products or services, or any of their respective directors, officers, employees, agents or representatives that are derogatory.  The restrictions in this subparagraph, however, do not prohibit the Director from taking any action relating to the enforcement of his or her rights under the Merger Agreement and the related documents.

3.         The Director hereby further covenants and agrees that at all times after the Effective Time, he or she shall not use for his or her personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person or entity other than Timberland Bank, any confidential information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by South Sound Bank or any names and addresses of customers or any data on or relating to past, present or prospective customers or any other information relating to or dealing with the business operations or activities of South Sound Bank (including that which gives South Sound Bank an opportunity to obtain an advantage over competitors who do not know or use it), made known to the Director or learned or acquired by the Director while an employee or director of South Sound Bank; provided, however, that the foregoing restrictions shall not apply to (a) any such information which is or comes into the public domain other than through the fault or negligence of the Director, (b) to any disclosure ordered by a court of competent  jurisdiction or as otherwise required by law, (c) any disclosure in connection with any legal proceedings relating to the enforcement of any rights of the Director

Appendix A, Exhibit B, Page 2

under the Merger Agreement and the related documents or (d) any confidential disclosure to legal and tax advisors of the Director for any proper purposes, including, without limitation, preparation of tax returns, and obtaining tax, estate planning and financial advice for the Director and his family.

4.         If the Restricted Period should be adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to reduce the period of time by such number of months as is required so that such restriction may be enforced for such time as is adjudged to be reasonable.  Similarly, if any other portion of paragraph 2 or 3 above is adjudged to be unreasonable by any court of competent jurisdiction, then the court making such judgment shall have the power to, and shall, reduce such scope or restriction so that it shall extend to the maximum extent permissible under the law and no further.

5.           The Director acknowledges that the restraints imposed under paragraphs 2 and 3 of this Agreement are fair and reasonable under the circumstances and that if the Director should commit a breach of any of the provisions of paragraph 2 or 3 of this Agreement Timberland's and Timberland Bank's remedies at law would be inadequate to compensate them for their damages.  The parties agree that in the event of any breach by the Director of any of the provisions of paragraph 2 or 3 of this Agreement, Timberland and Timberland Bank shall be entitled to (a) injunctive relief and (b) such other relief as is available at law or in equity.  In the event of any legal action between the parties under this Agreement, the prevailing party in such action shall be entitled to recover reasonable fees and disbursements of his, her or its counsel (plus any court costs) incurred by such prevailing party in connection with such legal action from the other party.  Moreover, if the Director has violated any of the provisions of paragraph 2, Timberland's and Timberland Bank's right to injunctive relief shall include, without limitation, the imposition of an additional period of time during which the Director will be required to comply with the violated provisions thereof, which period of time shall not be less than the period of time the Director was in violation of said provisions of paragraph 2.  If Timberland or Timberland Bank is required in any injunction proceeding to post a bond, the parties agree that it shall be in a nominal amount.

6.           This Agreement shall be governed by the laws of the State of Washington.

7.           This Agreement represents the entire agreement between Timberland, Timberland Bank and the Director concerning its subject matter and may not be modified except by a written agreement signed by the parties.

8.           This Agreement may be executed in counterparts, each of which shall be deemed an original.

9.           This Agreement shall become effective at the Effective Time and shall terminate and be null and void upon any termination of the Merger Agreement in accordance with its terms.

Appendix A, Exhibit B, Page 3

10.           This Agreement shall be binding upon and inure to the benefit of the parties and Timberland's and Timberland Bank's successors in interest.

Timberland Bancorp, Inc.

___________________________________
By: Michael R. Sand
Timberland Bank

___________________________________
By: Michael R. Sand
Its: President and Chief Executive Officer Director __________________________________
[Name]

Appendix A, Exhibit B, Page 4

APPENDIX B

Two Union Square, 601 Union Street, Suite 5050
Seattle, Washington 98101
206.623.6691

                                                                                                                                   MAY 22, 2018

Board of Directors
South Sound Bank
2850 Harrison Avenue N.W.
Olympia, WA 98502

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be paid by Timberland Bancorp, Inc. to the shareholders of South Sound Bank pursuant to the terms of the Agreement and Plan of Merger (the "Agreement"), dated May 22 , 2018, among Timberland Bancorp, Inc. and its bank subsidiary, Timberland Bank (collectively, "TSBK") and South Sound Bank ("SSB"), whereby SSB will be merged with and into Timberland Bank.
In connection with the proposed merger transaction (the "Merger"), the Agreement provides that each outstanding share of SSB common stock will be converted into the right to receive (a) cash in the amount of $5.69 and (b) 0.7460 share of TSBK common stock (collectively, the "Consideration"). The terms and conditions of the Merger are more fully described in the Agreement, and this summary is qualified in its entirety by reference thereto.

With particular regard to our qualifications for rendering an opinion as to the fairness, from a financial point of view, of the Consideration to be paid by TSBK to the shareholders of SSB pursuant to the Agreement, Wedbush Securities Inc. ("WSI) and its investment banking department's professionals have advised numerous Northwest community banks and thrifts regarding fairness of merger and capital transactions in the past ten years.

SSB has agreed to pay a fee for our financial advisory services and for rendering this opinion letter and the accompanying report, which fee is not contingent on the conclusions reached.   WSI will also receive a completion fee for the successful completion of the Merger.

Board of Directors
South Sound Bank
May 22, 2018

In connection with rendering this opinion, we have, among other things: (i) reviewed the letter of intent dated October 30, 2017, and the Agreement dated May 22 , 2018; (ii) reviewed SSB's audited financial statements for the twelve months ended December 31, 2017; (iii) reviewed SSB's audited financial statements for the twelve months ended December 31, 2016 and December 31, 2015; (iv) reviewed certain internal financial analyses and certain other forecasts prepared by and reviewed with the management of SSB; (v) conducted interviews with senior management of SSB regarding the past and current business operations, results thereof, and financial condition; (vi) reviewed the current economic and market environment generally and the financial services industry environment in particular; (vii) reviewed the prices paid in recent comparable mergers and acquisitions; and (viii) reviewed such other information, studies and analyses, performed such other investigations and took into account such other matters as we deemed appropriate.

In conducting our review and arriving at our opinion, we have assumed and relied on the accuracy and completeness of all financial information publicly available and supplied or otherwise made available to us by SSB management. We have not independently verified such information nor have we undertaken an independent appraisal of the assets or liabilities of SSB. We did not make an independent evaluation of the adequacy of the allowances for loan losses of SSB or TSBK, and we did not review any individual credit files related to SSB or TSBK.  We are not experts in the verification of the adequacy of allowances for loan losses, and we assumed that the respective allowances for loan losses for SSB and TSBK are adequate to cover any such losses and complied fully with applicable accounting rules and sound business practices. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the senior management of SSB as of the date of this letter.

This opinion is necessarily based upon economic, market and other conditions as they exist and should be evaluated as of the date of this letter.  In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Agreement, no restrictions, limitations or conditions will be imposed that would have a material adverse effect on the expected benefits of the Agreement to SSB and SSB's shareholders or the ability to consummate the Merger.  Please note that we do not opine regarding the value of the Merger relative to other strategic alternatives.

This opinion is being furnished for the use and benefit of the Board of Directors of SSB in connection with its consideration of the Agreement and is not intended to be, nor constitutes, a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger.  We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger to be consummated.  No limitations were imposed on us regarding the scope of our investigation or otherwise by TSBK or SSB. We express no opinion about the fairness of the amount or nature of the compensation to any of SSB's officers, directors or

Board of Directors
South Sound Bank
May 22, 2018

employees, or class of such persons, relative to the compensation to the shareholders of SSB.

In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by SSB shareholders pursuant to the Agreement is fair, from a financial point of view.

WSI's Fairness Opinion Committee met and approved the fairness opinion report.

We hereby consent to the reference to our firm in the proxy statement or prospectus related to the Merger, and the registration statement to be filed with the Securities and Exchange
 Commission to register the issuance of the stock portion of the Consideration and to the inclusion of our opinion as an exhibit to such proxy statement or prospectus and registration statement.

Very truly yours,

WEDBUSH SECURITIES INC.

APPENDIX C

RCW 30A.49.090
Rights of dissenting shareholder—Appraisal—Amount due as debt.
The owner of shares of a state bank which were voted against a merger to result in a state bank, or against the conversion of a state bank into a national bank, shall be entitled to receive their value in cash, if and when the merger or conversion becomes effective, upon written demand made to the resulting state or national bank at any time within thirty days after the effective date of the merger or conversion, accompanied by the surrender of the stock certificates. The value of such shares shall be determined, as of the date of the shareholders' meeting approving the merger or conversion, by three appraisers, one to be selected by the owners of two-thirds of the dissenting shares, one by the board of directors of the resulting state or national bank, and the third by the two so chosen. The valuation agreed upon by any two appraisers shall govern. If the appraisal is not completed within ninety days after the merger or conversion becomes effective, the director shall cause an appraisal to be made.
The dissenting shareholders shall bear, on a pro rata basis based on the number of dissenting shares owned, the cost of their appraisal and one-half of the cost of a third appraisal, and the resulting bank shall bear the cost of its appraisal and one-half of the cost of the third appraisal. If the director causes an appraisal to be made, the cost of that appraisal shall be borne equally by the dissenting shareholders and the resulting bank, with the dissenting shareholders sharing their half of the cost on a pro rata basis based on the number of dissenting shares owned.
The resulting state or national bank may fix an amount which it considers to be not more than the fair market value of the shares of a merging or the converting bank at the time of the stockholders' meeting approving the merger or conversion, which it will pay dissenting shareholders of the bank entitled to payment in cash. The amount due under such accepted offer or under the appraisal shall constitute a debt of the resulting state or national bank.

C-1

PART II
 INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
Section 23B.08.320 of the WBCA provides that the personal liability of directors and officers to a corporation imposed by Section 23B.08.310 of the WBCA may be eliminated by the articles of incorporation of the corporation, except in the case of acts or omissions involving certain types of conduct. Article XIII of the Registrant's Articles of Incorporation provides that directors of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for conduct as a director to the fullest extent permitted by the WBCA. Thus, a director or officer of the Registrant is not personally liable to the Registrant or its shareholders for monetary damages for conduct as a director or officer, except for liability (1) for acts or omissions finally adjudged to be intentional misconduct or a knowing violation of law, (2) for conduct finally adjudged to be in violation of Section 23B.08.310 of the WBCA, or (3) for any transaction for which it was finally adjudged that the director or officer personally received a benefit in money, property or services to which such person was not legally entitled. If Washington law is amended to authorize corporate action that further eliminates or limits the liability of directors or officers, then the liability of the Registrant's directors and officers will be eliminated or limited to the fullest extent permitted by Washington law, as so amended.
Section 23B.08.560 of the WBCA provides that if authorized by (1) the articles of incorporation, (2) a bylaw adopted or ratified by the shareholders, or (3) a resolution adopted or ratified, before or after the event, by the shareholders, a corporation will have the power to indemnify directors made party to a proceeding, or to obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations on indemnification contained in Sections 23B.08.510 through 23B.08.550 of the WBCA, provided that no such indemnity may indemnify any director (a) for acts or omissions that involve intentional misconduct or a knowing violation of law, (b) for conduct violating Section 23B.08.310 of the WBCA, or (c) for any transaction from which the indemnitee will personally receive a benefit in money, property or services to which such person is not legally entitled. In Article VI of its Bylaws and Article XIV of its Articles of Incorporation, the Registrant has elected, subject to certain exceptions, to indemnify and hold harmless directors and officers of the Registrant who, while serving as directors or officers of the Registrant, were serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent of another foreign or domestic enterprise against liabilities incurred because of such service, to the extent permitted by law. Such indemnification does not include indemnification for (1) for acts or omissions finally adjudged to be intentional misconduct or a knowing violation of law; (2) for conduct finally adjudged to be in violation of Section 23B.08.310 of the WBCA; (3) for any transaction for which it was finally adjudged that the director or officer personally received a benefit in money, property or services to which such person was not legally entitled, or (4) if the Registrant is otherwise prohibited by applicable law.
Also, pursuant to Article XIV of the Registrant's articles of incorporation, the Registrant will, to the extent permitted by applicable law, pay reasonable expenses incurred by a director or officer in defending any matter of the type described above for which indemnification is available in advance of the matter's final disposition, so long as (i) the indemnified person undertakes to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such indemnified person is not entitled to be indemnified under Article XIV of the Registrant's articles of incorporation, and (ii) the indemnified person provides to the Registrant a written affirmation of the indemnified person's good faith belief that they have met the standard of conduct described in RCW 23B.08.510. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the provisions described above, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21. Exhibits.
    (a)      Exhibits. See Exhibit Index.

(b) Financial Statement Schedules. Not applicable.
(c) Reports, Opinions or Appraisals. Not applicable.

Item 22. Undertakings.
The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4 Registration Statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.
(9) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hoquiam, State of Washington, on August 14, 2018.

TIMBERLAND BANCORP, INC.

By	/s/ Michael R. Sand
Name: Michael R. Sand Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/Michael R. Sand Michael R. Sand	President, Chief Executive Officer and Director (Principal Executive Officer)	August 14 , 2018
/s/Dean J. Brydon Dean J. Brydon	Chief Financial Officer (Principal Financial Officer)	August 14 , 2018
/s/Jon C. Parker * Jon C. Parker	Chairman of the Board	August 14 , 2018
/s/Andrea M. Clinton * Andrea M. Clinton	Director	August 14 , 2018

/s/James A. Davis * James A. Davis	Director	August 14 , 2018
/s/ Larry D. Goldberg * Larry D. Goldberg	Director	August 14 , 2018
/s/Kathy D. Leodler * Kathy D. Leodler	Director	August 14 , 2018
/s/David A. Smith * David A. Smith	Director	August 14 , 2018
_______________________________________________ Michael J. Stoney	Director	______ __, 2018

*   Pursuant to a power of attorney contained in the signature page to the Registration Statement on form S-4 filed on July 27, 2018.
/s/Michael R. Sand
Michael R. Sand

/s/Dean J. Brydon
Dean J. Brydon

EXHIBIT INDEX
Exhibit No.	Description and Method of Filing
2.1
Agreement and Plan of Merger, dated as of  May 22, 2018, by and between Timberland Bancorp, Inc. ("Timberland"), Timberland Bank and South Sound Bank (included as Appendix A to the proxy statement/prospectus in Part I of this Registration Statement).+

3.1	Articles of Incorporation of Timberland (incorporated herein by reference to Exhibit 3.1 included in the Registrant's Registration Statement on Form S-1 (333-35817) filed September 17, 1997).*
3.2	Bylaws of Timberland, as amended (incorporated herein by reference to Exhibit 3.2 included in the Current Report on Form 8-K filed June 1, 2017).*
4.1	Certificate of Timberland's common stock. (incorporated herein by reference to Exhibit 4. 1 included in the Registrant's Registration Statement on Form S-1 (333-35817) filed September 17, 1997).*
5.1	Opinion of Breyer & Associates PC regarding the legality of the shares of common stock being registered. *
8.1	Opinion of Silver, Freedman, Taff & Tiernan LLP as to U.S. federal income tax matters. *
8.2	Opinion of Keller Rohrback L.L.P. as to U.S. federal income tax matters. *
21.1	Reference is made to Timberland's Annual Report on Form 10-K filed with the Commission on December 8, 2017, and incorporated herein by this reference.
23.1	Consent of Delap LLP, as Timberland's independent registered public accounting firm.
23.2	Consent of Breyer & Associates PC (included in Exhibits 5.1 and 8.1). *
23.3	Consent of Silver, Freedman, Taff & Tiernan LLP (included in Exhibit 8.1). *
23.4	Consent of Keller Rohrback L.L.P. (included in Exhibit 8.2). *
24.1	Power of Attorney *
99.1	Preliminary Form of Proxy of South Sound.
99.2	Consent of Wedbush Securities Inc. (included as Appendix B to the proxy statement/prospectus in Part I of this Registration Statement).
99.3	Consent of Daniel D. Yerrington

+ The disclosure schedules and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Timberland agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.
* Previously filed.